UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TheStreet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:
As of June 20, 2019, 5,336,639 shares of common stock were issued and outstanding (excluding 1,070,634 shares of common stock held by the Registrant in treasury).
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on 5,336,639 shares of common stock (excluding 1,070,634 shares held by the Registrant in treasury) multiplied by an assumed per share aggregate consideration amount of $3.86183364 per share, which consists of (i) $3.09183364 in upfront per share cash consideration and (ii) one contingent value right that the Registrant estimates could result in additional cash payments of up to $0.77 per share.

	(4)	Proposed maximum aggregate value of transaction:
$20,609,212.01
	(5)	Total fee paid:
$2,497.84

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, NY 10005

[●], 2019

Dear Fellow Stockholder,

We are pleased to invite you to attend a Special Meeting (the “Special Meeting”) of Stockholders of TheStreet, Inc. (“TheStreet”). The Special Meeting will be held at [●], Eastern Daylight Time, on [●], 2019, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019. More detailed information about the Special Meeting and the events leading up this meeting are included in the accompanying proxy statement, which we encourage you to read carefully.

As we previously announced on June 12, 2019, TheStreet, a leading financial news and information company, has entered into a definitive merger agreement with TheMaven, Inc., a coalition of content producers operating on a shared digital publishing, advertising and distribution platform (“Maven”), by which a subsidiary of Maven will acquire all of the outstanding common stock of TheStreet for $16.5 million in cash (the “Purchase Price”), together with a contingent value right as described below. In addition, each stockholder of TheStreet will receive a final cash distribution immediately prior to the merger, after which TheStreet will cease to be a public company.

This decision followed the unanimous recommendation of a Special Committee (the “Strategic Committee”) of the Board of Directors (the “Board”) that was formed in December 2017 to review, among other things, our mix of businesses with a view to possibly unlocking the value the Board believed was in our portfolio as well as possibly growing our businesses through acquisitions. The Board of Directors, acting through the Strategic Committee, which was comprised entirely of independent directors and chaired by Kevin Rendino, a representative of our largest stockholder, conducted a thorough process with respect to a review of strategic alternatives to maximize value for the TheStreet stockholders.

This unlocking of value began through the divestiture of our RateWatch business in June 2018 for a sale price of $33.5 million and continued through the sale of our institutional business units, The Deal and BoardEx (the “B2B Business”), for $87.3 million in February 2019. Following the successful sales of RateWatch, The Deal and BoardEx, we experienced an overall reduction in headcount and operations and took other actions to bring our overhead costs in line with our continuing operations, which comprised our business-to-consumer operations, including our namesake website, TheStreet.com, and several premium subscription products that target varying segments of the retail investing public (the “B2C Business”). We also approved and paid a special cash distribution of approximately $94.3 million to our stockholders in April 2019 from the proceeds of these prior transactions.

Although we were prepared to continue to operate our B2C Business as a standalone business, we also continued to explore strategic alternatives for the company. As a result of this ongoing strategic review, and after taking into account the ongoing development needs and operating costs of the remaining B2C Business as a stand-alone public company and other factors as described in the accompany proxy statement, we believe that this merger with Maven represents the best way to maximize value to TheStreet stockholders.

In addition to a pro-rata portion of the Purchase Price, which is equal to an amount in cash equal to $3.09183364 per share, our stockholders will receive additional consideration in connection with the closing of the merger transaction consisting of (1) a special cash distribution equal to the cash held by TheStreet immediately prior to the closing, less any excluded liabilities as agreed to between the parties, and (2) a contingent value right, or CVR, which will entitle each holder to receive a pro-rata portion of the expected release of funds from the outstanding escrow agreements entered into in connection with the sale of each of RateWatch and the B2B Business.

Currently, we estimate that the amount of cash we will be able to distribute immediately prior to the merger will range from approximately $2.44 per share to approximately $2.61 per share. This estimate reflects management’s estimate of cash on hand assuming that the distribution is effectuated on or about July 31, 2019. The actual amount to be distributed will be affected by our operating results, transaction expenses, certain severance benefits that were earned prior to the merger, the actual timing of the distribution and other factors. Currently, we estimate that the total amounts that will be released from the escrows for the CVRs will range from approximately $0.66 per share to approximately $0.77 per share. As a result of the foregoing, TheStreet stockholders are expected to receive total cash consideration, including payments under the CVRs, of approximately $33.0 million to $34.5 million, or approximately $6.19 to $6.47 per share, which represents an average premium of 7.8% to 12.6%, respectively, over the seven-day volume weighted average price of $5.74 of our common stock as of June 11, 2019, the last trading day before we announced the merger transaction.

The Board of Directors of TheStreet, after considering the factors more fully described in the accompanying proxy statement, determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of TheStreet and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger, and we now are asking for your vote to adopt the merger agreement, and thereby approve the merger agreement and the transactions contemplated thereby, including the merger, and the related proposals as more fully described in the proxy statement.

On behalf of the entire Board of Directors of TheStreet, we would like to thank you for being a stockholder and express our appreciation for your ongoing support of TheStreet.

Very truly yours,

Larry Kramer

Chairman of the Board

Eric F. Lundberg
Chief Executive Officer and Chief Financial Officer

Kevin Rendino

Chair of the Strategic Committee

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, NY 10005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [●], 2019

NOTICE IS HEREBY GIVEN that a Special Meeting (“Special Meeting”) of Stockholders of TheStreet, Inc. (“TheStreet” or the “Company”) will be held on [●], [●], 2019, at [●], Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019. A proxy card and a proxy statement for the Special Meeting are enclosed.

The purpose of the Special Meeting is to consider and act upon the following proposals:

(i)	to adopt the Agreement and Plan of Merger, dated as of June 11, 2019 (the “Merger Agreement”), by and among TheStreet, TheMaven, Inc. a Delaware corporation (“Maven”), and TST Acquisition Co., Inc. a Delaware corporation and wholly owned subsidiary of Maven (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into TheStreet and the separate corporate existence of Merger Sub will cease, with TheStreet continuing as the surviving corporation (the “Merger”);

(ii)	to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation Proposal”); and

(iii)	to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The Board of Directors of TheStreet recommends that you vote “FOR” the adoption of the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger; “FOR” the approval, on a non-binding, advisory basis, of the Merger-Related Compensation Proposal; and “FOR” an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only holders of record of shares of TheStreet common stock at the close of business on June 20, 2019, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof. At the close of business on the record date, TheStreet had 5,336,639 shares of common stock outstanding and entitled to vote. Everyone attending the Special Meeting will be required to present valid picture identification, such as a driver’s license or passport, as more fully described elsewhere in the accompanying proxy statement.

Your vote is very important. Proposal No. 1, the proposal to adopt of the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the approval by the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter. Proposal No. 2, the approval, on a non-binding, advisory basis, of the Merger-Related Compensation Proposal, and Proposal No. 3, the proposal to adjourn of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Merger Agreement, each require approval by the affirmative vote of the holders of a majority of the common stock of TheStreet present in person or by proxy and entitled to vote on the matter at the Special Meeting.

All stockholders of TheStreet are cordially invited to attend the Special Meeting in person. However, even if you plan to attend the Special Meeting in person, we request that you complete, date, sign and return the enclosed proxy card in the postage-paid envelope or vote your shares by telephone or through the Internet as instructed in these materials as promptly as possible prior to the Special Meeting to ensure that your shares of TheStreet common stock will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “FOR” Proposal Nos. 1, 2, and 3. If you fail to return your proxy card as instructed on the enclosed proxy card or fail to submit your proxy by telephone or through the Internet and do not vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as an “AGAINST” vote with respect to Proposal No. 1, but will have no effect with respect to the vote on Proposal Nos. 2 and 3. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger, the Merger Agreement and the CVRs and the other business to be considered by TheStreet stockholders. We encourage you to read the entire proxy statement and its annexes, including, but not limited to, the Merger Agreement, carefully and in their entirety. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and the form of contingent value rights agreement is attached as Exhibit A to the Merger Agreement. You may also obtain more information about TheStreet from documents we have filed with the U.S. Securities and Exchange Commission. If you have any questions concerning the Special Meeting, the Merger, the Merger Agreement and the CVRs or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or additional proxy cards, please contact our proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Phone number for banks and brokerage firms: (203) 658-9400

Phone number for shareholders: (800) 662-5200

Email: tst.info@morrowsodali.com

By Order of the Board of Directors,

Jared Verteramo
Secretary of the Company
New York, New York

[●], 2019

IMPORTANT: If you hold shares of common stock of TheStreet through an account with a broker, dealer, bank or other nominee please follow the instructions you receive from them to vote your shares.

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, NY 10005

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2019

This proxy statement and related proxy solicitation materials are being first mailed, sent or given on or about [●], 2019, to stockholders of TheStreet, Inc. (“TheStreet” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of TheStreet (the “Board of Directors”) for a special meeting of TheStreet stockholders and any adjournment or postponement thereof (the “Special Meeting”) for the purposes set forth in the accompanying Notice of Special Meeting. The Special Meeting will be held on [●], [●], 2019, at [●], Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019. The Board of Directors encourages you to read this proxy statement and its annexes carefully and in their entirety, and to take the opportunity to submit a proxy to vote your shares on the matters to be decided at the Special Meeting.

Only holders of record of shares of TheStreet common stock at the close of business on June 20, 2019, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof. At the close of business on the record date, TheStreet had 5,336,639 shares of common stock outstanding and entitled to vote. Everyone attending the Special Meeting will be required to present valid picture identification, such as a driver’s license or passport, as more fully described elsewhere in this proxy statement.

If you have any questions concerning the Special Meeting or this proxy statement, or would like additional copies of the proxy statement or additional proxy cards, please contact our proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Phone number for banks and brokerage firms: (203) 658-9400

Phone number for shareholders: (800) 662-5200

Email: tst.info@morrowsodali.com

The date of this proxy statement is [●], 2019.

Page

SUMMARY OF TERMS OF THE MERGER	1
Overview	1
Parties to the Merger	2
Merger Consideration	2
Pre-Merger Distribution	3
Recommendation of the Board of Directors	3
Opinion of Lake Street Capital Markets, LLC	4
Interests of Certain Persons in the Merger	4
Voting Agreement	4
Financing of the Merger	5
Conditions to the Completion of the Merger	5
Governmental and Regulatory Approvals	5
No Solicitation of Other Offers	5
Termination of the Merger Agreement; Termination Fee	7
Material United States Federal Income Tax Consequences	8
Appraisal Rights	9
Risk Factors Related to the Merger	9
The Special Meeting	10
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	19
RISK FACTORS	20
PROPOSAL NO. 1: THE MERGER PROPOSAL	25
Overview of the Merger	25
Parties to the Merger	26
Background of the Merger	26
Recommendation of the Board of Directors and its Reasons for the Merger	44
Certain Financial Projections	48
Opinion of Lake Street Capital Markets, LLC	51
Certain Material United States Federal Income Tax Consequences of the Merger, the Pre-Merger Distribution and Receipt of a CVR to United States Holders of TheStreet Common Stock	58
Accounting Treatment of the Merger	60
Governmental and Regulatory Approvals	60
Appraisal Rights	60
Employee Matters	65
Treatment of Company Equity Awards	65
Interests of Certain Persons in the Merger	65
Financing of the Merger	69
Agreements Related to the Merger	69
Required Vote; Recommendation of the Board of Directors	87
PROPOSAL NO. 2: THE MERGER-RELATED COMPENSATION PROPOSAL	88
Required Vote; Recommendation of the Board of Directors	88
PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL	89
Required Vote; Recommendation of the Board of Directors	89
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	90
FUTURE STOCKHOLDER PROPOSALS	92
OTHER MATTERS	92

 i

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	92
WHERE YOU CAN FIND ADDITIONAL INFORMATION	92

ANNEX A	Agreement and Plan of Merger
ANNEX B	Opinion of Lake Street Capital Markets, LLC
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware

 ii

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you with respect to the Merger (as defined below) or any other matter described in this proxy statement. We urge you to carefully read this proxy statement, as well as the documents attached to or referred to in this proxy statement, to fully understand the Merger Proposal (as defined below). In particular, you should read the Merger Agreement (as defined below), which is described elsewhere in this proxy statement and is attached hereto as Annex A. You may obtain copies of our publicly-filed reports and other information from the sources listed under the section “Where You Can Find Additional Information” on page 92 of this proxy statement.

In this proxy statement, references to (i) “TheStreet,” the “Company,” “we,” “our” or “us” refer to TheStreet, Inc. and its subsidiaries, (ii) the “Board” or the “Board of Directors” refer to the Board of Directors of TheStreet and (iii) “Maven” or “Parent” refers to TheMaven, Inc. unless, in each case, otherwise indicated or the context otherwise requires. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated June 11, 2019, by and among TheStreet, Maven and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.01 per share as the “common stock” or “TheStreet common stock” and the holders of TheStreet common stock as “TheStreet stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Overview

TheStreet is a leading financial news and information provider to investors and institutions worldwide. The Company’s flagship brand, TheStreet (www.thestreet.com), has provided unbiased business news and market analysis for financial investors for more than 20 years.

From time to time, the Board of Directors and our senior management team review and evaluate strategic opportunities and alternatives as part of a long-term strategy to increase stockholder value. Such opportunities and alternatives include remaining as a stand-alone entity, potential acquisitions of companies, businesses or assets that align with our strategic objectives and potential dispositions of one or more of our businesses. The Board’s consideration of strategic opportunities and alternatives took on a renewed focus following the realignment of our capital structure in November 2017, with the Board determining to review, among other things, our mix of businesses with a view to possibly unlocking the value the Board believed was in our portfolio as well as possibly growing our businesses through acquisitions. This unlocking of value began through the divestiture of our RateWatch business in June 2018 for a sale price of $33.5 million and continued through the sale of our institutional business units, The Deal and BoardEx (the “B2B Business”), for $87.3 million in February 2019 (collectively, the “Prior Transactions”).

Following the successful sales of RateWatch, The Deal and BoardEx, we experienced an overall reduction in headcount and operations and took other actions to bring our overhead costs in line with our continuing operations which comprised our business-to-consumer operations (the “B2C Business”). We also approved and paid a special cash distribution of approximately $94.3 million to our stockholders in April 2019 from the proceeds of the Prior Transactions.

On June 11, 2019, TheStreet, Inc., a Delaware corporation (“TheStreet”), TheMaven, Inc., a Delaware corporation (“Maven”), and TST Acquisition Co., Inc., a Delaware corporation and wholly owned subsidiary of Maven (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into TheStreet (the “Merger”), with TheStreet surviving the Merger as a wholly owned subsidiary of Maven (the “Surviving Corporation”).

As a result of the Merger, TheStreet common stock will no longer be publicly traded and will be delisted from the Nasdaq Capital Market. In addition, TheStreet common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and TheStreet will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Maven, Merger Sub and TheStreet and specified in the certificate of merger, being referred to herein as the “Effective Time”).

On June 9, 2019, following approval of the Merger Agreement by TheStreet’s Board of Directors, TheStreet provided a potential transaction notice to Mr. James Cramer, founder and Chief Markets Commentator of TheStreet, pursuant to the terms of his employment agreement with TheStreet. On June 11, 2019, Mr. Cramer responded to the notice, informing TheStreet of his intention to terminate his employment within thirty (30) days of consummation of the Merger. The continued employment of Mr. Cramer is not a closing condition to the Merger nor may Maven terminate the Merger Agreement due to the termination of Mr. Cramer’s employment for any reason.

Parties to the Merger

TheStreet, Inc.

TheStreet is a leading financial news and information provider. TheStreet was founded in 1996 as a limited liability company and reorganized as a C corporation in 1998. TheStreet’s principal executive offices are located at 14 Wall Street, New York, New York 10005, and its telephone number is (212) 321-5000. TheStreet’s website address is www.t.st. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement. TheStreet common stock is listed on the Nasdaq Capital Market under the trading symbol “TST.” Additional information about TheStreet is contained in our public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 92.

TheMaven, Inc.

Maven (maven.io) is a coalition of Mavens, including individual thought-leaders to world-leading independent publishers, operating on a shared digital publishing, advertising, and distribution platform and unified under a single media brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN. The information provided on or accessible through Maven’s website is not part of or incorporated by reference in this proxy statement.

TST Acquisition Co., Inc.

TST Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Maven, which we refer to as “Merger Sub,” was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into TheStreet and will cease to exist.

Merger Consideration

TheStreet Common Stock

At the Effective Time, each share of common stock, par value $0.01 per share, of TheStreet issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by TheStreet, Maven or Merger Sub and shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL), after giving effect to the Pre-Merger Distribution described below, will automatically be cancelled and converted into the right to receive (i) an amount in cash equal to $3.09183364 per share of TheStreet common stock and (ii) one contractual contingent value right (each, a “CVR”) per share of TheStreet common stock (collectively, the “Merger Consideration”), in each case, without interest and less applicable withholding taxes.

Each CVR will entitle the holder thereof to receive a pro rata portion of the funds escrowed in connection with the Prior Transactions when they are released from the relevant escrows, which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. The terms and conditions of the CVRs will be set forth in a contingent value rights agreement to be entered into prior to the closing of the Merger among TheStreet, Maven and a rights agent (the “CVR Agreement”). For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The CVR Agreement” beginning on page 83. Currently, TheStreet’s management estimates that the total amounts that will be released from such escrows will range from approximately $0.66 per share of TheStreet common stock to approximately $0.77 per share of TheStreet common stock. There can be no assurance that these escrows will be released in full or at all since the purchasers in the Prior Transactions have certain indemnification rights under their agreements with TheStreet which may be satisfied through their receipt of all or portions of such escrows.

The CVRs will not represent any equity or ownership interest in TheStreet, Maven or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. The CVRs will not have any voting or dividend rights and no interest will accrue on any amounts payable on the CVRs to any holder thereof. The CVRs may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the CVR is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof. The CVRs will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).

Treatment of Company Equity Awards

At the Effective Time, each option granted by TheStreet to purchase shares of common stock under its 2007 Performance Incentive Plan, as amended and restated, which is outstanding and unexercised immediately prior to the Effective Time will be cancelled without consideration.

Pre-Merger Distribution

Immediately prior to the Effective Time, TheStreet will distribute all of its cash on hand, less certain liabilities and expenses relating to the Prior Transactions and the Merger Agreement and the related transactions, in the form of a cash distribution declared by the Board of Directors and paid to holders of TheStreet common stock (the “Pre-Merger Distribution”), which is expected to be paid concurrently with the cash consideration in the Merger. Currently, TheStreet’s management estimates that the amount of cash TheStreet will be able to distribute in the Pre-Merger Distribution will range from approximately $2.44 per share of TheStreet common stock to approximately $2.61 per share of TheStreet common stock. This estimate reflects management’s estimate of cash to be held by TheStreet assuming that the Pre-Merger Distribution is effectuated on or about July 31, 2019. The actual amount to be distributed will be affected by TheStreet’s operating results, transaction expenses, certain severance benefits that were earned prior to the Merger, the actual timing of the Pre-Merger Distribution and other factors. The effectiveness of the Merger is conditioned upon effectuation of the Pre-Merger Distribution.

Recommendation of the Board of Directors

The Board of Directors considered a number of factors before deciding to enter into the Merger Agreement, including, among other factors, the price to be paid by Maven for the Company, the ability to make a substantial additional distribution of cash to the company’s stockholders immediately prior to the closing of the Merger, the scope of the sale process with respect to the Company that led to entering into the Merger Agreement, the future business prospects of the Company, including the costs to remain competitive and grow following the previous sales of its business-to-business operations in June 2018 and February 2019 and substantially reduced scope of operations, and the terms and conditions of the Merger Agreement.

The Board of Directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of TheStreet and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that you vote:

●	“FOR” the proposal to adopt the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Proposal”);

●	“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation Proposal”); and

●	“FOR” an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The Merger Proposal, Merger-Related Compensation Proposal and Adjournment Proposal are collectively referred to herein as the “Proposals.”

Our Board, by a vote of six to one, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of TheStreet stockholders. Mr. James Cramer, a member of the Board, voted against the Merger and did not provide the Board with any reasons for his vote.

For a discussion of factors that the Board of Directors considered in deciding to recommend the approval of the Merger Proposal, see the section entitled “Proposal No. 1: The Merger Proposal—Recommendation of the Board of Directors and its Reasons for the Merger” beginning on page 44.

Opinion of Lake Street Capital Markets, LLC

Lake Street Capital Markets, LLC (“Lake Street”) rendered its oral opinion, and subsequently confirmed in writing, to our Board of Directors that, as of June 9, 2019, and based upon and subject to the factors and assumptions set forth therein, the right to receive $3.09183364 per share in cash and a contractual contingent value right to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our common stock.

Lake Street’s opinion was provided for the benefit of our Board of Directors in connection with and for the purposes of its consideration of the Merger. The opinion only addresses the fairness, from a financial point of view, to the stockholders of the Merger Consideration to be received by the stockholders in the Merger pursuant to the Merger Agreement and did not address any other term or aspect of the Merger Agreement or the Merger. The summary of Lake Street's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lake Street in connection with the preparation of its opinion. However, neither Lake Street's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board of Directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise or any form of assurance by Lake Street as to the condition of the Company. The decision as to whether to proceed with the proposed Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Lake Street’s opinion was based.

For a more complete description, see the section entitled “Proposal No. 1: The Merger Proposal—Opinion of Lake Street Capital Markets, LLC” beginning on page 51.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board of Directors to vote in favor of the Merger Proposal, stockholders should be aware that certain of our directors and executive officers have interests in the completion of the Merger that are different from, or in addition to, the interests of TheStreet stockholders generally, as discussed in the section entitled “Proposal No. 1: The Merger Proposal—Interests of Certain Persons in the Merger.” The members of the Board of Directors were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the Merger Agreement, and in recommending to TheStreet stockholders that the Merger Proposal be approved.

Voting Agreement

In connection with the execution of the Merger Agreement, 180 Degree Capital Corp. and TheStreet SPV Series – a Series of 180 Degree Capital Management, LLC, solely in their capacities and stockholders of TheStreet, entered into a voting agreement with Maven and Merger Sub (the “Voting Agreement”), pursuant to which these stockholders agreed, among other things and subject to certain exceptions and limitations, to vote the shares of TheStreet common stock they beneficially own in favor of the Merger and the adoption of the Merger Agreement. As of the record date, these stockholders collectively beneficially owned approximately 15.4% of the outstanding shares of TheStreet common stock. Mr. Kevin Rendino, a member of the Board of Directors of TheStreet, is Chief Executive Officer of 180 Degree Capital Corp. and 180 Degree Capital Corp. is the investment manager of TheStreet SPV Series. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Voting Agreement” beginning on page 86.

Financing of the Merger

While the Merger is not conditioned on Maven or any other party obtaining financing, Maven has deposited the aggregate cash portion of the Merger Consideration (equal to $16.5 million) with an escrow agent pursuant to an Escrow Agreement, dated as of June 11, 2019 (the “Escrow Agreement”), among TheStreet, Maven and Citibank, N.A., as escrow agent. Pursuant to the Escrow Agreement, such cash portion of the Merger Consideration will be paid automatically to a paying agent immediately after the Effective Time, which paying agent shall be responsible for paying such cash portion of the Merger Consideration to the former stockholders of TheStreet. TheStreet is entitled to seek specific performance against Maven in order to enforce Maven’s obligations under the Merger Agreement, including payment of such cash portion of the Merger Consideration and release of these funds. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—The Escrow Agreement; Escrow of Aggregate Cash Merger Consideration” beginning on page 70.

In the Merger Agreement, Maven has represented to TheStreet that, at the Effective Time, Maven will have sufficient funds available to pay all costs, fees and expenses related to the Merger Agreement and the transactions contemplated thereby and to satisfy the working capital needs and other general corporate requirements of Maven and TheStreet following the Merger. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement” beginning on page 69.

Conditions to the Completion of the Merger

We expect to complete the Merger as soon as possible following the approval of the Merger Proposal at the Special Meeting. The parties’ obligations to effect the Merger are subject to the satisfaction or, to the extent permitted, waiver, of various conditions, including, among others, the following:

●	the adoption of the Merger Agreement by the requisite affirmative vote of TheStreet stockholders (the “Requisite Stockholder Approval”);

●	the absence of any law or governmental order preventing or seeking to prevent the consummation of the Merger;

●	the completion of the Pre-Merger Distribution;

●	the absence of a material adverse effect on the Company;

●	subject to certain materiality exceptions, the accuracy of the representations and warranties of each of the parties to the Merger Agreement; and

●	the compliance in all material respects by the parties with the covenants contained in the Merger Agreement.

For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 80.

Governmental and Regulatory Approvals

TheStreet is not aware of any material federal or state regulatory requirements or regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), that must be obtained in connection with the Merger or the other transactions contemplated by the Merger Agreement.

No Solicitation of Other Offers

Under the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement, TheStreet has agreed not to, and to cause its respective representatives not to, directly or indirectly:

●	solicit, initiate, seek, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal (see “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—No Solicitation of Other Offers” for the definition of “Competing Proposal”);

●	engage in, continue or otherwise participate in any discussions or negotiations with (other than to state they are not permitted to engage discussions), or furnish any non-public information relating to TheStreet or any of its subsidiaries to, or afford access to the books or records of TheStreet or its subsidiaries to, any third party that, to the knowledge of TheStreet, is seeking to make, or has made, a Competing Proposal; or

●	approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an acceptable, customary confidentiality agreement containing terms no less favorable to TheStreet in the aggregate than the terms set forth in the confidentiality agreement between TheStreet and Maven) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing restrictions, under certain circumstances, at any time after the date of the Merger Agreement and prior to obtaining the Requisite Stockholder Approval, TheStreet, its Board of Directors or the Strategic Committee of the Board of Directors, directly or indirectly through its representatives, may (1) furnish nonpublic information to any third party making an unsolicited, written Competing Proposal (provided, however, that prior to so furnishing such information, TheStreet receives from the third party an executed acceptable confidentiality agreement), and (2) engage in discussions or negotiations with such third party with respect to the Competing Proposal if:

●	such third party has submitted an unsolicited, written Competing Proposal which the Board of Directors or the Strategic Committee determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal (see “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—No Solicitation of Other Offers” for the definition of “Superior Proposal”); and

●	the Board of Directors or the Strategic Committee determines in good faith, after consultation with legal counsel, that failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to taking any of the actions referred to above, TheStreet will notify Maven and Merger Sub within two days orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided above.

Except as expressly permitted below, neither the Board of Directors nor the Strategic Committee will (1) withdraw, change, qualify or modify, or publicly propose to withdraw, change, qualify or modify, in a manner adverse to Maven or Merger Sub, the recommendation of the Board of Directors that TheStreet stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger; (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Competing Proposal or Alternative Acquisition Agreement made or received after the date of the Merger Agreement (any of the actions described in clauses (1) and (2), an “Adverse Recommendation Change”); or (3) cause or permit TheStreet to enter into any Alternative Acquisition Agreement. However, notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Board of Directors, upon the recommendation of the Strategic Committee, will be permitted (a) to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, if the Board of Directors or the Strategic Committee (i) has received a Competing Proposal that, in the good faith determination of the Board of Directors and upon the recommendation of the Strategic Committee, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Maven and Merger Sub, and (ii) determines in good faith, upon the recommendation of the Strategic Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable law, or (b) to effect an Adverse Recommendation Change described in clause (1) above, if the Board of Directors determines in good faith, upon the recommendation of the Strategic Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable law.

TheStreet will not be entitled to effect an Adverse Recommendation Change or to terminate the Merger Agreement as permitted in the preceding paragraph with respect to a Superior Proposal unless (1) TheStreet has provided a written notice (a “Notice of Superior Proposal”) to Maven and Merger Sub that TheStreet intends to take such action and provides a copy of the Superior Proposal and a copy of any transaction agreements, (2) during the three business day period following Maven’s and Merger Sub’s receipt of the Notice of Superior Proposal, TheStreet will, and will cause its representatives to, negotiate with Maven and Merger Sub in good faith (to the extent Maven and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (3) following the end of such three business day period, the Board of Directors of TheStreet will have determined in good faith, upon recommendation of the Strategic Committee and taking into account any changes to the Merger Agreement proposed in writing by Maven and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal will require a new Notice of Superior Proposal and TheStreet will be required to comply again with the notice requirements; provided, however, that references to the three business day period above will be deemed to be references to a two business day period; and, provided, further, that (a) TheStreet has complied in all material respects with its obligations described in the previous paragraphs, (b) any purported termination is in accordance with the provisions described below under “—Termination of the Merger Agreement; Termination Fee,” and (c) TheStreet pays Maven the applicable termination fee (as described below) prior to or concurrently with such termination.

Nothing contained in the Merger Agreement will prohibit TheStreet or its Board of Directors, directly or indirectly, from (1) taking and disclosing to TheStreet stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to TheStreet stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (2) making any other disclosure to TheStreet stockholders with regard to the Merger Agreement and the transactions contemplated thereby, including the Merger, that the Board of Directors determines (after consultation with its outside legal counsel) is required by applicable law or stock exchange rule (in which event TheStreet will give Maven notice of such requirement as soon as reasonably practicable prior to such disclosure), or (3) issuing a “stop, look and listen” statement pending disclosure of its position with respect to any tender offer or exchange offer; provided, however, that any disclosures permitted in this paragraph will not be a basis, in themselves, for Maven to terminate the Merger Agreement as described below under “—Termination of the Merger Agreement; Termination Fee.”

For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—No Solicitation of Other Offers” beginning on page 76.

Termination of the Merger Agreement; Termination Fee

Generally, the Merger Agreement and the transactions contemplated thereby may be terminated prior to the Effective Time:

●	by the mutual written consent of TheStreet and Maven;

●	by either Maven or TheStreet, if:

●	the Effective Time will not have occurred on or before October 31, 2019 (the “Termination Date”); or

●	(1) a law will have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby, or (2) any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action will have become final and non-appealable; or

●	if the Requisite Stockholder Approval will not have been obtained by TheStreet at the special meeting duly convened therefor or at any adjournment or postponement thereof; or

●	by TheStreet, if:

●	Maven or Merger Sub will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in a failure of certain conditions set forth in the Merger Agreement, and (2) cannot be cured on or before the Termination Date or, if curable, is not cured by Maven within thirty days of receipt by Maven of written notice of such breach or failure; or

●	prior to receipt of the Requisite Stockholder Approval, (1) the Board of Directors of TheStreet has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of certain conditions set forth in the Merger Agreement, and (2) concurrently with such termination, TheStreet pays to Maven the termination fee described below; or

●	all of the closing conditions of TheStreet have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), and Maven and Merger Sub fail to consummate the Merger within two business days following the date the closing of the Merger should have occurred; or

●	by Maven, if:

●	TheStreet will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in a failure of certain conditions set forth in the Merger Agreement, and (2) cannot be cured on or before the Termination Date or, if curable, is not cured by TheStreet within thirty days of receipt by TheStreet of written notice of such breach or failure; or

●	(1) the Board of Directors of TheStreet will have made an Adverse Recommendation Change; (2) TheStreet enters into an Alternative Acquisition Agreement; or (3) the Board of Directors of TheStreet fails to include the recommendation of the Board of Directors that TheStreet stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, in the proxy statement.

For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Termination of the Merger Agreement” beginning on page 80.

The Merger Agreement provides that TheStreet will be required to pay Maven a termination fee of $330,000 in the event the Merger Agreement is terminated under the following circumstances:

●	the Merger Agreement is terminated by TheStreet prior to receipt of the Requisite Stockholder Approval because the Board of Directors of TheStreet has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to certain terms and conditions of the Merger Agreement;

●	the Merger Agreement is terminated by Maven because TheStreet enters into an Alternative Acquisition Agreement; or

●	if the Merger Agreement is terminated by:

●	either Maven or TheStreet because the Effective Time will not have occurred on or before the Termination Date or the Requisite Stockholder Approval will not have been obtained by TheStreet, or by Maven pursuant to TheStreet breaching or failing to perform certain covenants, the Board of Directors of TheStreet will have made an Adverse Recommendation Change or the Board of Directors fails to include its recommendation that TheStreet stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, in the proxy statement; and

●	TheStreet (a) receives or has received a Competing Proposal from a third party after the date of the Merger Agreement, which Competing Proposal becomes publicly known, and (b) within twelve months of the termination of the Merger Agreement, enters into, agrees to or consummates a transaction regarding such Competing Proposal or any Competing Proposal.

For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Termination Fee” beginning on page 81.

Material United States Federal Income Tax Consequences

The transfer of the shares of TheStreet common stock in the Merger and the receipt of the Pre-Merger Distribution and the CVRs will be a taxable transaction for United States federal income tax purposes. See the section entitled “Proposal No. 1: The Merger Proposal—Certain Material United States Federal Income Tax Consequences of the Merger, the Pre-Merger Distribution and Receipt of a CVR to United States Holders of TheStreet Common Stock” beginning on page 58 for additional information.

Appraisal Rights

If the Merger is consummated and certain conditions are met, TheStreet stockholders who continuously hold shares of TheStreet common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that TheStreet stockholders may be entitled to have their shares of TheStreet common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of TheStreet common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal No. 1: The Merger Proposal—Appraisal Rights” beginning on page 60) on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, TheStreet stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

TheStreet stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of TheStreet common stock.

To exercise appraisal rights, TheStreet stockholders must: (1) submit a written demand for appraisal to TheStreet before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of TheStreet common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of TheStreet unless certain stock ownership conditions are satisfied by TheStreet stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of TheStreet common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement entitled “Proposal No. 1: The Merger Proposal—Appraisal Rights” beginning on page 60.”

Risk Factors Related to the Merger

The Merger, including the possibility that the Merger may not be completed, involves a number of risks to TheStreet and its stockholders, including the following:

●	the consummation of the Merger is subject to a number of conditions, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Merger may not be completed;

●	if we fail to complete the Merger, our business and financial results may be adversely affected;

●	while the Merger is pending, TheStreet will be subject to business uncertainties and certain contractual restrictions that could adversely affect the its business and operations;

●	during the pendency of the Merger, TheStreet may not be able to enter into a business combination with another party on favorable terms because of restrictions in the Merger Agreement, which could adversely affect TheStreet’s businesses;

●	TheStreet will incur substantial transaction fees and costs in connection with the Merger;

●	certain provisions of the Merger Agreement make it more difficult for TheStreet to pursue alternatives to the Merger and may discourage third parties from submitting alternative proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	the termination fee and restrictions on solicitation contained in the Merger Agreement may discourage other companies from acquiring TheStreet;

●	litigation against TheStreet or the members of the Board of Directors could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger;

●	our directors and executive officers may have interests in the Merger other than, or in addition to, the interests of our stockholders generally;

●	the CVRs are nontransferable and may not be transferred or assigned except in limited circumstances;

●	the projected value of CVRs may not be realized and the U.S. federal income tax treatment of the CVRs is uncertain; and

●	the fairness opinion obtained from the financial advisor to the Board of Directors will not reflect subsequent developments between the signing of the Merger Agreement and the closing of the Merger.

For additional information regarding the risk factors related to the Merger, see the section entitled “Risk Factors” beginning on page 20.

The Special Meeting

Time, Date and Place. The Special Meeting will be held on [●], 2019, at [●], Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019.

Matters to be Considered at the Special Meeting. At the Special Meeting, holders of TheStreet common stock as of the record date will consider and vote on the following proposals:

●	to adopt the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

●	to approve, on a non-binding, advisory basis, the Merger-Related Compensation Proposal; and

●	the Adjournment Proposal.

Record Date and Quorum. Holders of TheStreet common stock as of the close of business on June 20, 2019, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting.

Holders of a majority of shares of TheStreet common stock entitled to vote at the Special Meeting must be present at the Special Meeting, in person or by proxy, to constitute a quorum, which is necessary to conduct the Special Meeting.

Required Vote. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the Merger Proposal for it to be approved). The approval of the Merger-Related Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of TheStreet common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” these proposals for them to be approved).

For additional information regarding the Special Meeting, see the section entitled “Questions and Answers about the Merger and the Special Meeting” beginning on page 11.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of TheStreet, may have regarding the Merger and the Special Meeting, together with brief answers to those questions. We urge you to read carefully the remainder of this proxy statement, including the annexes and other documents referred to in this proxy statement, because the information in this section may not provide all of the information that might be important to you with respect to the Merger and the Special Meeting.

Q.	Why am I receiving these materials and why am I being asked to vote on the Merger?

A.	On June 11, 2019, TheStreet entered into the Merger Agreement with Maven and Merger Sub, pursuant to which Maven will acquire, upon the terms and subject to the conditions of the Merger Agreement, TheStreet for $16.5 million in cash. The Merger Agreement provides that Merger Sub will merge with and into TheStreet, which we refer to as the “Merger,” with TheStreet continuing as the Surviving Corporation and wholly owned subsidiary of Maven. You are receiving this proxy statement in connection with the solicitation of proxies by the Board of Directors in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting. TheStreet is sending these materials to you to help you decide how to vote your shares of TheStreet common stock with respect to the proposed Merger and the other matters to be considered at the Special Meeting. This proxy statement contains important information about the Merger, the Special Meeting and the other Proposals, and you should read it carefully.

Q.	When and where will the Special Meeting take place?

A.	The Special Meeting will be held on [●], 2019, at [●], Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019.

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to vote on the following proposals:

●	to adopt the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

●	to approve, on a non-binding, advisory basis, the Merger-Related Compensation Proposal; and

●	to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q.	Who can attend and vote at the Special Meeting?

A.	Holders of common stock of TheStreet as of the close of business on June 20, 2019, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. Each share of TheStreet common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 5,336,639 shares of TheStreet common stock issued and outstanding.

Q.	What will holders of TheStreet common stock receive if the Merger is completed?

A.	If the Merger is completed, each share of TheStreet common stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive, after giving effect to the Pre-Merger Distribution, the following Merger Consideration: (i) an amount in cash equal to $3.09183364 and (ii) one CVR, in each case, without interest and less applicable withholding taxes, per share of TheStreet common stock. For example, if you own 100 shares of TheStreet common stock, you will be entitled to receive $309.18 in cash and 100 CVRs in exchange for your shares of TheStreet common stock (less any amount that may be withheld with respect to any applicable withholding taxes). Holders of TheStreet common stock will not be entitled to receive shares in the Surviving Corporation or in Maven.

Q.	Will holders of TheStreet common stock receive anything other than Merger Consideration in connection with the Merger?

A.	As discussed elsewhere in this proxy statement, immediately prior to the Effective Time, TheStreet will distribute all of its cash on hand, less certain liabilities and expenses relating to TheStreet’s prior sales of its RateWatch and B2B Business units

(collectively, the “Prior Transactions”) and the Merger Agreement and the transaction contemplated thereby, in the form of a cash distribution declared by the Board of Directors and paid to holders of TheStreet common stock (the “Pre-Merger Distribution”), which is expected to be paid concurrently with the cash consideration in the Merger. Currently, TheStreet’s management estimates that the amount of cash TheStreet will be able to distribute in the Pre-Merger Distribution will range from approximately $2.44 per share of TheStreet common stock to approximately $2.61 per share of TheStreet common stock. This estimate reflects management’s estimate of cash to be held by TheStreet assuming that the Pre-Merger Distribution is effectuated on or about July 31, 2019. The actual amount to be distributed will be affected by TheStreet’s operating results, transaction expenses, certain severance benefits that were earned prior to the Merger, the actual timing of the Pre-Merger Distribution and other factors. The effectiveness of the Merger is conditioned upon effectuation of the Pre-Merger Distribution.

Q:	Is it possible that I will receive separate payments with respect to the cash consideration in the Merger and the Pre-Merger Distribution?

A:	Yes. Although TheStreet currently expects that the Pre-Merger Distribution will be paid to holders of TheStreet common stock concurrently with the cash consideration in the Merger, stockholders may receive separate payments with respect to their per share Pre-Merger Distribution and the cash consideration in the Merger. After the Merger is completed, the payment agent will send each holder of record immediately prior to the Effective Time a letter of transmittal and written instructions that explain how to exchange shares of TheStreet common stock represented by such holder’s book-entry shares for Merger Consideration. These transmittal materials will also contain information for holders of record about the payment procedures for the Pre-Merger Distribution. If your shares of TheStreet common stock are held in “street name” by your broker, dealer, bank or other nominee, you may receive instructions from your broker, dealer, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your “street name” shares in exchange for the Merger Consideration. With respect to any payments to be made in connection with the Pre-Merger Distribution, the paying agent will accomplish the payment to any former “street name” holders of shares of TheStreet common stock by sending one lump sum payment through the facilities of The Depositary Trust Company (“DTC”) for distribution to your broker, dealer, bank or other nominee.

Q.	What are the CVRs?

A.	The CVRs are contractual contingent value rights that entitle the holder thereof to receive a pro rata portion of the funds escrowed in connection with the Prior Transactions when they are released from the relevant escrows, which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. The terms and conditions of the CVRs will be set forth in a contingent value rights agreement to be entered into prior to the closing of the Merger among TheStreet, Maven and a rights agent (the “CVR Agreement”). Currently, TheStreet’s management estimates that the total amounts that will be released from such escrows will range from approximately $0.66 per share of TheStreet common stock to approximately $0.77 per share of TheStreet common stock. There can be no assurance that these escrows will be released in full or at all since the purchasers in the Prior Transactions have certain indemnification rights under their agreements with TheStreet which may be satisfied through their receipt of all or portions of such escrows. Under the Merger Agreement, the Board has the discretion to determine to distribute the CVRs to stockholders as part of the Pre-Merger Distribution in lieu of including the CVRs in the Merger Consideration.

The CVRs will not represent any equity or ownership interest in TheStreet, Maven or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. The CVRs will not have any voting or dividend rights and no interest will accrue on any amounts payable on the CVRs to any holder thereof. The CVRs will not be registered under the Securities Act.

Q.	Can I sell the CVRs?

A.	No. The CVRs may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the CVR is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof.

Q:	Is it possible that I will receive more than one payment under the CVRs?

A:	Yes. Although there is no guaranty that any payment will be made to holders of CVRs, in respect of their contingent value rights, such holders may receive more than one payment under the CVR, pursuant to the terms of the CVR Agreement. In the event you receive any cash payment as a holder of CVR, it is uncertain that there would be more than one such payment during the term of the form of CVR agreement. You may receive one payment, you may receive more than one payment or you may not receive any payment. Any payment to you is contingent on whether any funds escrowed in connection with the Prior Transactions are released from the relevant escrows, which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. There can be no assurance that these escrows will be released in full or at all since the purchasers in the Prior Transactions have certain indemnification rights under their agreements with TheStreet which may be satisfied through their receipt of all or portions of such escrows.

Q:	Is it possible that I will not receive any payment under the CVRs?

A:	Yes. There is no guaranty that any payment will be made to holders of CVRs in respect of their contingent value rights. Any payment to you as a holder of CVRs is contingent on whether any funds escrowed in connection with the Prior Transactions are released from the relevant escrows, which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. There can be no assurance that these escrows will be released in full or at all since the purchasers in the Prior Transactions have certain indemnification rights under their agreements with TheStreet which may be satisfied through their receipt of all or portions of such escrows.

Q.	Will the Merger Consideration I receive in the Merger increase if the results of operations of TheStreet improve or if the market price of TheStreet common stock increases?

A.	No. The Merger Consideration payable for each share of TheStreet common stock at closing is fixed at (i) an amount in cash equal to $3.09183364 and (ii) one CVR, in each case, without interest and less applicable withholding taxes, per share of TheStreet common stock, and the payment received at closing will not change regardless of the results of operations of TheStreet or the market price of the publicly traded common stock of TheStreet.

Q.	What will happen to TheStreet’s outstanding equity awards?

A.	At the Effective Time, each option granted by TheStreet to purchase shares of common stock under its 2007 Performance Incentive Plan, as amended and restated, which is outstanding and unexercised immediately prior to the Effective Time will be cancelled without consideration.

Q.	Are there any risks associated with the Merger?

A.	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 20, which presents risks and uncertainties related to the Merger and the Company’s business in the event the Merger Agreement is terminated prior to completion of the Merger.

Q.	What are the United States federal income tax consequences of the Merger to United States stockholders?

A.	The transfer of the shares of TheStreet common stock in the Merger and the receipt of the Pre-Merger Distribution and the CVRs will be a taxable transaction for United States federal income tax purposes. See the section entitled “Proposal No. 1: The Merger Proposal—Certain Material United States Federal Income Tax Consequences of the Merger, the Pre-Merger Distribution and Receipt of a CVR to United States Holders of TheStreet Common Stock” beginning on page 58 for additional information.

Q.	What stockholder approval is required to complete the Merger?

A.	As a condition to the completion of the Merger, TheStreet stockholders must approve the Merger Proposal to adopt the Merger Agreement, which requires the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the Merger Proposal for it to be approved). The Merger is not contingent upon approval of the other Proposals by TheStreet stockholders.

In addition to the approval of the Merger Proposal by TheStreet stockholders, each of the other conditions to the completion of the Merger contained in the Merger Agreement must be satisfied or waived. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 80.

Q.	What will happen if TheStreet stockholders do not approve the Merger Proposal or if the Merger is not completed for any other reason?

A.	If the Merger Agreement is not adopted by TheStreet stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of TheStreet common stock. Instead, TheStreet will remain an independent public company, TheStreet common stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act, and TheStreet will continue to file periodic reports with the SEC. In addition, TheStreet may be required to pay a termination fee of $330,000 to Maven under certain circumstances, (ii) TheStreet may have difficulty recouping the costs incurred in connection with negotiating the Merger, (iii) TheStreet’s relationships with its customers, suppliers and employees may be damaged and its business may be harmed and (iv) the market price for TheStreet common stock may decline.

If the Merger is not completed, TheStreet may explore other potential transactions, including a sale of the Company’s business to another party on such terms as the Board of Directors may approve. The terms of an alternative transaction may be less favorable to TheStreet than the terms of the Merger and there can be no assurance that TheStreet will be able to reach agreement with or complete an alternative transaction with another party.

Notwithstanding approval of the Merger Proposal by TheStreet stockholders at the Special Meeting, the Board of Directors may, subject to the terms and conditions of the Merger Agreement, abandon the Merger without further action by the stockholders.

Q.	What effects will the Merger have on TheStreet?

A.	TheStreet common stock is currently registered under the Exchange Act and is listed on the Nasdaq Capital Market under the symbol “TST.” If the Merger is completed, TheStreet will cease to be a publicly traded company and will become a wholly owned subsidiary of Maven. Following the consummation of the Merger, TheStreet common stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act and TheStreet will no longer file periodic reports with the SEC.

Q.	When is the closing of the Merger expected to occur?

A.	If the Merger Proposal is approved by TheStreet stockholders and all other conditions to the completion of the Merger are satisfied or waived on a timely basis, the closing of the Merger is expected to occur in the third quarter of 2019.

Q.	Why is TheStreet proposing to effect the Merger?

A.	In the course of reaching its decision to approve the Merger, the Board of Directors considered, among other factors, the price to be paid by Maven for the Company’s business, the scope of the sale process that led to entering into the Merger Agreement, the future business prospects of the Company’s business as a stand-alone entity, including the ongoing development needs and operating costs, and the terms and conditions of the Merger Agreement. After taking into account these factors and others, the Board determined that a sale of the Company to Maven represents the best way to maximize value to TheStreet stockholders. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Recommendation of the Board of Directors and its Reasons for the Merger” beginning on page 44.

Q.	Why am I being asked to cast a non-binding, advisory vote to approve the Merger-Related Compensation Proposal and what will happen if such proposal is not approved at the Special Meeting?

A.	In accordance with the rules promulgated under Section 14A of the Exchange Act, TheStreet is providing its stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.

Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger. This non-binding proposal is merely an advisory vote and will not be binding on TheStreet, the Board of Directors or Maven.

Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, certain of our named executive officers will be eligible to receive certain payments, under certain circumstances. For additional information, see the sections entitled “Proposal No. 1: The Merger Proposal—Interests of Certain Persons in the Merger” beginning on page 65 and “Proposal No. 2: The Merger-Related Compensation Proposal” beginning on page 88.

Q.	What vote is required to approve the Merger-Related Compensation Proposal and the Adjournment Proposal?

A.	The Merger-Related Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of TheStreet common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting for approval (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” each proposal).

Q.	How does the Board of Directors recommend that TheStreet stockholders vote with respect to each of the Proposals?

A.	A majority of the Board of Directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of TheStreet and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

For a discussion of factors that the Board of Directors considered in deciding to recommend the approval of the Merger Proposal, see the section entitled “Proposal No. 1: The Merger Proposal—Recommendation of the Board of Directors and its Reasons for the Merger” beginning on page 44.

Q.	Do any of the directors or executive officers have interests in the Merger that are in addition to or may differ from those of TheStreet stockholders generally?

A.	Yes. In considering the recommendation of the Board of Directors to vote in favor of the Merger Proposal, you should be aware that certain of our directors and executive officers have interests in the completion of the Merger that are different from, or in addition to, the interests of TheStreet stockholders generally, as discussed in the section entitled “Proposal No. 1: The Merger Proposal—Interests of Certain Persons in the Merger.” The members of the Board of Directors were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the Merger Agreement, and in recommending to TheStreet stockholders that the Merger Proposal be approved.

Q.	What constitutes a quorum for the Special Meeting?

A.	Holders of a majority of shares of TheStreet common stock entitled to vote at the Special Meeting must be present at the Special Meeting, in person or by proxy, to constitute a quorum, which is necessary to conduct the Special Meeting. Your shares will be counted toward the quorum if you submit a properly executed proxy or vote at the Special Meeting. In addition, abstentions and broker non-votes will be treated as present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. If there is no quorum, then either the chairman of the meeting or the holders of a majority in voting power of the shares of common stock that are entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented.

Q.	Will TheStreet continue to be publicly traded following the Merger?

A.	No. The Merger Agreement provides for the merger of Merger Sub with and into TheStreet, with TheStreet surviving the Merger as a wholly owned subsidiary of Maven. Following the completion of the Merger, the Surviving Corporation will be owned and operated by Maven. TheStreet common stock will no longer be publicly traded and will be delisted from the Nasdaq Capital Market. In addition, TheStreet common stock will be deregistered under the Exchange Act and TheStreet will no longer file periodic reports with the SEC.

Q.	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the Merger Consideration for my shares of TheStreet common stock?

A.	Yes. Under Section 262 of the DGCL, TheStreet stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all applicable requirements of the DGCL, which are summarized in this proxy statement.

Any appraisal amount determined by the court could be more than, the same as or less than the value of the Merger Consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to TheStreet before the vote on the proposal to adopt the Merger Agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the Merger Agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement. Due to the complexity of the appraisal process, stockholders of TheStreet who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Appraisal Rights” beginning on page 60.

Q.	What happens if I sell or otherwise transfer my shares of TheStreet common stock after the record date but before the Special Meeting?

A.	In order to receive the Merger Consideration, you must hold your shares of TheStreet common stock through completion of the Merger. Consequently, if you transfer your shares of TheStreet common stock before completion of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger.

The record date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of TheStreet common stock after the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but the right to receive the Merger Consideration will pass to the person who holds your shares of TheStreet common stock as of immediately prior to the Effective Time. Even if you sell or otherwise transfer your shares of TheStreet common stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). For additional information, see the response to “—Who can attend and vote at the Special Meeting?” above.

Q.	What do I need to do now and how do I vote?

A.	TheStreet encourages you to read this proxy statement carefully, including its annexes, and to consider how the Merger and the actions contemplated by each of the Proposals may affect you.

If your shares of TheStreet common stock are registered directly in your name with TheStreet’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by TheStreet. There are four methods by which you may vote your shares at the Special Meeting:

●	Vote in Person. You may vote your shares in person at the Special Meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the Special Meeting in person, we encourage you to vote in advance by telephone, through the Internet or by mail so that your vote will be counted in the event you later decide not to attend the Special Meeting.

●	Vote by Telephone. You may vote your shares 24 hours a day by calling the telephone number listed on the proxy card and following the instructions provided by the recorded message any time up until 11:59 p.m., Eastern Daylight Time, on [●], 2019, the day before the Special Meeting.

●	Vote by Internet. You may vote your shares 24 hours a day by logging onto the secure website included on the proxy card and following the instructions provided any time up until 11:59 p.m., Eastern Daylight Time, on [●], 2019, the day before the Special Meeting.

●	Vote by Mail. You may vote by completing, signing, dating and promptly returning the proxy card in the postage-paid return envelope provided with the proxy materials for receipt prior to the Special Meeting.

Everyone attending the Special Meeting will be required to present valid picture identification, such as a driver’s license or passport. If your shares are held through an account with a broker, dealer, bank or other nominee, you will need a recent brokerage account statement or letter from your broker, dealer, bank or other nominee reflecting stock ownership as of the record date. If you do not have valid picture identification and, if applicable, a recent brokerage account statement or letter from your broker, dealer, bank or other nominee reflecting stock ownership as of the record date, you may not be admitted to the Special Meeting.

No cameras (including cell phone cameras), recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q.	Should I surrender my book-entry shares now?

A.	No. After the Merger is completed, the payment agent will send each holder of record immediately prior to the Effective Time a letter of transmittal and written instructions that explain how to exchange shares of TheStreet common stock represented by such holder’s book-entry shares for Merger Consideration. If your shares of TheStreet common stock are held in “street name” by your broker, dealer, bank or other nominee, you may receive instructions from your broker, dealer, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q.	If my shares of TheStreet common stock are held in “street name” by my broker, dealer, bank or other nominee, will my broker, dealer, bank or nominee vote my shares for me and may I vote in person?

A.	If your shares of TheStreet common stock are held through an account with a broker, dealer, bank or nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. You must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, dealer, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to TheStreet.

As the beneficial owner, you are also invited to attend the Special Meeting in person. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, dealer, bank or other nominee that holds your shares giving you the right to vote the shares in person at the Special Meeting.

Q.	What happens if I do not sign and return my proxy card or vote by telephone, through the Internet or in person at the Special Meeting or I do not otherwise provide proxy instructions?

A.	If you are a stockholder of record of TheStreet common stock and you do not sign and return your proxy card or vote by telephone, through the Internet or in person, your shares will not be voted at the Special Meeting and will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting. Assuming the presence of a quorum, the failure to return your proxy card or otherwise vote your shares at the Special Meeting will have the same effect as voting “AGAINST” the Merger Proposal and your failure to take action will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting and all of your shares will be voted “FOR” each proposal.

Q.	What if I abstain from voting?

A.	If you attend the Special Meeting or submit a proxy card, but affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting, but will not be voted at the Special Meeting. As a result, your abstention will have the same effect as voting “AGAINST” each proposal.

Q.	What is a “broker non-vote?”

A.	“Broker non-votes” are shares held in “street name” by brokers, dealers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, dealer, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, dealer, bank or nominee does not have discretionary voting power on such proposal. Because brokers, dealers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to the Merger Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal described in this proxy statement, if a beneficial owner of shares of TheStreet common stock held in “street name” does not give voting instructions to the broker, dealer, bank or other nominee, then those shares will not be counted as present in person or by proxy at the Special Meeting with respect to those proposals. If you fail to issue voting instructions to your broker, dealer, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to issue voting instructions to your broker, dealer, bank or other nominee will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q.	May I revoke or change my vote after I have provided proxy instructions?

A.	Yes. You may revoke or change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways: (i) delivering written notice to the Secretary of the Company at TheStreet’s principal executive offices, (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at TheStreet’s principal executive office or (iii) voting in person at the Special Meeting. Your attendance at the Special Meeting without further action on your part will not automatically revoke your proxy. If you have instructed your broker, dealer, bank or other nominee to vote your shares, you must follow directions received from your broker, dealer, bank or other nominee in order to change those instructions.

Q.	Who is paying for this proxy solicitation?

A.	TheStreet will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. TheStreet will bear any fees paid to the SEC. TheStreet may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. TheStreet’s directors, officers and other regular employees may also solicit proxies in person or by other means of communication. Such directors, officers and other regular employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q.	What does it mean if I received more than one proxy card?

A.	If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. These should each be voted and returned separately in order to ensure that all of your shares of TheStreet common stock are voted.

Q.	Will a proxy solicitor be used?

A.	Yes. TheStreet has engaged Morrow Sodali LLC to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $10,000.

Q.	Where can I find the voting results of the Special Meeting?

A.	TheStreet intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that TheStreet files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q.	Whom should I contact if I have any questions about the Merger or the Special Meeting?

A.	If you have any questions about the Merger or the Special Meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow Sodali LLC, our proxy solicitor, at the address and telephone number listed below:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Phone number for banks and brokerage firms: (203) 658-9400

Phone number for shareholders: (800) 662-5200

Email: tst.info@morrowsodali.com

If your shares are held through an account with a broker, dealer, bank or other nominee, you should call your broker, dealer, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents attached to or referred to in this proxy statement contain or may contain “forward-looking statements” of TheStreet within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents attached to or referred to in this proxy statement and relate to a variety of matters, including but not limited to, (i) the timing and anticipated completion of the proposed Merger; (ii) the expected benefits and costs of the proposed Merger; (iii) the tax consequences of the Merger; (iv) the projections of future financial performance of the Company; and (v) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of our management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are attached to or referred to in this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

●	the inability to complete the Merger due to the failure to obtain the Requisite Stockholder Approval or failure to satisfy the other conditions to the completion of the Merger;

●	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

●	litigation or adverse judgments relating to the Merger;

●	fluctuations in our financial results that could affect our stock price;

●	volatility of our stock price, including risks that our stock price may decline significantly if the Merger is not completed;

●	risks associated with the fixed Merger Consideration;

●	risks that TheStreet’s expected cash on hand prior to the Merger will be less than currently expected due to deteriorations in its ongoing business prior to the Merger;

●	the amount of the costs, fees and expenses related to the Merger and the Pre-Merger Distribution;

●	claims and liabilities in connection with the Prior Transactions which would reduce the value of the CVRs;

●	any changes in general economic or industry-specific conditions;

●	the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement;

●	the timing of the completion of the Merger and the impact on our capital resources, cash requirements, continuing losses, management resources and liquidity;

●	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of TheStreet’s current strategy as an independent public company; and

●	the factors discussed under the heading “Risk Factors” in this proxy statement.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to in this proxy statement, as of the date of those documents. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In addition to the other information included in and referred to in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding when evaluating whether to vote your shares to adopt the Merger Agreement and thereby to approve the transactions contemplated by the Merger Agreement, including the Merger. These factors should be considered in conjunction with the other information included in this proxy statement and the risk factors described in TheStreet’s other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018. You may obtain copies of our publicly-filed reports and other information from the sources listed under the section “Where You Can Find Additional Information” on page 92 of this proxy statement. This summary of risks is not exhaustive. New risks may emerge from time to time and it is not possible to predict all risk factors, nor can we assess the impact of all factors on the Merger and the Company or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements. If any of the risks described below or otherwise referred to in this proxy statement actually materialize, the business, financial condition, results of operations, or prospects of TheStreet, or the stock price of TheStreet, could be materially and adversely affected.

Risks Related to the Merger

The consummation of the Merger is subject to a number of conditions, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Merger may not be completed.

The Merger is subject to certain customary closing conditions, including: (i) requisite adoption of the Merger Agreement by the holders of TheStreet common stock; (ii) the absence of any law, governmental order or pending action of any governmental authority preventing or seeking to prevent the consummation of the Merger; (iii) the absence of a material adverse effect on the Company; (iv) the completion of the Pre-Merger Distribution; (v) the accuracy of the representations and warranties of each of the parties to the Merger Agreement (subject to certain materiality exceptions); and (vi) the compliance in all material respects by the parties with the covenants contained in the Merger Agreement. See the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 80. The Merger Agreement will terminate if the Merger does not occur on or before October 31, 2019, and failure to satisfy all of the required conditions could delay the completion of the Merger by a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause the parties to not realize some or all of the intended benefits that are expected to be achieved if the Merger and the transactions contemplated by the Merger Agreement are successfully completed within the expected timeframe.

If we fail to complete the Merger, our business and financial results may be adversely affected.

There can be no assurance that the conditions to the closing of the Merger will be satisfied or waived or that the Merger will be completed. If the Merger is not completed, our ongoing business could be adversely affected and we will be subject to a variety of risks and possible consequences associated with the failure to complete the Merger, including the following:

●	TheStreet may experience negative reactions from the financial markets, including a negative impact on trading price of TheStreet common stock, and from their respective customers, vendors and employees;

●	upon termination of the Merger Agreement under specified circumstances, TheStreet may be required to pay Maven a termination fee of approximately $330,000;

●	TheStreet will incur certain transaction costs, including legal, accounting, financial advisor, filing, printing and mailing fees, regardless of whether the Merger closes;

●	under the Merger Agreement, TheStreet is subject to certain restrictions on the conduct of its business prior to the closing of the Merger, and such restrictions may prevent TheStreet from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger that TheStreet would have made, taken or pursued if these restrictions were not in place which may adversely affect its ability to execute certain of its business strategies;

●	TheStreet may lose key employees during the period in which TheStreet and Maven are pursuing the Merger or if the Merger does not occur, which may adversely affect TheStreet in the future if it is not able to hire and retain qualified personnel to replace departing employees; and

●	the proposed Merger will require substantial commitments of time and resources from and divert the attention of certain management and other key employees of TheStreet which would otherwise have been dedicated to day-to-day operations, including the pursuit of other opportunities that could be beneficial to TheStreet as an independent company.

If the Merger is not completed, these risks could materially affect the business and financial results of TheStreet and its stock price.

While the Merger is pending, TheStreet will be subject to business uncertainties and certain contractual restrictions that could adversely affect the its business and operations.

In connection with the Merger, some customers, vendors or other third parties of TheStreet may react unfavorably, delay or defer decisions concerning their business relationships or transactions with TheStreet which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of TheStreet, regardless of whether the Merger is completed. For example, Mr. James Cramer, our founder and Chief Markets Commentator has advised TheStreet that he intends to terminate his Employment Agreement with TheStreet within thirty days following the closing of the Merger. Although Mr. Cramer’s continued employment is not a condition to the closing of the Merger, his decision may have an adverse impact on obtaining new subscribers for our premium subscription products or on renewals for such subscriptions. Furthermore, due to certain restrictions in the Merger Agreement on the conduct of business prior to the consummation of the Merger, TheStreet may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital expenditures or financing transactions or otherwise pursue other actions related to its business, even if such actions would prove beneficial, which may cause TheStreet to forego certain business opportunities it might otherwise pursue. In addition, the pendency of the merger may make it more difficult for TheStreet to effectively retain and incentivize key personnel and may cause distractions from TheStreet’s business strategy and day-to-day operations for its current employees and management.

During the pendency of the Merger, TheStreet may not be able to enter into a business combination with another party on favorable terms because of restrictions in the Merger Agreement, which could adversely affect TheStreet’s businesses.

TheStreet has made customary representations and warranties to Maven in the Merger Agreement and has agreed to customary covenants, including covenants regarding the operation of TheStreet’s business prior to the completion of the Merger. While the Merger Agreement is in effect, TheStreet is prohibited from entering into or initiating certain transactions, such as a sale of assets, merger, acquisition or other business combination, with any third party, other than in the ordinary course of business. These restrictions apply even if such transactions could be favorable to TheStreet stockholders. As a result, if the Merger is not completed, TheStreet may be at a disadvantage to its competitors.

TheStreet will incur substantial transaction fees and costs in connection with the Merger.

TheStreet will be required to pay certain transaction expenses and other costs incurred in connection with the Merger whether or not the Merger is completed. We expect to incur non-recurring transaction fees, including legal and advisory fees and substantial costs associated with completing the Merger.

Certain provisions of the Merger Agreement make it more difficult for TheStreet to pursue alternatives to the Merger and may discourage third parties from submitting alternative proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The Merger Agreement contains covenants prohibiting TheStreet and its representatives from soliciting, providing information or entering into discussions concerning competing proposals to the Merger, except in limited circumstances relating to bona fide, unsolicited proposals received by TheStreet in writing before the receipt of stockholder approval of the Merger Proposal where the Board of Directors of TheStreet determines in good faith, after consultation with TheStreet’s outside legal and financial advisors, that any such proposal constitutes or could reasonably be expected to result in, after taking such action with respect to such proposal, a “Superior Proposal” (see “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger —The Merger Agreement—Conditions to the Completion of the Merger” for the definition of “Superior Proposal”) and that the failure to take such action with respect to such proposal would likely be a violation of the directors’ fiduciary duties under applicable law. If the Merger Agreement is terminated by TheStreet under such circumstances, TheStreet will be required to pay a termination fee of approximately $330,000. As a result, the Board of Directors may be less inclined to recommend an alternative proposal to the stockholders of TheStreet.

The termination fee and restrictions on solicitation contained in the Merger Agreement may discourage other companies from acquiring TheStreet.

Subject to certain exceptions set forth in the Merger Agreement relating to the receipt of certain unsolicited offers, the Merger Agreement provides that prior to the completion of the Merger, TheStreet will not, among other things, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal (see “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Conditions to the Completion of the Merger” for the definition of “Competing Proposal”), or the making of any proposal that would reasonably be expected to lead to a Competing Proposal; (ii) conduct or participate in any negotiations with or furnish or afford access to any non-public information relating to TheStreet (including the business, properties, assets, books or records of TheStreet) to any third party that is seeking to make, or has made, any Competing Proposal; (iii) engage in discussions with any person with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; (v) enter into any letter of intent or similar agreement providing for or relating to any Competing Proposal, or enter into any agreement requiring TheStreet to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder; or (vi) propose or agree to do any of the foregoing. The Company believes that these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of the Company’s business from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed Merger Consideration or that party were prepared to enter into an agreement that may be favorable to TheStreet or its stockholders.

The Merger Agreement requires TheStreet to pay Maven a termination fee of approximately $330,000, under certain circumstances specified in the Merger Agreement, including termination of the Merger Agreement by TheStreet as a result of an adverse change in the recommendation of the Board of Directors (a “Change of Recommendation”) in order to enter into a definitive agreement with respect to a Superior Proposal. The termination fee and restrictions could discourage other interested parties from acquiring TheStreet even though such parties might be willing to offer greater value to TheStreet stockholders than contemplated by the Merger Agreement. Furthermore, the termination fee described above may result in a potential competing acquirer proposing to pay a lower per-share price to acquire the Company than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by such party in certain circumstances. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Merger Agreement—Termination Fee” beginning on page 81.

Litigation against TheStreet or the members of the Board of Directors could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

It is a condition to the Merger that no governmental authority of competent jurisdiction shall have issued a final or nonappealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement. It is possible that TheStreet stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name TheStreet and members of TheStreet’s Board of Directors as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs and expenses associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger or prevent the Merger from being consummated at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert management’s attention and resources from the closing of the Merger and ongoing business activities, which could adversely affect the operation of the Company’s business.

Our directors and executive officers may have interests in the Merger other than, or in addition to, the interests of our stockholders generally.

Our directors and executive officers may have interests in the Merger that are different from, or are in addition to, the interests of our stockholders generally. As described in more detail below in the section entitled “Proposal No. 1: The Merger Proposal—Interests of Certain Persons in the Merger” beginning on page 65, these interests include, among other things:

●	strategic committee fees as further described below under the section “—Fees Paid to Strategic Committee of the Board of Directors;”

●	cash severance payments and benefits under individual Transaction Severance Agreements upon certain types of terminations of employment occurring prior to or following the Merger, as further described below under the sections captioned “—Transaction Severance Agreements” and “—Employment Arrangements with Eric Lundberg and Margaret de Luna;”

●	new compensation arrangements with Eric Lundberg and Margaret de Luna that will become effective upon the closing of the Merger, as further described below under the section captioned “—Employment Arrangements with Eric Lundberg and Margaret de Luna;” and

●	stay bonuses and pro-rated 2019 annual cash bonuses for all the executive officers of TheStreet, as further described below under the section captioned “—2019 Stay Bonuses and Pro-Rated 2019 Target Bonuses.”

The Board of Directors was aware of these interests, and considered them, in addition to other matters, in evaluating and negotiating the Merger Agreement, reaching its decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending the adoption of the Merger Agreement to TheStreet stockholders.

The CVRs are nontransferable and may not be transferred or assigned except in limited circumstances.

The CVRs are nontransferable, meaning that they may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the CVR is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof. The CVRs will not be registered under the Securities Act, and they will not be listed or traded on any stock exchange in the United States or elsewhere. Therefore, stockholders of TheStreet will not be permitted to sell or transfer the CVRs, except for in certain limited circumstances. The CVRs will not represent any equity or ownership interest in TheStreet, Maven or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. In addition, the CVRs will not have any voting or dividend rights and no interest will accrue on any amounts payable on the CVRs to any holder thereof.

The projected value of the CVRs may not be realized.

The CVRs will entitle each holder thereof to receive a pro rata portion of the funds escrowed in connection with the Prior Transactions when they are released from the relevant escrows, which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. Currently, TheStreet’s management estimates that the total amounts that will be released from such escrows will range from approximately $0.66 per share of TheStreet common stock to approximately $0.77 per share of TheStreet common stock. However, there can be no assurance that these escrows will be released in full or at all since the purchasers in the prior transactions have certain indemnification rights under their agreements with TheStreet which may be satisfied through their receipt of all or portions of such escrows.

The United States federal income tax treatment of the Merger, the Pre-Merger Distribution and the CVRs is uncertain.

The transfer of the shares of TheStreet common stock in the Merger and the receipt of the Pre-Merger Distribution and the CVRs will be a taxable transaction for United States federal income tax purposes. There is no legal authority directly addressing the United States federal income tax treatment of the CVRs or the treatment of payments that may be received pursuant to the CVRs and, therefore, the taxation of the receipt of and payment on the CVRs is uncertain. It is also not entirely clear whether the Pre-Merger Distribution and the receipt of the CVRs will be treated as separate distributions with respect to TheStreet common stock or instead treated as a single integrated transaction with the sale of the holder’s TheStreet common stock in the Merger and treated for federal income tax purposes as a single sale of TheStreet common stock and included as part of the consideration received in the Merger transaction. For a summary of certain material United States federal income tax consequences of the Merger, the Pre-Merger Distribution and receipt of the CVRs see the section entitled “Proposal No. 1: The Merger Proposal—Certain Material United States Federal Income Tax Consequences of the Merger, the Pre-Merger Distribution and Receipt of a CVR to United States Holders of TheStreet Common Stock” beginning on page 58 for additional information.

The fairness opinion obtained from the financial advisor to the Board of Directors will not reflect subsequent developments between the signing of the Merger Agreement and the closing of the Merger.

In connection with the Merger, TheStreet’s Board of Directors received a written opinion, dated June 9, 2019, from Lake Street Capital Markets, LLC, as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received in the Merger pursuant to the Merger Agreement by the holders of TheStreet common stock, which opinion was based on and subject to various assumptions, procedures, considerations, limitations and qualifications, more fully described in the section titled “Proposal No. 1: The Merger Proposal—Opinion of Lake Street Capital Markets, LLC” beginning on page 51. The opinion does not reflect developments that may occur or may have occurred after the date of the opinion, including changes in the market prices of TheStreet common stock, changes to the operations and prospects of TheStreet, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other changes in factors on which the opinions are based, may materially alter or affect the relative value of TheStreet.

PROPOSAL NO. 1:
THE MERGER PROPOSAL

The discussion of the Merger in section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

Overview of the Merger

On June 11, 2019, TheStreet, Maven, and Merger Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into TheStreet (the “Merger”), with TheStreet surviving the Merger as a wholly owned subsidiary of Maven (the “Surviving Corporation”).

As a result of the Merger, TheStreet common stock will no longer be publicly traded and will be delisted from the Nasdaq Capital Market. In addition, TheStreet common stock will be deregistered under the Exchange Act, and TheStreet will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the DGCL (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Maven, Merger Sub and TheStreet and specified in the certificate of merger, being referred to herein as the “Effective Time”).

Merger Consideration

At the Effective Time, each share of common stock, par value $0.01 per share, of TheStreet issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by TheStreet, Maven or Merger Sub and shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL), after giving effect to the Pre-Merger Distribution described below, will automatically be cancelled and converted into the right to receive (i) an amount in cash equal to $3.09183364 per share of TheStreet common stock and (ii) one contractual contingent value right (each, a “CVR”) per share of TheStreet common stock (collectively, the “Merger Consideration”), in each case, without interest and less applicable withholding taxes.

Each CVR will entitle the holder thereof to receive a pro rata portion of the funds escrowed in connection with the Prior Transactions when they are released from the relevant escrows, which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. The terms and conditions of the CVRs will be set forth in a contingent value rights agreement to be entered into prior to the closing of the Merger among TheStreet, Maven and a rights agent (the “CVR Agreement”), as described below under the heading “—Agreements Related to the Merger—The CVR Agreement.” Currently, TheStreet’s management estimates that the total amounts that will be released from such escrows will range from approximately $0.66 per share of TheStreet common stock to approximately $0.77 per share of TheStreet common stock. There can be no assurance that these escrows will be released in full or at all since the purchasers in the Prior Transactions have certain indemnification rights under their agreements with TheStreet which may be satisfied through their receipt of all or portions of such escrows.

The CVRs will not represent any equity or ownership interest in TheStreet, Maven or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. The CVRs will not have any voting or dividend rights and no interest will accrue on any amounts payable on the CVRs to any holder thereof. The CVRs may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the CVR is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof. The CVRs will not be registered under the Securities Act.

Pre-Merger Distribution

Immediately prior to the Effective Time, TheStreet will distribute all of its cash on hand, less certain liabilities and expenses relating to TheStreet’s prior sales of its RateWatch and B2B Business units (collectively, the “Prior Transactions”) and the Merger Agreement and the related transactions, in the form of a cash distribution declared by the Board of Directors and paid to holders of TheStreet common stock (the “Pre-Merger Distribution”), which is expected to be paid concurrently with the cash consideration in the Merger. Currently, TheStreet’s management estimates that the amount of cash TheStreet will be able to distribute in the Pre-Merger Distribution will range from approximately $2.44 per share of TheStreet common stock to approximately $2.61 per share of TheStreet common stock. This estimate reflects management’s estimate of cash to be held by TheStreet assuming that the Pre-Merger Distribution is effectuated on or about July 31, 2019. The actual amount to be distributed will be affected by TheStreet’s operating results, transaction expenses, certain severance benefits that were earned prior to the Merger, the actual timing of the Pre-Merger Distribution and other factors. The effectiveness of the Merger is conditioned upon effectuation of the Pre-Merger Distribution.

Parties to the Merger

TheStreet, Inc.

TheStreet is a leading financial news and information provider to investors and institutions worldwide. The Company’s flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years.

TheStreet was founded in 1996 as a limited liability company and reorganized as a C corporation in 1998. TheStreet’s principal executive offices are located at 14 Wall Street, New York, New York 10005, and its telephone number is (212) 321-5000. TheStreet’s website address is www.t.st. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement. TheStreet common stock is listed on the Nasdaq Capital Market under the trading symbol “TST.” For additional information, see the section entitled “Where You Can Find Additional Information” beginning on page 92.

TheMaven, Inc.

Maven (maven.io) is a coalition of Mavens, including individual thought-leaders to world-leading independent publishers, operating on a shared digital publishing, advertising, and distribution platform and unified under a single media brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN. Maven’s principal executive offices are located at 1500 4th Ave, Suite 200, Seattle, Washington 98101, and the telephone number at that location is (775) 600-2765. The information provided on or accessible through Maven’s website is not part of or incorporated by reference in this proxy statement.

TST Acquisition Co., Inc.

TST Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Maven, which we refer to as “Merger Sub,” was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into TheStreet and will cease to exist.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement and the sale of the B2C Business to Maven. This chronology does not purport to catalogue every conversation among the Strategic Committee (as defined below), the Board of Directors or the representatives of TheStreet, and other parties.

From time to time, the Board of Directors and our senior management team review and evaluate strategic opportunities and alternatives as part of a long-term strategy to increase stockholder value. Such opportunities and alternatives include remaining as a stand-alone entity, potential acquisitions of companies, businesses or assets that align with our strategic objectives and potential dispositions of one or more of our businesses.

The Board’s consideration of strategic opportunities and alternatives took on a renewed focus following the realignment of our capital structure in November 2017, with the Board determining to review, among other things, our mix of businesses with a view to possibly unlocking the value the Board believed was in our portfolio as well as possibly growing our businesses through acquisitions. On November 16, 2017, the Board held a meeting at which the Board discussed possible strategies in this regard and decided that we should pursue a potential divestiture of our RateWatch business which business the Board viewed as a non-core asset of TheStreet.

At a regularly scheduled meeting held on December 14, 2017, the Board approved the formation of a Strategic Committee of the Board (the “Strategic Committee”) to oversee the effort to potentially divest our RateWatch business. The Board appointed Kevin Rendino, Bowers Espy, Stephen Zacharias and Larry Kramer, Chairman of our Board, to serve as the initial members of the Strategic Committee and appointed Mr. Rendino as Chairman effective January 1, 2018.

On February 8, 2018, Messrs. Rendino and Kramer and David Callaway, TheStreet’s Chief Executive Officer at the time, spoke by phone with the Chief Executive Officer of Company A, a leading media company about their potential interest in a strategic transaction with the Company. In the course of this discussion, the Chief Executive Officer of Company A asked whether Company A could sign a non-disclosure agreement with us and receive non-public information about TheStreet. Subsequently, we entered into such a non-disclosure agreement (“NDA”) and provided limited non-public information to Company A. The NDA included a standstill provision (a “standstill”) prohibiting Company A, among other things, from offering to purchase shares of or offering to acquire TheStreet for a period of two years, except when invited to do so by TheStreet. The NDA also included a provision stating that Company A was not permitted to ask for a waiver of the standstill, or a “no-ask, no waiver” provision.

On February 25, 2018, our Board held a meeting to further discuss whether to engage in a review of possible strategic options to maximize value for stockholders. The directors also discussed expanding the authority of the Strategic Committee to oversee this process. Also attending the meeting were representatives of Orrick, Herrington & Sutcliffe LLP, outside legal counsel to TheStreet, which we refer to as “Orrick.” The representatives of Orrick discussed with the members of the Board their fiduciary duties in connection with a sale process and reviewed and discussed with the Board potential conflicts of interests that certain directors may have in connection with the sale process based on other business relationships.

On March 1, 2018, the Board held a regularly scheduled meeting and received updates on TheStreet’s business initiatives and 2017 financial results for TheStreet as a whole and for each of TheStreet’s operating segments, including the B2B Business and the B2C Business. The Board approved expanding the scope of the Strategic Committee to also include a broader review and exploration of TheStreet’s strategic options, code named “Project Boulevard,” to maximize value for all stockholders. The directors agreed that although Project Boulevard would be important to pursue, management must stay focused on, and continue to execute, TheStreet’s strategic plan, which plan had been leading to some improvement in financial results for TheStreet, including in both of the B2B and B2C Businesses. The Board also received an update from Mr. Rendino with respect to the meetings held with financial advisors and discussed the Strategic Committee’s recommendation that TheStreet engage Moelis & Company LLC, which we refer to as “Moelis,” subject to agreement on acceptable engagement terms, including fee structure, to provide financial advice in connection with this review and exploration by the Board and the Strategic Committee. The Board requested that Mr. Rendino negotiate on behalf of TheStreet an appropriate engagement letter with Moelis.

Moelis was formally engaged by us at the end of March 2018 as our financial advisor in connection with the sale process and Moelis is entitled to receive an aggregate fee of $3.25 million for its services as financial advisor, a portion of which was previously paid in connection with the sale of the B2B Business to Euromoney and the balance of which will become payable upon closing of the Merger. Thereafter, the Strategic Committee held, with some exceptions, weekly updates with representatives of Moelis to discuss the status of and to provide direction to these representatives with respect to Project Boulevard. Messrs. Callaway and Eric Lundberg, TheStreet’s current Chief Executive Officer and Chief Financial Officer, joined most of these calls, with Mr. Callaway ceasing to participate upon his resignation from the Board and as Chief Executive Officer of the Company on February 14, 2019.

During March and April of 2018, detailed information was provided by TheStreet to Moelis to enable Moelis to undertake a review of TheStreet’s strategic options, including through various presentations by TheStreet’s management to Moelis. On April 10, 2018, at a regularly scheduled meeting of the Board, representatives of Moelis presented to the Board their preliminary views on certain strategic alternatives for TheStreet, including organic growth and bolt-on acquisitions for certain business units, as well as a sale of TheStreet as a whole to a strategic or financial buyer or a sale of either or both of the B2B Business and the B2C Business to distinct buyers. Representatives of Moelis discussed positive and negative considerations associated with each alternative described. The representatives of Moelis further observed that selling these businesses separately, or even parts of them, might yield higher values since potential acquirers could purchase only the asset they wished to acquire. Following this presentation, the Board reviewed and discussed the strategic options available to TheStreet and authorized TheStreet’s management and Moelis to explore a possible sale of TheStreet as a whole or its underlying business units through a tailored process reviewed by Moelis and instructed senior management to continue to execute on TheStreet’s strategic plan.

On May 17, 2018, the Board held a regularly scheduled meeting during which representatives of Moelis and Orrick joined to discuss Project Boulevard. Representatives of Moelis provided an update on their work and reviewed a list of potential strategic acquirers and potential financial sponsors to be contacted. Orrick also reviewed with the Board their legal duties with respect to reviewing a potential transaction, noted that Board members should direct all inquiries to Mr. Rendino as Chair of the Strategic Committee and responded to questions from the Board. The Board also met in executive session without management or Mr. Cramer to review potential conflicts and review the process to be followed for the strategic review.

Company B, a world leader in business and financial news was identified by TheStreet and Moelis at an early stage in the strategic process review as a potential acquirer of all or a portion of TheStreet given the close relationship of TheStreet’s founder, Mr. Cramer, with both companies. The Board acknowledged the potential conflict of Mr. Cramer with respect to any potential transaction involving Company B given the existing business relationships and synergies between the companies. Another conflict considered by the Board and its advisors was Mr. Cramer’s role as an employee and Chief Markets Commentator of TheStreet, providing services under an employment agreement which expires December 31, 2021, and Mr. Cramer’s association with a significant amount of the revenue in TheStreet’s B2C Business segment.

Company C, a leading media company, was also identified by TheStreet and Moelis at an early stage in the strategic process review as a potential acquirer of all or a portion of TheStreet. The Board acknowledged the potential conflict of Mr. Kramer, a member of the Strategic Committee and Chairman of the Board of TheStreet, who was also a member of the Board of Directors of Company C. Moelis was instructed not to include Mr. Kramer on communications with the Strategic Committee or the Board that included information with respect to Company C’s potential involvement in the sale process.

On May 18, 2018, the Compensation Committee of the Board approved retention arrangements for our named executive officers and certain non-executive employees who would likely be involved with or affected by a potential sale process.

At the direction of the Strategic Committee, representatives of Moelis undertook an outreach program beginning after the May 17, 2018 Board meeting to potential acquirers of TheStreet as a whole or its underlying business units. During this initial process, which continued though the first stage of Project Boulevard and culminated in a definitive agreement to sell the B2B Business on December 6, 2019, more than 80 parties were contacted to gauge their potential interest. These parties consisted of public and private strategic players and financial sponsors in the internet, media, information services and software industries. Of those contacted, 21 strategic parties and 7 financial sponsors executed an NDA, undertook due diligence (including being granted access to an electronic due diligence data site containing confidential information about TheStreet), received a confidential information presentation concerning TheStreet and the B2B and B2C Business units, and received a bid instruction letter requesting that they deliver, by July 16, 2018, formal preliminary, non-binding indications of interest to purchase TheStreet in its entirety or one of its underlying business units. Twenty-three of the NDAs included a standstill provision prohibiting the potential bidder, among other things, from offering to purchase shares of or offering to acquire TheStreet for negotiated time periods ranging from one year to two years, except when invited by TheStreet to do so in accordance with bid procedures established by TheStreet. The standstill included in three of these NDAs terminated upon public announcement of the definitive agreement to sell the B2B Business which occurred on December 6, 2018. Nineteen of the NDAs included a “no-ask, no-waiver” provision stating that a potential bidder was not permitted to ask for a waiver of the standstill. The no-ask, no-waiver provision included in two of these NDAs also terminated on December 6, 2018.

TheStreet and Company B entered into an NDA on June 7, 2018 which did not include a standstill provision.

TheStreet and Company C entered into an NDA on June 7, 2018 which included a standstill provision which expired on December 6, 2018.

On June 20, 2018, TheStreet announced the sale of its RateWatch business unit for $33.5 million to S&P Global, a leading provider of business information to the capital, corporate and commodities markets worldwide (“S&P”). This amount included approximately $3.5 million which was placed in escrow to secure certain indemnification obligations of TheStreet to S&P, which escrow is currently set to be released after August 20, 2019, subject to any indemnification claims made by S&P with respect to the sale transaction. Lake Street Capital Markets, LLC, which we refer to as “Lake Street,” served as financial advisor to TheStreet in connection with the RateWatch sale.

During July and August of 2018, management presentations were made to, and follow-up discussions led by Moelis, at the direction of the Strategic Committee, were held with, nine potential parties, including Company A, Company B and Company C.

In response to the request for non-binding indications of interest, Moelis, on behalf of TheStreet, received two non-binding indications of interest from parties interested in acquiring all of the outstanding equity of TheStreet for cash: a proposal from a private equity firm which valued TheStreet at $54 million on an enterprise value basis and a proposal from Euromoney Institutional Investor PLC (“Euromoney”), an international business-to-business information company focusing on the global financial community, which valued TheStreet at $100 million to $115 million on an enterprise value basis. Moelis also received two other non-binding indications of interest from parties interested in acquiring only the B2B Business.

On July 17, 2018, Company B submitted a non-binding indication of interest to acquire all assets primarily related to the B2C Business for a purchase price of between $5 million and $10 million in cash. On July 27, 2018, Company C notified Moelis by email of its intention not to make an indicative proposal for an acquisition of TheStreet due to there not being a sufficiently large opportunity to accelerate TheStreet’s consumer subscription business to a level that would justify a premium valuation.

Representatives of Company B and Company C had numerous contacts with representatives of TheStreet, including Mr. Cramer, Margaret de Luna, President of the B2C Business at the time and currently President and Chief Operating Officer of TheStreet, and Mr. Lundberg as well as representatives of Moelis and Orrick during the initial phase of the sale process. These parties also conducted due diligence on our B2C Business.

On July 30, 2018, the Strategic Committee held a meeting to discuss Project Boulevard with representatives of our management, Moelis and Orrick in attendance. The representatives of Moelis updated the members of the Strategic Committee on their outreach efforts and the indications of interest described in the preceding paragraphs. The representatives of Moelis reported, among other things, that Company A indicated that it would not submit a bid for TheStreet as a whole and had advised Moelis that they could not offer a purchase price per share greater than the then current trading price of TheStreet’s common stock. Moelis reviewed with the Strategic Committee the non-binding indication of interest from Company B. The representatives of Moelis reported that both Company A and Company C had verbally indicated an interest in the B2C Business only but had not yet submitted indicative proposals to acquire the B2C Business.

On July 30, 2018, Mr. Cramer and a representative of Moelis met with an executive of Euromoney to discuss our B2C Business as Euromoney’s existing business was a multi-brand information business primarily focused on business institutions. On July 31, 2018, representatives of Euromoney attended a management presentation concerning TheStreet, including the B2B and B2C Businesses.

On August 1, 2018, the Board held a meeting to discuss Project Boulevard with representatives of our management, Moelis and Orrick in attendance. The representatives of Moelis provided the members of the Board with a substantially similar update to what they had provided to the Strategic Committee on July 30, 2018.

On August 1, 2018, representatives of Moelis spoke to Company C to explore whether they would be interested in a potential acquisition of the B2C Business only. Following further discussions with the Chair of the Strategic Committee it was decided to provide Company C with additional information to allow them to explore such a transaction.

On August 8, 2018, representatives of Euromoney met with members of our management, including Mr. Cramer, Ms. de Luna, Mr. Lundberg and representatives of Moelis to further discuss our B2C Business.

On August 10, 2018, an executive of Euromoney spoke by phone with a representative of Moelis and advised that Euromoney had reached a firm conclusion that our B2C Business was not a good fit for the business-to-business information focus of Euromoney and therefore Euromoney would not proceed with an acquisition transaction which included the B2C Business. Euromoney further communicated that they would like to pursue an acquisition of the B2B Business only rather than acquiring TheStreet as a whole. Later that same day, Euromoney submitted a new non-binding indication of interest to acquire only the B2B Business at an enterprise valuation range of $90 million to $95 million.

On August 13, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis described the new indication of interest received from Euromoney for the acquisition of the B2B Business only and noted that Company B remained the only entity that had submitted a written indication of interest for the B2C Business only. Representatives of Moelis then described the positive and negative considerations of the principal transaction alternatives available to TheStreet in light of Euromoney’s withdrawal of its proposal to acquire TheStreet as a whole and the lack of any other meaningful bids for TheStreet as a whole. Among the alternatives discussed were the following:

●	Sale of the B2B Business and concurrent sale of the residual public company (containing the B2C Business) to separate acquirers;

●	Sale of the B2B Business and concurrent sale of the B2C Business to separate acquirers with a subsequent public company dissolution; and

●	Sale of the B2B Business with public company (containing the B2C Business) remaining a stand-alone company.

Representatives of Moelis also reported that there had not been significant engagement with Company B concerning its non-binding indication of interest to acquire the B2C Business. The members of the Strategic Committee discussed with the Moelis representatives various possible scenarios for encouraging Company B to increase its interest in and engagement concerning such transaction and to possibly acquire TheStreet as a whole with the B2B Business being sold to a different party given the elevated levels of interest of several bidders for the B2B Business. The members also discussed the possibility of Company A or Company C being interested in the B2C Business although to date neither company had demonstrated any significant interest. Representatives of Moelis advised that the strategic review process had resulted in little interest being shown in the B2C Business. In addition, the members of the Strategic Committee discussed the need for management to prepare a business plan for our B2C Business as operated by TheStreet assuming that the B2B Business is sold and that a transaction involving the B2C Business does not occur and would continue to operate as stand-alone business for the foreseeable future.

On August 17, 2018, a representative of Moelis spoke with a representative of Company C who advised that Company C might have an interest in acquiring TheStreet (including the B2C Business) on the assumption that another party would acquire the B2B Business at the same time. The representative of Company C provided no indication of a possible acquisition price Company C might pay in such a transaction.

On August 22, 2018, Euromoney submitted to Moelis a new non-binding indication of interest for the acquisition of the B2B Business only and reflecting an enterprise value of $88.5 million.

On August 23, 2018, the Strategic Committee met with representatives of TheStreet’s management, Moelis and Orrick in attendance. Representatives of Moelis provided an update on Project Boulevard. Such representatives also discussed the updated proposal from Euromoney which was now just limited to the B2B Business, and the continued strong interest from multiple bidders for the B2B Business. Such representatives also noted that no bidders remained interested in acquiring TheStreet as a whole and interest to date in the B2C Business had been limited, notwithstanding the extensive outreach to date. After Mr. Kramer excused himself from the meeting, the representatives discussed the written indication of interest from Company B for certain assets of the B2C Business and Moelis provided an update on further communications with Company B. Moelis also provided an update on communications with Company C and the Strategic Committee directed Moelis to encourage Company C who had made an oral indication of interest for the B2C Business to provide a firm bid in writing and to make a bid to acquire the entire company assuming the B2B business was sold in a separate transaction to a separate buyer.

On August 26, 2018, a representative of Company D, a private equity fund that had previously expressed an interest in an investment in TheStreet and whose principal was personally known to Mr. Cramer, contacted Moelis to express an interest in receiving information about the B2C Business. TheStreet and Company D entered into an NDA on August 28, 2018 which included a two-year standstill provision which included a “no ask, no waiver” provision. Company D also attended a management presentation on September 4, 2018.

On September 4, 2018, the Strategic Committee held a weekly update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis provided an update on the sale process, including proposals from various parties with respect to an interest in acquiring the B2B Business, or portions thereof, or the B2C Business, with no parties expressing an interest in acquiring the entire company at this time. After Mr. Kramer excused himself from the meeting, the representatives discussed the status of potential bids for the B2C Business, and strategies to continue to keep Company B and Company C engaged in the process and to encourage them to refresh their bids. The Strategic Committee also discussed the recent involvement of Company D in the sales process, the fact that Mr. Cramer was personally acquainted with the principal of Company D and their potential interest in the B2C Business.

On September 10, 2018, the Strategic Committee met, with representatives of TheStreet’s management, Moelis and Orrick in attendance, to review the status of indications of interests for both the B2B and B2C Businesses. The Strategic Committee discussed an additional indication of interest received for the B2B Business which was less than the current proposal from Euromoney. After Mr. Kramer was excused from the meeting, the Strategic Committee discussed the renewed engagement of Company C, one of the potential bidders for the B2C Business on whose Board of Directors Mr. Kramer sits. The Strategic Committee determined that Mr. Kramer should no longer attend meetings of the Strategic Committee until such time as Company C discontinues its interest in pursuing the B2C Business. The Strategic Committee also determined that notwithstanding Mr. Kramer’s conflict, that there were good reasons for Mr. Kramer to continue to attend a previously scheduled meeting with Company B the following week, which was scheduled prior to the active interest that Company C began to show for the first time since the Labor Day holiday.

On September 11, 2018, a representative of Company B called a representative of Moelis and confirmed that Company B was only interested in acquiring the premium subscription component of the B2C Business and had no interest in acquiring TheStreet as a whole or the free website. Company B’s representative inquired about the sales process with respect to our B2C Business and expressed an interest in continuing in this process.

On September 12, 2018, the Strategic Committee met (with Mr. Kramer not in attendance) with representatives of TheStreet’s management, Moelis and Orrick in attendance, to discuss the upcoming meeting with Company B and the possible and actual conflicts of Mr. Cramer, Mr. Kramer and Mr. Lundberg, and to discuss the advisability of having an independent director attend the meeting. Counsel noted that Mr. Cramer has an interest as to who might acquire the B2C Business and assume his employment agreement. Although Mr. Cramer has expressed no such interest to date, Mr. Cramer also might be viewed as a logical buyer. Mr. Kramer’s conflict arises from his role as a member of the board of directors of one of the potential bidders for the B2C Business (Company C). Mr. Lundberg, an as officer and employee of TheStreet, might be perceived as conflicted since he serves at the pleasure of the Board, two of whose members are Mr. Cramer and Mr. Kramer. As a result of the foregoing, Mr. Rendino, an independent director and Chair of the Strategic Committee agreed to attend the upcoming meeting with Company B. In light of Company B’s continued expression of interest in only certain assets of the B2C Business, and the ongoing active interest by multiple bidders for the B2B Business, the Strategic Committee also discussed potential scenarios for the remaining assets following such asset sales, such as selling the remaining public company “shell” or the use of a liquidating trust, or other means to maximize value for TheStreet stockholders.

In response to further inquiries from Company D, a due diligence call was held on September 13, 2018, among representatives of management of TheStreet, including Mr. Lundberg and Ms. de Luna, and representatives of Company D and Moelis.

On September 14, 2018, a representative of Moelis spoke with a representative of Company B regarding a meeting scheduled for September 17, 2018 to discuss our B2C Business, which meeting would include members of the Strategic Committee and our management. The representative of Company B said that they were interested in hearing about opportunities and synergies between our B2C Business and one of their business units. This representative also said they would be interested in hearing what value TheStreet.com might provide given their current view that that portion of our B2C Business was not a natural fit. This representative further advised that they would quickly come to a view on whether they are only interested in the premium component of our B2C Business or would have an interest in acquiring the entire B2C Business.

On September 17, 2018, Messrs. Rendino, Kramer, Lundberg and Cramer met with representatives of Company B to discuss our B2C Business. On September 18, 2018, representatives of TheStreet, including Mr. Lundberg and Ms. de Luna held a follow up call with representatives of Company B to discuss our B2C Business. Several additional due diligence calls of this kind, as well as a meeting, were held over the next ten days between representatives of TheStreet, including Mr. Lundberg and/or Ms. de Luna, and representatives of Company B.

On September 18, 2018, members of the Strategic Committee, excluding Mr. Kramer, met, with representatives of TheStreet’s management, Moelis and Orrick in attendance to receive updates regarding potential bidders in the Project Boulevard process. Mr. Rendino provided an update on the recent meeting with Company B noting that although there was enthusiasm shown by Company B for the B2C Business there was a significant gap in the perceived value of the business. Moelis reported on engagement with Company C noting they expected a written offer to be forthcoming. Moelis also reported on the continuing interest of Company D in our B2C Business.

On September 18, 2018, members of the Compensation Committee and the Strategic Committee also jointly met to review the impact of possible transaction scenarios on TheStreet’s equity plans and retention agreements.

On September 19, 2018, Company D submitted a non-binding indication of interest to acquire the B2C Business in an asset acquisition transaction for a cash purchase price of $17 million, subject to a working capital adjustment. This non-binding indication of interest indicated that Company D would agree to assume Mr. Cramer’s current employment agreement and required that Mr. Cramer become an employee of the purchaser as a condition to closing.

On September 21, 2018, Company C submitted an offer to acquire substantially all of our B2C Business assets for an aggregate purchase price of $20 million to $22 million. Alternatively, the offer noted that they would consider an acquisition of TheStreet as a whole excluding our B2B Business for an aggregate purchase price of $8 million to $10 million, which variance reflected the legal and economic risks perceived by Company C to be associated with acquiring the public entity after TheStreet divested its B2B Business.

On September 24, 2018, TheStreet received an updated indication of interest from Euromoney which reaffirmed its interest in acquiring only the B2B Business at an enterprise valuation of $88.5 million.

On September 24, 2018, the Strategic Committee, excluding Mr. Kramer, held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis discussed with the Strategic Committee the non-binding indications of interest submitted by Company C and Company D with respect to the B2C Business. These representatives also advised the Strategic Committee that Company B had informed them that Company B was not yet ready to submit an updated non-binding indication of interest based on the recent meetings and diligence and also confirmed again that they only were interested in acquiring the premium subscription component of our B2C Business. The Strategic Committee also discussed the status of bids for the B2B business.

On September 26, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis reported on a recent conversation with a representative of Company B who stated that Company B’s view of the value of the B2C Business remained unchanged from the non-binding indication of interest Company B submitted on July 16, 2018 and reiterated that Company B was only interested in acquiring the premium subscription business of our B2C Business. Representatives of Moelis also observed that that Company C still had substantial due diligence work left to do as to our B2C Business and our corporate functions before they could provide a more precise value for an acquisition of either our B2C Business or TheStreet as a whole excluding our B2B Business. The members discussed at length strategies for encouraging the bidders for the B2C Business to increase their interest and engagement and the need for management to prepare a business plan for our B2C Business as operated by TheStreet if the B2B Business were to be sold and a similar transaction involving the B2C Business does not occur at this time.

On October 3, 2018, Messrs. Rendino and Cramer and representatives of Moelis met with representatives of Company C to discuss the B2C Business.

On October 8, 2018, a meeting of the Strategic Committee was held, with representatives of TheStreet’s management, Moelis and Orrick in attendance. A representative from Orrick discussed with the Strategic Committee, among other things, the considerations relating to approving exclusivity with Euromoney for the sale of the B2B Business, the fact that a sale of the B2B Business would constitute a “change of control” for several purposes, including under TheStreet’s employee benefit plans and arrangements and under Mr. Cramer’s employment agreement, which would accelerate all of his unvested restricted stock unit awards, the Board’s fiduciary duties and other legal considerations, an estimated timetable for execution of the sale and the process of dissolution in the event the Company were to sell its B2C Business in addition to the B2B Business in two separate asset transactions.

On October 9, 2018, a further meeting of the Strategic Committee was held to evaluate Euromoney’s latest indication of interest and request for exclusivity. During the meeting, representatives of Moelis discussed with the Strategic Committee TheStreet’s five-year projections for TheStreet prepared by TheStreet’s management and certain preliminary financial information, including a discussion of TheStreet and its projections for both the B2B and B2C Businesses together as well as its projections assuming that the B2B Business is sold and that the B2C Business is not sold. Management noted that the projections for the standalone B2C Business assume that Mr. Cramer’s employment agreement is renewed at the end of 2021, when his current agreement expires. TheStreet’s management, representatives of Moelis and the Strategic Committee further discussed the prospects of the B2C Business continuing as a standalone business, including the effect of transaction expenses, restructuring costs and employee-related costs on valuation. The Strategic Committee then discussed Euromoney’s request for four weeks of exclusivity, with representatives of Moelis noting that Euromoney had expressed concern about spending considerable resources in connection with the purchase of the B2B Business in the absence of exclusivity while being aware that TheStreet would be permitted to continue to pursue a sale of the B2C Business. The Strategic Committee also discussed possible strategies for eliciting best and final bids for the B2C business from current bidders. Following discussion, the Strategic Committee concluded that entering into an exclusivity agreement with Euromoney would be in the best interests of TheStreet and its stockholders and recommended that the Board authorize TheStreet to enter into an exclusivity agreement with Euromoney. The Strategic Committee also instructed Moelis to seek refreshed non-binding indications of interest in our B2C Business from Company B, Company C and an initial non-binding indication of interest from Company D.

On October 12, 2018, at the direction of the Strategic Committee, Moelis sent bid instruction letters to Company B, Company C, Company D and a fourth company that had recently requested information about the process requesting that they deliver, by October 16, 2018, formal preliminary, non-binding indications of interest to purchase our B2C Business.

On October 16, 2018, TheStreet entered into an exclusivity agreement with Euromoney to sell the B2B Business, which exclusivity agreement expressly preserved TheStreet’s right to simultaneously explore the sale of its B2C Business. For additional information concerning the sale process of the B2B Business, see TheStreet’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 11, 2019, as supplemented on February 4, 2019, and in particular the “Background of the Sale” included therein, a copy of which may be obtained from the sources listed under the section “Where You Can Find Additional Information” on page 92 of this proxy statement.

On October 17, 2018, the Strategic Committee met with representatives of TheStreet’s management, Moelis and Orrick. Mr. Kramer did not attend the meeting. The representatives of Moelis discussed with the Strategic Committee the non-binding indications of interest received in response to the updated bid requests sent out on October 12, 2018 to four parties who had previously expressed an interest in the B2C Business, which request included an October 16, 2018 deadline. Moelis noted that two bidders had provided new indications of interest by the requested deadline. Company B submitted an updated indication of interest to acquire all of the assets primarily related to TheStreet’s premium newsletter business at a purchase price of $12 million and included the following conditions to closing: (i) successful negotiation of employment contracts with key personnel, including Mr. Cramer, (ii) appropriate transition services for a period to be determined, (iii) completion of due diligence, and (iv) acceptable review of the other contemplated assets sale transactions and its retained assets in relation to indemnification for the buyer. Company D submitted a revised indication of interest to acquire the B2C Business in an asset acquisition transaction for a cash purchase price of $22 million (on a cash free, debt free basis and subject to a working capital adjustment), agreed to assume Mr. Cramer’s current employment agreement and required Mr. Cramer to become an employee of the purchaser, requested customary transition services and was subject to ongoing due diligence. Neither Company C, which previously had indicated an interest in the B2C business in the $20 million to $22 million range (and had expressed an interest in acquiring the entire company, other than the B2B Business, for a purchase price of $8 million to $10 million), nor a fourth company which had conducted some limited due diligence, submitted an indication of interest as requested, although Company C had advised Moelis that it would not be able to submit such an indication in line with the timetable set by TheStreet.

The Strategic Committee discussed the indications of interest submitted noting that Company D included in its indication of interest a willingness to assume the lease for TheStreet’s headquarter offices at 14 Wall Street (which would entail additional value to TheStreet of approximately $3.6 million) and would also assume Mr. Cramer’s current employment agreement without change (consistent with Mr. Cramer’s expressed preference). The Strategic Committee noted that Company B continued to be interested in only a portion of the B2C Business and that Company C’s previous bid was conditioned among other things, on successful negotiation of an amended employment agreement with Mr. Cramer, which added additional uncertainty in a sale of the B2C Business. The Strategic Committee directed Moelis to encourage Company C to submit an updated indication of interest which should address the treatment of the lease and indicate whether they would assume Mr. Cramer’s existing employment agreement as written. After further discussion, the Strategic Committee directed Orrick to begin preparing a draft exclusivity agreement for submission to Company D assuming authorization by the Board.

On October 18, 2018, Ms. de Luna and a representative of Moelis held a call with a representative of Company C to discuss the B2C Business.

On October 19, 2018, a representative of Company C informed a representative of Moelis that Company C was not ready to submit an updated bid for our B2C Business and recognized this meant that TheStreet may pursue a transaction with another party.

On October 19, 2018, the Strategic Committee met, with representatives of TheStreet’s management, Moelis and Orrick present, to again discuss the non-binding indications of interest from Company B and Company D to acquire our B2C Business and a request by Company D for four weeks of exclusivity. Prior to the meeting, Mr. Cramer requested that Orrick share with the Board (other than Mr. Kramer due to his relationship with Company C) an email which expressed his views on the potential sale of the B2C Business given the potential effect on his employment agreement. Among other things, Mr. Cramer stated in this email that he was not willing to amend the terms of his existing employment agreement now or after the closing of any transaction with any buyer without considering his contractual rights. Mr. Cramer further stated in his email that he had told Company D that he did not presently intend to exercise his rights to terminate his employment agreement if Company D is the ultimate buyer of the B2C business. Mr. Cramer also stated in his email that he had met with representatives of Company C, one of whom said to him that he would like to amend his employment agreement, and Mr. Cramer gave him no assurances he was willing to do so as Company C provided no guidance or comfort to Mr. Cramer on how Company C intended to operate the B2C Business going forward. Mr. Cramer also stated that at no point did he discuss with either bidder anything relating to the consideration they might pay to acquire the B2C Business or the terms of any future arrangements with him, including any terms of his employment agreement or any amendment to it. Lastly, in his email Mr. Cramer disclosed that he and his wife are close personal acquaintances with the principal of Company D, although they have never done business together. Mr. Cramer further advised the Board that he was available to speak with any of the potential bidders about his current role at TheStreet, his views about its future and his thoughts about his employment agreement with TheStreet in the event of a sale transaction.

Representatives from Moelis also notified the Strategic Committee that Company C had informed them that Company C would not submit a revised indication of interest and suggested that Company C would no longer continue to participate in the sale process for the B2C Business. Representatives from Moelis explained that Company C was aware of the Board meeting scheduled and that Company C had willingly missed a deadline set earlier in the week for receipt of revised bids. During the meeting, representatives of Moelis noted that the bid submitted by Company D offered greater value than the bid submitted by Company B. Representatives of Moelis also reviewed in detail with the Strategic Committee the purchase price offered by Company D to acquire our B2C Business and certain financial analyses relating to TheStreet. A representative from Orrick discussed with the Strategic Committee, among other things, considerations related to approving exclusivity with Company D and the Board’s fiduciary duties and other legal considerations. Following discussion, the Strategic Committee concluded that entering into an exclusivity agreement with Company D for the sale of the B2C Business would be in the best interests of TheStreet and its stockholders and recommended that the Board authorize TheStreet to enter into an exclusivity agreement with Company D.

On October 19, 2018, the Board held a meeting immediately following the Strategic Committee meeting to consider the non-binding indications of interest from Company B and Company D to acquire our B2C Business and the Strategic Committee’s recommendation to enter into exclusivity with Company D. Mr. Cramer did not attend the meeting due to his previously disclosed potential conflicts of interests with respect to the B2C Business and the email he requested that counsel share with the Board prior to the meeting as described above. At this meeting, representatives of Moelis and Orrick made presentations substantially similar to those that they made to the Strategic Committee. Following discussion, the Board accepted the Strategic Committee’s recommendation and authorized TheStreet to finalize and enter into an exclusivity agreement with Company D for the sale of the B2C Business, which exclusivity agreement was finalized and executed on October 24, 2018. Thereafter, members of TheStreet’s management team and representatives from Moelis met with representatives of Company D to facilitate Company D’s due diligence on the B2C Business.

On November 2, 2018, the principal of Company D informed Mr. Rendino that Company D was withdrawing from the process to acquire the B2C Business. The principal of Company D noted in a subsequent conversation with representatives of Moelis that based on additional due diligence, Company D had concluded that they could no longer adhere to the value they had assigned to our B2C Business in their last non-binding indication of interest and were not prepared to assign a new value. The principal indicated that if they did offer a new value, it would be substantially lower than their prior indications of interests.

On November 6, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. The members of the Strategic Committee discussed with representatives of management and TheStreet’s advisors various options for proceeding in light of the withdrawal of Company D from the sale process with respect to the B2C business. After extensive discussion, the Strategic Committee instructed Moelis to contact Company B to gauge their interest in a transaction involving the B2C Business.

On November 8, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis reported on communications with representatives of Company B, and reported that Company B had expressed a willingness to move quickly on a B2C transaction. After discussion by the members of the Strategic Committee with their advisors, the Strategic Committee instructed the representatives of Moelis to request Company B to make a new bid for the premium subscription component of the B2C Business and to apprise Company B that any such bid should offer a “public company style deal” with no post-closing liability for TheStreet or post-closing escrows or indemnities, and that Company B would need to take Mr. Cramer’s employment agreement with TheStreet “as is.”

On November 9, 2018, at the direction of the Strategic Committee, representatives of Moelis spoke with a representative of Company B, communicating the Strategic Committee’s message and informed them that TheStreet was no longer in exclusivity with respect to the B2C Business and any interest in a transaction involving the B2C Business should be communicated to representatives of Moelis. Representatives of Moelis and Orrick held a call with representatives of Company B on November 13, 2018 to further discuss the Strategic Committee’s message.

On November 30, 2018, Company B submitted to Moelis a non-binding indication of interest to acquire certain assets of our B2C Business, primarily related to the premium subscription business, for $12 million in cash (the same purchase price as their prior indication of interest on October 16, 2018). The indication of interest requested eight weeks of exclusivity and was conditioned on the successful negotiation of employment contracts with key personnel, including Mr. Cramer, as well as a review of indemnification for the buyer in light of the contemplated transaction involving the sale of the B2B Business to Euromoney which was being negotiated concurrently at this point in time.

On December 2, 2018, at the direction of the Strategic Committee, representatives of Moelis spoke with representatives of Company B and communicated the views of the Strategic Committee that exclusivity was not acceptable at this time and suggested instead that TheStreet and Company B should work to agree on and sign a definitive acquisition agreement within the next 7 to 10 days. At this time the Strategic Committee was seeking to be able to announce definitive agreements for the sale of both the B2B Business and the B2C Business at the same time. The representatives of Company B stated that they were unwilling to proceed on that timeline and would no longer have any further discussions concerning our B2C Business.

On December 4, 2018, representatives of Moelis spoke with representatives of Company C regarding their interest in our B2C Business, the due diligence work they had performed and still needed to perform and the value that they assigned to our B2C Business. After that conversation, Company C delivered an updated non-binding indication of interest to acquire the assets of the B2C Business for an aggregate purchase price of $14 million to $17 million. Company C indicated they remained open to acquiring the parent entity excluding the B2B Business but would need additional information with respect to corporate overhead, public company costs, severance obligations and other liabilities to assess the legal and economic risks associated with an acquisition of the public entity following the divesture of the B2B Business. The revised proposal also indicated that Company C sought to amend the existing employment agreement of Mr. Cramer to expand the scope of his responsibilities and would also look to extend the agreement to expire four years after a transaction close and adjust Mr. Cramer’s termination right on mutually agreeable terms.

On December 4, 2019, the Board approved the definitive purchase agreement with Euromoney to sell the B2B Business. On December 4, 2018, the Compensation Committee of the Board approved the vesting acceleration of all outstanding equity awards effective as of, and contingent upon, the consummation of the sale of the B2B Business, which closed on February 14, 2019. For additional information concerning the B2B sale process, see TheStreet’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 11, 2019, as supplemented on February 4, 2019, and in particular the “Background of the Sale” included therein, a copy of which may be obtained from the sources listed under the section “Where You Can Find Additional Information” on page 92 of this proxy statement.

Following the public announcement of the sale of the B2B Business to Euromoney on December 6, 2018, which announcement also stated that TheStreet was continuing to consider strategic alternatives for its B2C Business, at the direction of the Strategic Committee, Moelis contacted and had discussions with 18 additional parties not previously contacted earlier in the Project Boulevard process. Six of those parties signed NDAs and five were granted access to the data room or met with management. Five of the additional NDAs entered into in the second phase of the sale process included a standstill provision prohibiting the potential bidder, among other things, from offering to purchase shares of or offering to acquire TheStreet for negotiated time periods ranging from one year to two years, except when invited by TheStreet to do so in accordance with bid procedures established by TheStreet. The standstill included in one of these NDAs terminated upon the public announcement of the Merger Agreement on June 12, 2019. Four of the NDAs included a “no-ask, no-waiver” provision stating that a potential bidder was not permitted to ask for a waiver of the standstill, none of which provisions terminated upon the public announcement of the Merger Agreement.

Representatives of Moelis also continued to engage with Company A, Company B and Company C at the direction of the Strategic Committee.

On December 10, 2018, Mr. Rendino received a call from John Fichthorn, Head of B. Riley Alternatives (“B Riley”), a division of B. Riley Capital Management, LLC, and Chairman of Maven, inquiring about the B2C Business and ongoing B2C Business sale process. Mr. Rendino directed Mr. Fichthorn to contact representatives of Moelis if Maven wished to enter into an NDA and receive confidential information about our B2C Business.

On December 10, 2019 the Strategic Committee met to review the B2C Business sale process and to review previous discussions held with companies to date and to explore how the pool of potential bidders could be expanded in light of the fact that a definitive agreement for the sale of the B2B Business had been entered into which should simplify the sale of all of the TheStreet’s common stock with only a single operating segment remaining.

On December 13, 2018, at a regularly scheduled quarterly Board meeting, the Board discussed the ongoing plan to operate the B2C Business as standalone business and discussed the ongoing sale process.

On December 18, 2018, at the direction of the Strategic Committee, a representative of Moelis reached out to a representative of Company A suggesting a call to reconnect on their potential interest in the B2C Business in light of the pending sale of the B2B Business.

On January 3, 2019, representatives of TheStreet’s management team, including Ms. de Luna, Mr. Lundberg and Mr. Cramer, together with representatives from Moelis met with representatives of Company C to provide an update on the performance of the B2C Business and an overview of TheStreet’s business initiatives and budget plans for the 2019 fiscal year. Later in the evening, TheStreet’s management team attended a dinner with these representatives to further discuss strategic opportunities for the combined business. On January 7, 2019, discussions among the parties continued with respect to the performance of the B2C Business and potential synergies resulting from a business combination.

On January 7, 2019, members of the Strategic Committee held a regularly scheduled weekly update call with TheStreet’s senior management team and representatives from Moelis and Orrick to provide an update on the status of the sale of the B2B Business to Euromoney and to review the ongoing process with respect to strategic options for the B2C Business. Mr. Kramer was not invited to attend the call as the ongoing engagement with Company C would be discussed. Management provided an update on the recent meetings with Company C. Representatives from Moelis also provided an update on outreach and conversations with additional parties contacted to elicit their possible interest in the B2C Business.

On January 8, 2019, Mr. Fichthorn had a call with Mr. Rendino and Mr. Lundberg and a call with representatives from Moelis to discuss a possible interest in pursuing a strategic combination of Maven with TheStreet. Mr. Fichthorn indicated that B Riley had recently made a significant investment in Maven. Mr. Fichthorn stated that a potential transaction between TheStreet and Maven might be worth exploring and offered to set up additional meetings with the CEO of Maven as a next step. The representatives discussed next steps and agreed to schedule additional calls between TheStreet’s management and representatives of Maven.

On January 9, 2019, the Compensation Committee of the Board met to review and consider a broad-based retention program for employees of the ongoing B2C Business in light of the pending completion of the sale of the B2B Business to Euromoney. Euromoney had agreed to hire substantially all of the employees primarily associated with the B2B Business which would result in the departure of a significant number of employees from TheStreet’s headquarter offices in New York. The Compensation Committee expressed concern about the negative impact of these events on employee morale, particularly in light of the ongoing strategic process with respect to the B2C Business which had been publicly disclosed and the potential uncertainty of continued long-term employment by TheStreet while the process continued.

On January 14, 2019, a representative of Company A reached out to Moelis for an update on the performance of B2C Business and indicated that Company A would follow up to discuss next steps.

On January 14 and January 22, 2019, members of the Strategic Committee held regularly scheduled weekly calls with TheStreet’s senior management team and representatives from Moelis and Orrick to provide updates on the ongoing strategic process with respect to the B2C Business. Mr. Kramer was not invited to attend these calls as the ongoing engagement with Company C would be discussed. Representatives from Moelis provided an update on active discussions with parties interested in the B2C Business.

On January 23, 2019, B. Riley Financial, Inc., together with affiliates, filed a Schedule 13G beneficial ownership report with the SEC reporting that they had acquired shares of TheStreet common stock representing approximately 7.32% of the outstanding shares of TheStreet.

On January 28, 2019, TheStreet and Maven entered into an NDA which did not include a standstill provision.

On January 30, 2019, Mr. Lundberg and Ms. de Luna held a meeting with representatives of Moelis and Maven to discuss the recent performance of the B2C Business. On January 30, 2019, members of the Strategic Committee held a regularly scheduled weekly call with TheStreet’s senior management team and representatives from Moelis and Orrick to provide an update on the ongoing strategic process with respect to the B2C Business. Representatives from Moelis provided an update on active discussions with parties interested in the B2C Business. Later that evening, Mr. Lundberg, Ms. de Luna and Mr. Cramer attended a dinner with representatives from Maven to further discuss the possibility of a strategic transaction between Maven and TheStreet.

On February 3, 2019, representatives from TheStreet, Maven and Moelis held a call to further discuss Maven’s interest in acquiring the B2C Business and next steps with respect to Maven’s due diligence process.

On February 4, 2019, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Mr. Cramer participated in the update call by invitation of the Strategic Committee. Members of TheStreet’s management reported on recent developments during meetings with representatives of Maven. At this time, Mr. Rendino also informed the members of the Strategic Committee that Moelis had advised him that they had been engaged by an entity that had made an unsolicited offer to acquire Company C and therefore in light of resulting potential conflicts Mr. Rendino would take on direct engagement with the representatives of Company C with respect to their ongoing interest in pursuing a transaction with TheStreet.

On February 5, 2019, representatives of Maven, Moelis and TheStreet’s management held a call to discuss in detail the B2C subscription business and potential synergies in the event of a strategic acquisition.

On February 9, 2019 and February 10, 2019, Mr. Lundberg spoke with Mr. James Heckman, CEO of Maven, to discuss Maven’s operating model for a combined company and compensation incentives for the management team of the B2C Business.

On various occasions throughout the week of February 11, 2019, Mr. Lundberg spoke by phone with representatives of Maven to discuss their financial projections for a combined company reflecting Maven’s acquisition of the B2C Business.

On February 11, 2019, the Board held a regularly scheduled quarterly meeting which included an update on the pending completion of the sale of the B2B Business, which was expected to close later in the week, as well as an update on the B2C Business strategic process. Mr. Rendino as Chair of the Strategic Committee reported that a limited number of communications with potential bidders for the B2C Business were ongoing and he provided an update on the status of each of them. The Board also reviewed the standalone business plan for the B2C Business following the sale of the B2B Business and the related long-term financial model and noted that TheStreet’s ongoing costs as a public company would not be reduced by an equivalent percentage to the reduction in TheStreet’s revenue due to such sale. The Board also discussed the expected amount of the potential distribution to be made to TheStreet stockholders from the net proceeds from the sale of the B2B Business and cash on hand.

On February 12, 2019, TheStreet stockholders approved the sale of the B2B Business to Euromoney for $87.3 million, which sale closed on February 14, 2019. This amount included approximately $0.6 million which was placed in escrow to secure purchase price adjustment payments, if any, and as security for the performance of TheStreet’s tax indemnification obligations to Euromoney, which escrow is currently set to be released after January 31, 2020, subject to any indemnification claim made by Euromoney.

Following the sale of the B2B Business, the continuing operations of TheStreet consisted of solely the B2C Business.

On February 14, 2019 and February 15, 2019, members of TheStreet’s management spoke with representatives of Maven to review in detail Maven’s operating model for a combined company and to discuss the combined operating expenses of such combined company and the potential for various revenue streams.

On February 19, 2019, members of TheStreet’s management spoke with representatives of Maven, who indicated that Maven remained interested in acquiring the B2C Business and would continue to pursue a transaction with the Company in the event Mr. Cramer chose to terminate his employment after the sale.

On February 19, 2019, the Strategic Committee held a meeting with members of TheStreet’s management and representatives of Moelis and Orrick participating to discuss recent developments with respect to the ongoing strategic process for the B2C Business. Representatives of Moelis reviewed its discussions with Maven regarding a possible transaction in which Maven indicated a willingness to acquire all of the outstanding stock of TheStreet while allowing TheStreet to distribute its excess cash to its stockholders. The Strategic Committee also discussed whether Company B might be engaged to reopen discussions with respect to their previous interest in a portion of the B2C Business. After discussion among the members, the Strategic Committee instructed Moelis to assess whether Company B might still have an interest in the B2C Business and to seek clarification from Maven about certain aspects of its expressed interest. After representatives from Moelis and Mr. Kramer excused themselves from the meeting, the Strategic Committee also received an update on the potential ongoing interest of Company C in the B2C Business.

On February 25, 2019, Mr. Cramer shared with the Board and management of TheStreet a memorandum collecting and summarizing publicly available information about Maven and its principal executives in advance of additional meetings with Maven scheduled for later in the day. On February 25, 2019, Mr. Rendino, Mr. Cramer and members of TheStreet’s management team, including Mr. Lundberg and Ms. de Luna, met with representatives of Moelis and Maven to discuss a potential strategic transaction.

On February 28, 2019, representatives of Maven shared with representatives of TheStreet a talking points memorandum for further discussion purposes which summarized a potential commercial agreement as well as a separate potential stock-for-stock merger transaction which would combine Maven and TheStreet.

Following Mr. Zacharias’s resignation from the Board of Directors on March 2, 2019, the Board of Directors appointed Sarah Fay to the Strategic Committee on March 11, 2019.

On March 4, 2019, members of TheStreet’s management and representatives of Moelis spoke with representatives of Maven to discuss Maven’s interest in a strategic transaction with TheStreet.

On March 5, 2019, at the request of members of management of TheStreet, representatives of Moelis reached out to a leading private equity firm that had recently participated in the acquisition of a financial media company on behalf of one of their portfolio companies, which we refer to as Company E, with regard to their possible interest in an acquisition of TheStreet and/or the B2C Business and to suggest that Company E enter into an NDA so that Company E could receive confidential information about our B2C Business.

On March 6, 2019, representatives of Moelis received a written proposal from Maven to acquire TheStreet in an all cash transaction with an enterprise value of $10 million, less $3 million for working capital and the to-be-confirmed cost of buyer-side representation and warranty insurance.

On March 11, 2019, the Board held a meeting with members of TheStreet’s management and representatives of Moelis and Orrick in attendance. Representatives of Moelis provided an update on their work and reviewed a list of potential strategic acquirers and potential financial sponsors to be contacted. Members of the Board observed that the purchase price as proposed by Maven did not adequately capture the value of the B2C Business. Representatives of Moelis were instructed to communicate this message and to seek clarification on certain aspects of Maven’s bid.

On March 11, 2019, Company E informed Moelis of its interest in scheduling a meeting with TheStreet’s management to discuss, among other things, the growth of the subscription business and Mr. Cramer’s role and responsibilities with respect to the B2C Business.

On March 13, 2019, Maven informed representatives of Moelis that it would remain interested in pursuing a strategic acquisition with TheStreet even if Mr. Cramer chose to terminate his employment agreement after the sale.

On March 13, 2019, TheStreet entered into an NDA with the financial sponsor of Company E which included a two-year standstill and a “no-ask, no waiver” provision.

On March 15, 2019, TheStreet received a revised non-binding indication of interest from Maven with an enterprise value of $12 million, less $2 million in the event Mr. Cramer terminated his employment agreement with TheStreet and less the to-be-confirmed cost of buyer-side representation and warranty insurance. The indication of interest indicated that Maven would provide a “highly confident” letter from B Riley with respect to providing financing for the transaction and ongoing working capital following an acquisition. The Strategic Committee held an update call the same day with members of TheStreet’s management and representatives of Orrick to discuss the revised non-binding indication of interest. The Strategic Committee instructed Orrick to review the term sheet received from Golenbock Eiseman Assor Bell & Peskoe LLP (“Golenbock”), counsel to Maven.

On March 26, 2019, TheStreet’s management held a meeting with representatives of Moelis and Maven to discuss Maven’s proposed acquisition of TheStreet.

On March 27, 2019, representatives of Moelis, at the direction of TheStreet, communicated to Maven that receipt of the previously mentioned highly confident letter from B Riley referred to in the most recent indication of interest from Maven would be a condition to entering into exclusivity agreement with Maven.

On March 29, 2019, Mr. Lundberg and Jared Verteramo, TheStreet’s General Counsel, held an introductory call with the Chairman of Company E to further explore their interest in the B2C Business.

On March 30, 2019, representatives of Moelis received a revised indication of interest from Maven which reflected an acquisition of all the equity interests of TheStreet for aggregate cash consideration of $12 million, which consideration would remain unchanged in the event Mr. Cramer chose not to continue his employment in connection with the transaction. Representatives of Moelis also received a highly confident letter dated March 29, 2019 addressed to Maven and TheStreet and signed by B Riley which indicated that B Riley was highly confident of its ability to underwrite, arrange and/or place the financing that would be necessary for Maven to acquire all of the issued and outstanding capital stock of TheStreet, pay Maven’s costs and expenses incurred in connection with the acquisition and to provide for the ongoing working capital needs and other general corporate requirements of Maven and its subsidiaries after giving effect to the acquisition.

On April 1, 2019, the Board held a meeting to receive updates on the sale process and to review and approve a special cash distribution of approximately $94.3 million, or $1.77 per share, to TheStreet stockholders to distribute substantially all of the proceeds of the sale of the B2B Business and cash on hand, while also retaining sufficient capital to operate the B2C Business as a standalone company for the next several years. On April 3, 2019, TheStreet announced that the Board had declared the special cash distribution. In connection with the special cash distribution, the Board also approved a 1-for-10 reverse stock split of TheStreet common stock, which was effected on April 26, 2019.

On April 3, 2019, Company E received preliminary financial analyses prepared by TheStreet’s management and began undertaking due diligence and were provided access to the data room. TheStreet’s management and representatives of Moelis held a call with Company E to discuss the performance of the B2C Business and the possibility of a strategic transaction.

On April 8, 2019, members of the Strategic Committee held a regularly scheduled weekly update call with TheStreet’s senior management team and representatives from Moelis and Orrick to provide an update on the ongoing sales process with respect to the B2C Business. Representatives from Moelis provided an update on discussions with Maven and discussions with Company E. Mr. Lundberg reported that he had spoken with a representative of Company B to discuss their previous bid of $12 million which was only for a portion of the B2C subscription products. Company B indicated that they would honor their previous indication of interest for certain of the premium subscription assets but that they were not inclined to increase the purchase price even when advised that higher bids had been received. The Strategic Committee directed Moelis to continue to engage in discussions with Maven and Company E to explore the best terms for the sale of TheStreet.

On April 8, 2019, representatives from TheStreet, Moelis and Orrick participated in a conference call with representatives from Maven and Golenbock to further discuss the key terms of a potential transaction with Maven which included their confirmation that they would place the aggregate merger consideration to be provided by B Riley in escrow in connection with signing a definitive agreement. On this call, representatives of Maven noted that obtaining voting agreements from at least two existing stockholders of TheStreet would be a condition to a transaction and shared their views on the period of time Maven would need for exclusivity based on other transactions they were considering.

On April 9, 2019, TheStreet received a revised term sheet and non-binding indication of interest from Maven which provided for an acquisition of all the outstanding stock of TheStreet pursuant to a merger, for aggregate cash consideration of $12 million. It reflected that B Riley would undertake to guarantee sufficient capital to fund the transaction on Maven’s behalf. The term sheet provided that TheStreet would be able to pay a dividend to its stockholders in amount equal to its cash balance after a provision for certain excluded liabilities and included provisions for certain cash holdbacks associated with the escrows from the Prior Transactions.

On April 9, 2019, representatives from TheStreet, Moelis and Orrick participated in a conference call with representatives from Maven and Golenbock to further discuss the key terms of a potential transaction with Maven and to respond to the issues raised in the call the previous day and provide counter-proposals.

On April 9, 2019, representatives of Orrick participated in a call with counsel for Mr. Cramer to provide an update on the various sale transactions being considered by the Strategic Committee and noted that neither the Strategic Committee nor the Board had made a decision to enter into exclusivity with any party and therefore TheStreet was not prepared to provide Mr. Cramer a potential transaction notice under his employment agreement at this time. Pursuant to the terms of Mr. Cramer’s employment agreement, Mr. Cramer has the right to terminate his employment agreement for “good reason” following a change of control transaction under certain circumstances.

On April 10, 2019, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Orrick and Moelis to discuss recent developments with respect to the ongoing sale process. Representatives of Moelis reported that TheStreet had received a non-binding indication of interest from Company E, with an enterprise value of $15 million, with a deduction of $2.5 million for certain restructuring and other costs, resulting in an adjusted enterprise value of $12.5 million, together with cash on hand resulting in an illustrative equity value with a range of $30 million to $33 million. The offer was subject to due diligence and conditional on Mr. Cramer’s continued employment with TheStreet and requested six weeks of exclusivity. Representatives of Moelis also reviewed in depth the revised term sheet and non-binding indication of interest previously received from Maven and subsequent calls among the principals. The Strategic Committee directed the Moelis representatives to seek clarification from Maven with respect to certain aspects of its revised indication of interest and to continue discussions with Company E regarding their preliminary offer.

On April 12, 2019, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Orrick and Moelis to discuss the status of the ongoing sale process. Representatives of Moelis provided an update on their work and reviewed the bids previously received from potential strategic acquirers and financial sponsors, including Maven and Company E. Representatives of Moelis reviewed and compared the most recent bids from Maven and Company E noting the differences in the transaction structure of the two deals, the difference in terms with respect to the treatment of Mr. Cramer’s employment relationship and other material terms.

On April 14, 2019, Mr. Lundberg spoke with the Chief Executive Officer of Company E and indicated that TheStreet would be willing to consider a proposal with an increased enterprise value of $20 million and an initial 30-day exclusivity period.

On April 14, 2019, following the exchange of various drafts of the term sheet and exclusivity agreement, Maven sent an updated offer confirming adjustments in certain deal terms to their previous term sheet, including an increase in the aggregate purchase price from $12 million to $14 million, included a material adverse change condition with respect to potential actions by Mr. Cramer, reiterated there would be no financing contingency based on the previously provided highly confident letter from B Riley, and included their interpretation of Mr. Cramer’s employment agreement. Maven also delivered a letter addressed to Mr. Cramer stating their interpretation of his employment agreement assuming actions taken by TheStreet and reaffirming their willingness to employ Mr. Cramer subject to the conditions included in the letter, which included the delivery of an irrevocable proxy to vote his shares in support of a transaction with Maven and offering to waive certain restrictions in his employment agreement following the closing of an acquisition by Maven if Mr. Cramer was willing to assist in the negotiation of certain strategic relationships with TheStreet and a third party. Mr. Verteramo promptly contacted the General Counsel of Maven to confirm receipt of the letters and to also advise Maven that their assumptions with respect to actions taken by TheStreet under Mr. Cramer’s employment agreement were incorrect and provided them with contact information for Mr. Cramer’s counsel should Maven wish to engage in a dialogue with respect to employment terms for Mr. Cramer in connection with a transaction.

On April 17, 2019, representatives from Moelis provided the Strategic Committee with an update on their ongoing communications with representatives of Maven, which included a discussion of key open items on the material terms of a proposed transaction and related matters. Later in the evening on April 17, 2019, Mr. Verteramo sent to the General Counsel of Maven a summary of the key required changes to the comments from Golenbock on the draft merger agreement markup received from Maven earlier in the day, together with a revised exclusivity agreement and term sheet dated April 18, 2019 which provided for exclusivity through April 25, 2019 and noted that TheStreet’s Board would be meeting on the evening of April 18, 2019 to seek approval of the exclusivity agreement and term sheet. Mr. Verteramo also provided clarification with respect to the terms of Mr. Cramer’s employment agreement and again confirmed what had previously been communicated to Maven that TheStreet had not yet provided a potential transaction notice to Mr. Cramer pursuant to Section 4(d) of his employment agreement but was prepared to do so once the exclusivity agreement was signed, and reiterated the Strategic Committee’s previous position that a buyer of the B2C Business should be prepared to assume the employment agreement as written, so that no key employee would be a condition to signing a definitive agreement or to closing a sale transaction.

On April 18, 2019, Company E sent an updated indication of interest to their offer letter of April 10, 2019, indicating a revised preliminary offer to acquire all of the equity interests of TheStreet for a total enterprise value of $17 million, on a cash-free, debt-free basis and with a normal level of working capital, subject to a $2.5 million adjustment for debt like items. Company E’s updated indication of interest also confirmed that its representatives had reviewed the existing employment agreement of Mr. Cramer and would be prepared to continue to operate the business with the current agreement remaining in place. Company E’s letter confirmed it was willing to complete its remaining due diligence quickly and requested a six-week period of exclusivity to negotiate definitive agreements.

On April 18, 2019, the Board meet with members of TheStreet’s management and representatives of Moelis and Orrick to review the sale process. Representatives of Moelis reported that a revised indication of interest had been received from Company E and that due diligence undertakings were underway. They reviewed the current terms of the indication of interest and resulting potential proceeds to the stockholders of TheStreet and other material terms of the proposed transaction. Representatives of Moelis then provided an update to the Board on communications with Maven and noted that the key terms had continued to improve, with an increase in price, an agreement to place the merger consideration into escrow at signing, but that Maven was also requiring that TheStreet offer exclusivity. Representatives from Orrick reported on an issues list with respect to the merger agreement, term sheet and a revised proposal regarding exclusivity that had been sent to Maven and their counsel on April 17, 2019, and that comments to these documents were requested of Maven prior to the Board meeting. The advisors reported that Maven did not communicate with Moelis, Orrick or TheStreet following the delivery of the documents which included a notification of TheStreet’s Board meeting. The Board directed its advisors to continue to work on the proposals with Maven and Company E. The Board also approved the engagement of Lake Street as financial advisor to TheStreet to render a fairness opinion in connection with the sale of all the equity securities of TheStreet or a sale of all or a portion of the assets of TheStreet, and following the meeting an engagement letter was signed.

Subsequent to the Board meeting, on April 19, 2019, TheStreet received a letter from Maven indicating that it was withdrawing its previous offer and indicating that it was no longer interested in acquiring TheStreet.

On April 21, 2019, the Board held a meeting with TheStreet’s management and representatives of Moelis and Orrick to discuss Company E’s revised indication of interest and request for exclusivity which included a verbal agreement to increase its enterprise value to $20 million ($17.5 million net of restructuring and other costs) and an initial exclusivity period of four weeks. The Board directed Moelis to indicate to Company E that TheStreet was prepared to move forward with exclusivity and directed Orrick to prepare an exclusivity agreement and negotiate it with Company E.

On April 23, 2019 the Strategic Committee held a meeting with TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis reported that Company E had submitted an indication of interest with a non-binding valuation of TheStreet at $17.5 million (enterprise value of $20.0 million, less $2.5 million in adjustments for excess space, restructuring and severance costs), which would be increased by the amount of TheStreet’s cash on hand, and was requesting four weeks of exclusivity. The Strategic Committee discussed the possibility of entering into an exclusivity agreement with Company E. The representatives of Moelis updated the members of the Strategic Committee on their outreach efforts and the indications of interest received to date, noting that they had contacted approximately 100 parties since the launch of the process and currently had only received two indicative proposals for the B2C Business that remained outstanding. Company B had previously expressed an interest in acquiring the premium subscription business of the B2C Business for a purchase price of $12 million but had not been willing to increase their offer. After further discussion, the Strategic Committee recommended that the Board approve four weeks of exclusivity with Company E.

On April 23, 2019, the Board held a meeting to consider Company E’s latest indication of interest and the Strategic Committee’s recommendation to enter into exclusivity with Company E. Representatives of TheStreet’s management, Moelis and Orrick were in attendance. At this meeting, representatives of Moelis and Orrick made presentations substantially similar to those they made to the Strategic Committee. Following discussion, the Board accepted the Strategic Committee’s recommendation and authorized TheStreet to finalize and enter into an exclusivity agreement with Company E.

On April 24, 2019, TheStreet entered into an exclusivity agreement with Company E, which included a confidential non-binding term sheet. The exclusivity agreement required that TheStreet cease all current discussions with anyone other than Company E and prohibited TheStreet from soliciting, providing information to or negotiating with other potential buyers of the B2C Business for a period that would extend to May 24, 2019, which could be extended until June 1, 2019 if Company E was continuing to pursue the transaction and confirmed in writing that the consideration and other material terms set forth in the proposed terms had not changed. Later that same day, representatives from Orrick held an initial call with counsel for Company E to discuss the transaction structure, transaction documents, timetable and other matters.

On April 25, 2019, counsel for TheStreet delivered a potential transaction notice to Mr. Cramer pursuant to Section 4(d) of his employment agreement formally notifying Mr. Cramer that TheStreet was pursuing a transaction as outlined in the April 24, 2019 exclusivity agreement entered into with Company E. This was the first such notice provided to Mr. Cramer under Section 4(d) of his employment agreement since the commencement of the sale process in 2018.

Between April 25, 2019 and through May 24, 2019, members of TheStreet’s management team continued to respond to due diligence requests and attend diligence meetings with representatives from Company E and their financial sponsor.

On May 6, 2019, the Board held a meeting with TheStreet’s management and representatives of Orrick and Moelis in attendance. TheStreet’s management reported on due diligence meetings held the week of April 29, 2019 with representatives of Company E and Moelis and that were continuing. Management also reported on the first quarter financial results for the B2C Business.

On May 7, 2019, Orrick delivered drafts of the transaction documents to counsel for Company E. Members of TheStreet’s management team continued to meet with representatives from Company E and their financial sponsor to conduct further due diligence and coordinate various diligence calls and meetings over the next several weeks.

On May 22, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis to discuss recent developments with respect to the ongoing sale process. Representatives of Moelis provided an update on calls with representatives of Company E who relayed that after several weeks of diligence they had confirmed the strength of the management team of TheStreet but were no longer willing to pursue a transaction for all of the outstanding equity interests of TheStreet on the terms set forth on the term sheet attached to the exclusivity agreement dated April 24, 2019. The representatives noted that Company E may be interested in pursuing a transaction involving the assets of the B2C Business in light of concerns they had with the merger structure contemplated by the term sheet. Following discussion, the Strategic Committee directed Moelis to convey to Company E that TheStreet would consider such a proposal, but that it should be in writing and specify what assets they would be willing to acquire and set forth the proposed purchase price and other material terms.

On May 23, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick, Moelis and Lake Street to discuss the status of the sale of the company. Representatives of Lake Street reviewed a preliminary valuation analysis based on management projections for the current B2C Business through 2022 and provided summary valuation observations, both on an enterprise value basis for the B2C Business and on a per share equity value basis with certain assumptions with respect to cash upon closing as well as potential cash to be received in the future by TheStreet stockholders following the release of escrows associated with the Prior Transactions.

On May 24, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis to discuss the sale process. Representatives of Moelis noted that they had yet to receive an alternative proposal for an asset transaction from Company E and that no further communications had been received from Company E. The Strategic Committee also observed that exclusivity with Company E would expire shortly.

On May 28, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis to discuss next steps with respect to the sale process following the expiration of exclusivity with Company E. Representatives of Moelis noted that the Board of Directors of Company E, including their financial sponsor, would be meeting in New York that week to further discuss their possible interest in submitting a revised proposal to TheStreet.

On May 30, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis to review and discuss revised indications of interest received from Company E and Maven earlier that day. Company E had submitted a revised proposal to acquire certain assets of TheStreet for $15 million, which would leave TheStreet with significant costs and liabilities associated with the winddown of a public company. Representatives of Moelis reported that they had participated in a call earlier in the day with Mr. Lundberg and representatives of Company E to discuss the revised proposal and had explained to Company E that their proposal not only reduced value but involved TST bearing additional costs of winding down the public entity which costs would be significant. Company E was asked whether they would reconsider submitting an offer to acquire the entire company and they indicated they were not prepared to do so, and if they did the aggregate purchase price would be substantially less than $15 million.

On May 30, 2019, Maven confirmed a renewed interest in engaging with TheStreet and submitted a revised proposal to acquire all the equity interests of TheStreet in a cash merger transaction for aggregate merger consideration of $14 million, which transaction would also allow TheStreet to distribute its excess cash to stockholders immediately prior to the merger and include a structure where cash held in escrow based on the Prior Transactions would be paid to TheStreet stockholders using a contingent value rights (“CVR”) structure. The proposal included comments from Maven on a draft merger agreement that had been sent to them in April during the prior discussion, included a commitment to deposit the full purchase price in escrow upon the execution of the merger agreement and included a proposal to, upon the closing of an acquisition, enter into an amendment to the current employment agreement with Mr. Cramer to provide that Mr. Cramer could retain the right to terminate his employment agreement with “good reason” within 90 days following the closing of an acquisition (Mr. Cramer’s current employment agreement provides for 30 days).

The Strategic Committee instructed representatives of Moelis to follow up with Company E and asked representatives of Orrick and Mr. Verteramo to follow up with legal counsel for Maven.

On May 31, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis. Representatives of Orrick reported on a call with Golenbock with respect to questions raised on their revised proposal. The Strategic Committee instructed management and representatives of Orrick to move forward with pursuing a potential transaction with Maven. On May 31, 2019, TheStreet informed Company E that it would not be proceeding with their revised proposal.

On June 2, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis to discuss the timing of the Strategic Committee’s response to Maven’s proposal and additional communications among the principals.

On June 3, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis. Representatives of Moelis reported that a revised draft of the merger agreement had been sent to Maven. The Strategic Committee also discussed the current financial terms of the transaction, including the proposed amount of consideration to be received by TheStreet stockholders from the merger consideration, the expected cash distribution, as well as the potential value of the CVR to be issued with respect to cash in escrow from the Prior Transactions.

On June 3, 2019, Orrick distributed a revised draft of the merger agreement, escrow agreement and related agreements to counsel for Maven.

On June 5, 2019, the Strategic Committee held an update call with TheStreet’s management and representatives of Orrick and Moelis to discuss the proposed transaction with Maven. Mr. Lundberg reported on his call with Mr. Heckman with respect to areas of concern, including a request that Mr. Lundberg and Ms. de Luna remain with TheStreet following an acquisition to assist with transition matters. Representatives from Moelis updated the Strategic Committee on their communications with Maven which confirmed that Maven was prepared to increase the merger consideration to $16.5 million. The Strategic Committee also discussed the current financial terms of the transaction, including the proposed amount of consideration to be received by TheStreet stockholders from the merger consideration, the expected cash distribution, as well as the potential value of the CVRs to be issued with respect to cash in escrow from the Prior Transactions.

On June 6, 2019, the Compensation Committee of TheStreet met to consider the terms requested by Mr. Lundberg and Ms. de Luna in exchange for their respective commitments to remain employed by TheStreet for at least three months following the closing of a transaction with Maven and the Compensation Committee approved amendments to their current employment, retention and severance arrangements.

On June 6, 2019, representatives of Orrick held a call with representatives of Maven and Golenbock to discuss open points on the merger agreement and the excluded liabilities schedule.

On June 7, 2019, members of the Strategic Committee participated in a call with representatives from Moelis and Orrick to receive further updates on the status of open business and legal points on the transaction documents.

On June 7, 2019, Maven delivered an updated letter addressed to TheStreet confirming that B Riley was highly confident in its ability to underwrite, arrange and/or place financing sufficient to provide Maven, as of the date of the merger agreement and following the closing of the merger, with sufficient funds to pay the merger consideration and operate the combined businesses.

Between June 1, 2019 and June 9, 2019, management and employees of TheStreet gathered due diligence information requested by Maven and its representatives and advisors and held several telephone conferences with Maven and its representatives and advisors regarding due diligence matters.

Between June 3, 2019 and June 9, 2019, representatives of Orrick and Golenbock exchanged additional drafts of the merger agreement, escrow agreement and CVR agreement and held telephone discussions both with and without representatives of TheStreet and Maven to finalize the merger agreement, ancillary documents and disclosure schedules.

On June 9, 2019, a joint meeting of the Strategic Committee and Board was held, with representatives of TheStreet’s management, Moelis, Lake Street and Orrick present, for purposes of updating the Strategic Committee and Board on the status of the final open points and other issues relating to the sale of TheStreet and voting on the transactions related thereto. Representatives of Orrick summarized key changes to the terms of the merger agreement since the prior meeting. Also, at this meeting, representatives of Moelis reviewed with the Board of Directors the extensive sale process undertaken by TheStreet. Lake Street then reviewed with the Board their presentation and financial analysis regarding the valuation of the B2C Business and the consideration to be received in the merger. Lake Street then rendered its oral opinion to the Board of Directors, which opinion was subsequently confirmed by delivery of a written opinion, dated June 9, 2019, addressed to the Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the cash consideration and CVRs to be paid in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of TheStreet common stock. For more information about Lake Street’s analysis and opinion, see the section of this proxy statement captioned “—Opinion of Lake Street Capital Markets, LLC.” After further discussion, the Strategic Committee unanimously recommended the approval of the Merger to the Board, and the Board, by a vote of six to one (a) determined that it is fair and in the best interests of TheStreet and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (b) approved the execution and delivery of the Merger Agreement by TheStreet, the performance by TheStreet of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (c) resolved to recommend that TheStreet stockholders adopt the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL. Mr. Cramer voted against the Merger and did not provide the Board with any reasons for his vote.

On June 9, 2019, following approval of the Merger Agreement by TheStreet’s Board of Directors, TheStreet provided a potential transaction notice to Mr. Cramer pursuant to the terms of his employment agreement that stated that TheStreet plans to pursue a potential transaction with Maven on terms discussed at the Board meeting held on that date. On June 11, 2019, Mr. Cramer responded to the notice, informing TheStreet of his intention to terminate the employment agreement within thirty (30) days of consummation of the Merger. The continued employment of Mr. Cramer is not a closing condition to the Merger nor may Maven terminate the Merger Agreement due to the termination of Mr. Cramer’s employment for any reason.

On June 10, 2019, B Riley, on behalf of Maven, wired to a designated escrow account established by TheStreet, the cash portion of the Merger Consideration in an aggregate amount of $16.5 million to be held in escrow pursuant to the terms of the Escrow Agreement.

On June 11, 2019, TheStreet and Maven executed and delivered the Merger Agreement, and both parties issued press releases announcing their entry into the Merger Agreement.

Recommendation of the Board of Directors and its Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors, with the assistance of TheStreet’s outside legal counsel and financial advisors, evaluated the terms of the Merger Agreement and the Merger. After careful consideration, our Board of Directors, in a meeting held on June 9, 2019, by a vote of six to one, (i) determined that it is fair and in the best interests of TheStreet and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by TheStreet, the performance by TheStreet of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that TheStreet stockholders adopt the Merger Agreement, and thereby approve the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL. Mr. Cramer voted against the matters above and did not provide the Board with any reasons for doing so.

Our Board of Directors recommends that you vote: (1) “FOR” the Merger Proposal; (2) “FOR”, on a non-binding, advisory basis, the Merger-Related Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In recommending that stockholders vote in favor of the Merger Proposal, the Board of Directors considered a number of factors that it believed supported its decision to take the foregoing actions, including, but not limited to, the following:

Strategic Review Process. The Board of Directors considered the robust and lengthy process discussed above in “—Background of the Merger” (which began in December 2017) through which a special committee of independent directors focused on returning maximum value to our stockholders by reviewing and exploring strategic options available to TheStreet, including the sale of TheStreet as a going-concern and separate sales of the B2B Business and B2C Business segments (the “Strategic Review Process”). The Board of Directors also considered the successful completion of the sales of the RateWatch business in June 2018 and the B2B Business in February 2019. The Board of Directors noted that TheStreet and its advisors contacted approximately 100 parties during the entire Strategic Review Process, executing confidentiality agreements with 34 potential bidders that expressed interest in a potential transaction, out of which TheStreet received written indications of interest from two parties (including Euromoney, which subsequently withdrew its proposal) to acquire TheStreet, including both segments, seven parties to acquire the B2B Business or certain component parts of the B2B Business and five parties (including Maven), two of which were subsequently withdrawn after entering into exclusivity and conducting additional diligence, to acquire the B2C Business or certain component parts of the B2C Business.

Certainty of Value. The Board of Directors considered the consideration to be received by stockholders of TheStreet in the Merger, which will equal a fixed amount of $3.09183364 per share of TheStreet common stock, to (i) the historical earnings and financial performance of the B2C Business and share price of TheStreet and (ii) the Board of Director’s estimate of the current and future prospects of TheStreet as a standalone entity following the sale of RateWatch and the B2B Business. The Board of Directors took into account the fact that upon execution of the Merger Agreement, Maven agreed to deposit, and has in fact deposited, the aggregate cash portion of the Merger Consideration (equal to $16.5 million) with an escrow agent pursuant to the Escrow Agreement, and that these escrowed funds will be paid automatically to a paying agent immediately after the Effective Time, which paying agent will be responsible for paying the cash portion of the Merger Consideration to the former stockholders of TheStreet. The Board of Directors further considered the fact that the form of the Merger Consideration would be a combination of cash, which will provide stockholders with certainty of value and immediate liquidity, and the CVRs, which will entitle the holders thereof to receive the funds escrowed in connection with the Prior Transactions when they are released from the relevant escrows as well as the risks that stockholders will not receive the entire escrowed amounts. Currently, TheStreet’s management estimates that the total amounts that will be released from such escrows will range from approximately $0.66 per share of TheStreet common stock to approximately $0.77 per share of TheStreet common stock. The Board of Directors also considered the Pre-Merger Distribution, which will entail the distribution immediately prior to effectiveness of the Merger of all of TheStreet’s cash on hand, less certain liabilities and expenses relating to the Prior Transactions and the Merger Agreement, which distribution TheStreet’s management estimates will range from approximately $2.44 per share of TheStreet common stock to approximately $2.61 per share of TheStreet common stock. The Board of Directors believed that the certainty of value, in the aggregate, to be so received by TheStreet stockholders was compelling compared to the potential long-term value creation potential of TheStreet and the long-term business risks posed by continuing to operate TheStreet as an independent entity. The Board of Directors further believed that, based upon all of the other factors considered by the Board of Directors after discussion with TheStreet’s management, financial advisors and legal counsel, this was the best reasonably attainable value for TheStreet stockholders and, in particular, that the consideration payable in the Merger represented the highest price that Maven was willing to pay and the highest price per share value reasonably obtainable as of the date of the Merger Agreement. In this regard, the Board of Directors also took into account, among other factors, that during the course of negotiations with Maven, Maven raised its offer price for TheStreet three times, from $2.25 per share on April 9, 2019 to $2.62 per share on May 30, 2019 and finally to $3.09183364 per share on June 5, 2019.

Prospects for the Company. The Board of Directors considered its familiarity with TheStreet’s business, financial condition, results of operations, intellectual property, marketing prowess, management and competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Board of Directors also considered certain other strategic options to the Merger, as well as the possibility of not engaging in a transaction at all. In that regard, the Board of Directors considered TheStreet’s long- and short-term strategic plan and initiatives, including proposals to enhance the overall performance of the B2C Business, which currently is TheStreet’s only business unit, its ability to remain competitive and grow, and certain financial projections for TheStreet (as described under “—Certain Financial Projections” below). The Board of Directors also considered the benefits and potential risks, including execution risks, of pursuing other strategic options available to TheStreet. In addition, the Board of Directors considered the prospects and business plan for TheStreet, including its focus on subscription revenue and expanding event revenue. The Board of Directors noted that TheStreet has reported improving metrics for its B2C subscription business over the last few quarters, including an increase in new orders, average price, bookings, conversion and renewal rates. However, the Board of Directors also considered that revenues for the B2C Business had declined for at least the last three years prior to 2019 and a majority of its revenue is attributable directly to the contributions of the founder of the Company whose current employment agreement expires December 31, 2021, subjecting the Company to significant key person risk.

Ability to Consider Alternative Transactions and to Terminate the Merger Agreement. The Board of Directors noted that, although the Merger Agreement contains customary provisions prohibiting TheStreet from soliciting Competing Proposals from a third party or engaging in negotiations or discussions regarding any Competing Proposal, if a majority of the entire Board of Directors concludes, upon the recommendation of the Strategic Committee and after consultation with TheStreet’s outside legal and financial advisors, that a Competing Proposal constitutes a Superior Proposal that is more favorable from a financial point of view to TheStreet stockholders than the transactions contemplated by the Merger Agreement, and TheStreet has otherwise complied with its obligations described below under the heading “—Agreements Related to the Merger—The Merger Agreement—No Solicitation of Other Offers,” the Board of Directors is permitted to enter into a binding written agreement with respect to such Superior Proposal and terminate the Merger Agreement (subject to the payment of the termination fee, as described below under the heading “—Agreements Related to the Merger—The Merger Agreement—Termination Fee”).

Ability to Change Recommendation to Stockholders. The Board of Directors noted that the Merger Agreement maintains the Board of Directors’ ability to change, qualify, withhold or withdraw TheStreet’s recommendation that its stockholders approve the Merger Proposal in a manner adverse to Maven if, prior to the receipt of the Requisite Stockholder Approval, the Board of Directors concludes in good faith, after consultation with TheStreet’s outside legal and financial advisors, and upon the recommendation of the Strategic Committee, that the failure of the Board of Directors to change, qualify, withhold or withdraw such recommendation may be inconsistent with the directors’ fiduciary duties to TheStreet stockholders under applicable law, provided that, subject to limited exceptions, TheStreet has otherwise complied with its obligations described below under the heading “—Agreements Related to the Merger—The Merger Agreement—No Solicitation of Other Offers.”

Termination Fee. The Board of Directors considered the $330,000 termination fee to be paid to Maven by TheStreet if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, including if the Board of Directors approves the termination of the Merger Agreement in order to enable TheStreet to enter into a binding written agreement with respect to a Superior Proposal. The Board of Directors noted that the termination fee is equal to approximately 2% of the cash Merger Consideration (i.e., implied equity value), which the Board of Directors viewed as reasonable, and which percentage is within the market averages for such fees. The Board of Directors also noted that TheStreet has sufficient liquidity to pay the termination fee if and when it becomes necessary to do so. Accordingly, the Board of Directors believed that a termination fee of this size for the proposed Merger would not, in and of itself, be preclusive of, or a substantial impediment to, other offers and therefore should not unduly deter a third party from making a Superior Proposal or inhibit the Board of Directors from evaluating, negotiating and, if appropriate, terminating the Merger Agreement and accepting a Superior Proposal.

Remedies Available to TheStreet. The Board of Directors considered the fact that TheStreet is entitled to seek specific performance against Maven in order to enforce Maven’s obligations under the Merger Agreement, including payment of the cash portion of the Merger Consideration and release of the escrowed funds to the paying agent. In addition, Maven may receive such escrowed funds back only if the Merger Agreement is terminated in accordance with its terms. See “—Agreements Related to the Merger—The Escrow Agreement; Escrow of Aggregate Cash Merger Consideration.” Further, the Board of Directors considered that TheStreet could terminate the Merger Agreement if Maven were to breach or fail to perform any of Maven’s representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach has prevented or would prevent the satisfaction of any condition to the closing, or if all of the conditions to the obligations of Maven to effect the closing have been satisfied (other than those conditions which by their nature are to be satisfied at the closing) as of the date on which the closing otherwise should have occurred and Maven fails to consummate the closing within two business days following the date on which the closing otherwise should have occurred.

Terms of the Merger Agreement. The Board of Directors considered the terms and conditions of the Merger Agreement, including the limited number and nature of the conditions to Maven’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied. The Board of Directors also considered the changes favorable to TheStreet in the terms and conditions of the Merger Agreement from those initially proposed by Maven.

Likelihood of Completing the Merger. The Board of Directors considered the likelihood that the Merger will be completed, including its belief that there likely would not be regulatory impediments to the transaction nor would the Merger require notification under the HSR Act. The Board of Directors considered the fact that the closing is not conditioned upon Maven’s ability to raise funds to pay the Merger Consideration and that Maven would not need to obtain approval for the transaction from its stockholders. The Board of Directors also considered the facts that Maven would be allowed to terminate the Merger Agreement and abandon the Merger if the employment of either or both of Mr. Eric Lundberg or Ms. Margaret de Luna was terminated (other than due to death or disability) prior to the closing or if 30% or more of the total number of TheStreet’s employees as of the date of the Merger Agreement ceased working for TheStreet. In addition, the Board of Directors considered that the continued employment of Mr. Cramer by TheStreet was not a condition to closing under the Merger Agreement nor would termination of his employment for any reason prior to closing allow Maven to terminate the Merger Agreement and abandon the Merger.

Opinion of Lake Street. The Board of Directors considered the oral opinion of Lake Street, subsequently confirmed in writing, that as of June 9, 2019, based upon and subject to the factors and assumptions set forth therein, the right to receive the cash consideration and CVRs to be paid in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our common stock, as more fully described below under the section of this proxy statement captioned “—Opinion of Lake Street Capital Markets, LLC,” the full text of which written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated thereby, including, among others, the factors described under “Risk Factors” beginning on page 20 in addition to the following:

No Longer an Independent Public Company. The Board of Directors considered the fact that TheStreet would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of TheStreet.

Value of CVRs. The Board of Directors considered the risk that the respective buyers of RateWatch and the B2B Business may make indemnification claims against the escrows funded in connection with the Prior Transactions prior to their release and therefore payment of such funds to holders of CVRs may be delayed significantly until such claims are resolved or may not be made at all if these buyers are entitled to receive all of the escrowed amounts in satisfaction of their claims. The Board of Directors also took into account the fact TheStreet and Maven will agree on mutually acceptable principles to allow Maven to recover from these escrows prior to their distribution to holders of CVRs the reasonable and documented cost of any counsel and other reasonable and documented costs of defending any dispute, claim or litigation relating to, arising out of or in connection with the CVR Agreement from these escrows prior to their distribution to holders of CVRs. Any such recovery by Maven would reduce the funds payable to holders of CVRs. See “—Agreements Related to the Merger—The CVR Agreement”.

Risk of Non-Completion. The Board of Directors considered the possibility that the Merger may not be completed and the adverse effects that a failure to complete the Merger could have on TheStreet’s business, the market price for TheStreet common stock and TheStreet’s relationships with customers and employees, including the facts that (i) TheStreet’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger, (ii) TheStreet will have incurred significant transaction costs, (iii) TheStreet’s prospects could be adversely affected or may be perceived by the market as having been adversely affected, and (iv) TheStreet’s continuing business relationships may be disrupted.

Possible Disruption of the Business of TheStreet. The Board of Directors considered the possible disruption to TheStreet that might result from the announcement of the proposed Merger and the resulting distraction of the attention or departure of TheStreet’s management and employees. The Board of Directors also considered the fact that the Merger Agreement contains certain customary limitations regarding the operation of TheStreet during the period between the signing of the Merger Agreement and the completion of the Merger. See “—Agreements Related to the Merger—The Merger Agreement—Conduct of Business Pending the Merger.” The Board of Directors believed that such limitations were customary for transactions similar to the Merger and appropriately tailored to the specific requirements of the operation of TheStreet.

Differing Interests. In addition to considering the factors described above, the Board of Directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Merger that are different from, or in addition to, the interests of TheStreet stockholders generally, as discussed in the section below entitled “—Interests of Certain Persons in the Merger.” The Board of Directors also considered the terms of the Voting Agreement entered into between Maven, on the one hand, and 180 Degree Capital Corp. and TheStreet SPV Series – a Series of 180 Degree Capital Management, LLC, which together beneficially own approximately 15.4% of our outstanding shares at the close of business on June 20, 2019, the record date of the Special Meeting, and collectively are our largest stockholder. See “—Agreements Related to the Merger—The Voting Agreement.” Pursuant to the Voting Agreement, these stockholders have agreed to vote all of their shares of TheStreet common stock in favor of the Merger Proposal at the Special Meeting. The Board of Directors took into the termination provisions of the Voting Agreement, which, among other things, require automatic termination of the Voting Agreement should the Merger Agreement be terminated in accordance with its terms.

The above discussion of the factors considered by the Board of Directors is not intended to be exhaustive but does set forth certain material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Board of Directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it.

Certain Financial Projections

TheStreet does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the proposed Merger, TheStreet’s senior management prepared certain non-public, unaudited prospective financial information for the calendar years ending December 31, 2019, through December 31, 2023. Such information was reviewed by the Board in its evaluation of the proposed Merger and also provided to TheStreet’s financial advisors, Moelis and Lake Street. The financial projections were also made available to Lake Street in connection with the rendering of Lake Street’s opinion to the Board of Directors.

The financial projections for TheStreet were not prepared with a view toward public disclosure. The financial projections reflect numerous estimates and assumptions made by TheStreet’s senior management team with respect to general business and economic conditions and competitive, regulatory and other future events, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of TheStreet’s business, all of which are difficult to predict and inherently subjective and many of which are beyond TheStreet’s control. Please read the information set forth in the section below entitled “Important Information About the Financial Projections.”

The financial projections include three forecasts to capture potential scenarios based on the prospects of the continued employment of Mr. James Cramer, founder and Chief Markets Commentator of TheStreet. On November 8, 2017, TheStreet and Mr. Cramer entered into an amended and restated employment agreement with a new four-year term commencing January 1, 2018. The continued employment of Mr. Cramer is not a closing condition to the Merger. The scenarios include the following assumptions:

Scenario 1:	Assumes no change to the current employment arrangement with Mr. Cramer (the “Status Quo Forecast”);

Scenario 2:	Assumes that Mr. Cramer’s employment agreement is not renewed after its expiration on December 31, 2021 (the “Key Person Contract Forecast”); and

Scenario 3:	Assumes the closing date of the Merger is August 31, 2019, and that Mr. Cramer’s services are terminated upon the consummation of the Merger (the “Key Person Early Termination Forecast”).

The following tables provide summaries of the three forecasts for the calendar years ending December 31, 2019, through December 31, 2023, with respect to total revenue, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow. The financial projections do not include amounts relating to TheStreet’s B2B Business, the sale of which to Euromoney was completed on February 14, 2019, including gain from sale of the B2B Business, and further exclude compensation and related operating costs relating to employees that did not continue with TheStreet after the closing of the B2B Business sale. The forecasts of Free Cash Flow were prepared by Lake Street and not by TheStreet’s senior management.

Status Quo Forecast

	2019E	2020E	2021E	2022E	2023E
	(Dollars in millions)
Total revenue(1)	$29.8	$31.9	$33.5	$35.2	$37.1
Adjusted EBITDA(1)(2)(3)	$(1.8)	$(0.5)	$0.5	$1.2	$1.9
Adjusted EBITDA Margin(2)(4)	(6.0)%	(1.5)%	1.5%	3.3%	5.1%
Free Cash Flow(1)(2)(5)	$(4.0)	$(1.4)	$0.0	$0.7	$1.4

Key Person Contract Forecast

	2019E	2020E	2021E	2022E	2023E
	(Dollars in millions)
Total revenue(1)	$29.8	$31.9	$33.5	$28.6	$25.5
Adjusted EBITDA(1)(2)(3)	$(1.8)	$(0.5)	$0.5	$(2.0)	$(6.2)
Adjusted EBITDA Margin(2)(4)	(6.0)%	(1.5)%	1.5%	(7.1)%	(24.3)%
Free Cash Flow(1)(2)(5)	$(4.0)	$(1.4)	$0.0	$(4.8)	$(8.3)

Key Person Early Termination Forecast

	2019E	2020E	2021E	2022E	2023E
	(Dollars in millions)
Total revenue(1)	$28.3	$23.6	$22.0	$23.3	$25.1
Adjusted EBITDA(1)(2)(3)	$(1.9)	$(5.6)	$(7.8)	$(7.4)	$(6.5)
Adjusted EBITDA Margin(2)(4)	(6.5)%	(23.8)%	(35.4)%	(31.6)%	(26.0)%
Free Cash Flow(1)(2)(5)	$(4.6)	$(8.9)	$(9.4)	$(8.0)	$(7.0)

(1)	Excludes amounts relating to TheStreet’s B2B Business, the sale of which to Euromoney was completed on February 14, 2019, and compensation and related operating costs relating to employees that did not continue with TheStreet after the closing of the B2B Business sale.

(2)	Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TheStreet may not be comparable to similarly titled amounts used by other companies.

(3)	TheStreet uses “Adjusted EBITDA” as a non-GAAP financial measure, which is defined as results based on GAAP adjusted to exclude interest, income taxes, depreciation and amortization, restructuring, non-cash compensation, severance, gain from the sale of the B2B Business and transactions costs after allocation of corporate overhead.

(4)	TheStreet uses “Adjusted EBITDA Margin” as a non-GAAP financial measure, which is defined as Adjusted EBITDA divided by total revenue.

(5)	“Free Cash Flow” is a non-GAAP financial measure, which is defined as Adjusted EBITDA (as shown in the tables above) less increases in net working capital and capital expenditures. The forecasts of Free Cash Flow were prepared by Lake Street and not by TheStreet’s senior management.

Important Information About the Financial Projections

The financial projections were developed by TheStreet’s senior management (except for the forecasts of Free Cash Flow, which were prepared by Lake Street) on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement (except as noted in Scenario 3 – Key Person Early Termination Forecast), or any changes to TheStreet’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the financial projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context.

TheStreet’s senior management team prepared the financial projections (except for the forecasts of Free Cash Flow, which were prepared by Lake Street) in good faith and on a reasonable basis based on the best information available to TheStreet’s senior management team at the time such projections were prepared. The financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the information provided in this “Certain Financial Projections” section of the proxy statement. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond TheStreet’s control and will be beyond its control following the Merger. There can be no assurance as to which of the financial forecasts will be realized or that any of the financial forecasts will be realized, and actual results may differ materially from those reflected in the financial projections, whether or not the Merger is completed.

The financial projections summarized in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (“GAAP”). As noted in the tables above, certain of the measures included in the financial projections may be considered “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TheStreet may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the financial projections were relied upon by Lake Street for purposes of its opinion and by the Board of Directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Lake Street for purposes of its opinion or by the Board of Directors in connection with its evaluation of the Merger. Accordingly, TheStreet has not provided a reconciliation of the financial measures included in the financial projections to the relevant GAAP financial measures.

All of the financial projections summarized in this section were prepared by, and are the responsibility of, TheStreet’s senior management team, as indicated (except for the forecasts of Free Cash Flow, which were prepared by Lake Street). BDO USA, LLP (“BDO”), TheStreet’s independent registered public accounting firm, did not provide any assistance in preparing the financial projections and has not examined, compiled or otherwise performed any procedures with respect to the financial projections and, accordingly, BDO has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information.

By including in this proxy statement a summary of the financial projections, neither TheStreet nor any of its advisors or representatives has made or makes any representation to any person regarding the ultimate performance of TheStreet’s business compared to the information contained in the financial projections. TheStreet has made no representation to Maven, in the Merger Agreement or otherwise, concerning the financial projections. The financial projections summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of their preparation or any actual results of TheStreet’s business. TheStreet undertakes no obligation, except as required by law, to update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, or to reflect changes in general economic or industry conditions.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that TheStreet, the Board of Directors, Lake Street, Moelis or any party that received the financial projections then considered, or now considers, the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such.

The foregoing summary of the financial projections is not included in this proxy statement in order to induce any stockholder of TheStreet to vote in favor of the Merger Proposal or any other Proposals.

Opinion of Lake Street Capital Markets, LLC

Lake Street rendered its opinion to our Board of Directors that, as of June 9, 2019 and based upon and subject to the factors and assumptions set forth therein, the right to receive $3.09183364 per share in cash and a contractual contingent value right to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our common stock.

Lake Street’s opinion was provided for the benefit of our Board of Directors in connection with and for the purposes of its consideration of the Merger. The opinion only addresses the fairness, from a financial point of view, to the stockholders of the Merger Consideration to be received by the stockholders in the Merger pursuant to the Merger Agreement and did not address any other term or aspect of the Merger Agreement or the Merger. The summary of Lake Street’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lake Street in connection with the preparation of its opinion. However, neither Lake Street’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board of Directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise or any form of assurance by Lake Street as to the condition of the Company. The decision as to whether to proceed with the proposed Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Lake Street’s opinion was based.

In arriving at its opinion, Lake Street, among other things:

●	reviewed drafts of the definitive Merger Agreement and the Escrow Agreement provided to it on June 7, 2019, and a draft of the contingent value rights agreement and disclosure schedules to the Merger Agreement provided to it on June 2, 2019 (which we collectively refer to as the “Transaction Documents”);

●	reviewed certain business, financial and other information and data with respect to the Company that were publicly available or made available to us from the Company’s internal records, including its filed Form 10-K for the year ended December 31, 2018;

●	reviewed certain internal financial projections for the Company’s remaining business, prepared for financial planning purposes and furnished to us by management;

●	conducted discussions with members of senior management with respect to the past and present operations of the business and prospects of the Company’s remaining business;

●	compared the financial performance of the Company’s remaining business with that of publicly traded companies deemed by us to be comparable to the Company’s remaining business to complete a sum-of-the parts valuation;

●	reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

●	performed a discounted cash flow analyses for the Company’s remaining business, based on projected financial performance prepared by management;

●	reviewed the historical market prices and trading activity of the Company’s remaining business common stock;

●	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion; and

●	held discussions with our executive officers regarding our projections and their assessment of the past and current business operations, financial condition and future prospects of the Company.

Lake Street’s opinion was subject to the following additional qualifications and limitations, with the Company’s consent:

●	Lake Street relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Lake Street or discussed with or reviewed by or for Lake Street. In particular, Lake Street assumed that our projections were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of our management as to the expected future results of operations and financial condition of the Company. Lake Street expresses no opinion as to our projections or the assumptions on which they were based.

●	Lake Street also assumed that the Merger will be consummated pursuant to the terms of the Transaction Documents without amendment of any term or condition thereof the effect of which would be in any way meaningful to its analysis, and all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder the effect of which would be in any way meaningful to its analysis. Lake Street also assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect us or the contemplated benefits of the Merger.

●	Lake Street’s opinion addressed only the fairness, from a financial point of view, to the holders of the Company’s common stock of the Merger Consideration of a right to receive $3.09183364 per share in cash and a contractual contingent value right. Lake Street was not requested to opine as to, and its opinion does not in any manner address the relative merits of the Merger or any alternatives to the Merger, our underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Other than with respect to the holders of our common stock, this opinion does not address the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company. Lake Street also did not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of our officers, directors or employees, whether or not relative to the Merger. In addition, Lake Street was not retained to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspect of the Merger, or alternatives available to the Merger.

●	In arriving at its opinion, Lake Street did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not been furnished or provided with any such appraisals or valuations. The analyses performed by Lake Street in connection with its opinion were going concern analyses.

Material Financial Analyses

The following is a summary of the material financial analyses delivered by Lake Street to our Board of Directors in connection with rendering the opinion described above.

The summary of Lake Street’s analyses is not a complete description of the analyses underlying Lake Street’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Lake Street arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Lake Street’s overall conclusion with respect to fairness, Lake Street did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Lake Street believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create an inaccurate or incomplete view of the processes underlying Lake Street’s analyses and opinion.

The implied reference range values indicated by Lake Street’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Much of the information used in, and accordingly the results of, Lake Street’s analyses are inherently subject to substantial uncertainty.

Analysis Overview

In preparing its opinion, Lake Street Capital Markets, LLC performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Lake Street Capital Markets, LLC in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Lake Street Capital Markets, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as they existed on June 7, 2019. For purposes of its analyses, Lake Street Capital Markets, LLC utilized Capital IQ market data as of June 7, 2019.

Consideration of Key Person

A critical consideration in Lake Street’s fairness opinion was the outsized contribution of one particular employee towards the overall revenue production of TST’s revenue. According to the Company’s estimates, a majority (53%) of its total revenue is attributable directly to Mr. James Cramer (“Key Person”), who is the founder of the original company. Moreover, the Company further estimates that over 70% of its subscription revenue is attributed to this individual. This Key Person is 64 years of age and currently has an employment agreement to provide services to the Company through December 31, 2021. Further, pursuant to the proposed acquisition offer, the Purchaser provided the Key Person an opportunity to terminate his contract within 90 days of the closing of the proposed acquisition. Given the significant concentration of revenue from the Key Person and the uncertainty of his future contribution to the Company due to his unknown intentions, a limited contract term and an age that is generally considered to be near retirement, Lake Street believes that any valuation analysis must reflect the likelihood for the business to lose that Key Person’s services. In Lake Street’s view, the most effective approach to measure the potential impact of the Key Person was to consider the impact to a discounted cash flow, or DCF, analysis under the varied scenarios. Lake Street also reviewed the implied valuations from the analysis of comparable companies and transactions. However, because it was not able to identify an even remotely similar Key Person element to these comparables, it did not view those as instructive to determining fairness. Finally, given the uncertainty of the Key Person’s future contribution, Lake Street analyzed those comparables against a pro forma revenue metric for the Company that excluded the revenue from the Key Person to determine an implied range of value for the remainder of the business.

Discounted Cash Flow Analysis

Because a DCF analysis allows for the direct calculation of the effects of various scenarios detailing the potential impact of the Key Person to TST, Lake Street believes that this approach provided the most accurate view into the value of the business. Utilizing estimates prepared by management, Lake Street calculated discounted cash flow analyses based upon different exit scenarios for the Key Person.

●	Status Quo DCF: Lake Street calculated a “status quo” DCF as the sum of the net present value of the estimated unleveraged free cash flows that the Company will generate for the fiscal years ending August 2018 through August 2023, plus the terminal value at the end of such period, in each case assuming that the Key Person continues working with the business indefinitely.

●	Contract Expiration DCF: Additionally, Lake Street calculated a “contract expiration” DCF as the sum of the net present value of the estimated unleveraged free cash flows that the Company will generate for the fiscal years ending August 2018 through August 2023, plus the terminal value at the end of such period, in each case assuming that the Key Person’s services to the Company terminate upon the expiration of his current employment agreement on December 31, 2021.

●	Early Termination DCF: Finally, Lake Street calculated an “early termination” DCF as the sum of the net present value of the estimated unleveraged free cash flows that the Company will generate for the fiscal years ending August 2018 through August 2023, plus the terminal value at the end of such period, in each case assuming that the Key Person’s services terminate upon the closing of the Merger.

The terminal values for all three scenarios were calculated using a terminal multiple. The implied terminal value was calculated, using Lake Street’s professional judgement and experience, based on an enterprise value to revenue multiple of 1.5x. Lake Street noted that the selected terminal EV/Revenue multiple of 1.5x, represented a premium to the current EV/ Revenue of 0.6x; reflecting the median values of comparable companies and transactions. Based on discussions with management, Lake Street further assumed no effective tax rate due to the Company’s NOLs. Lake Street also estimated working capital and capital expenditures as a percent of annual sales per management forecasts, consistent with the Company’s historical rates. Lake Street applied discount rates ranging from 20% to 22% based on its analysis of the weighted average cost of capital and terminal enterprise value to revenue multiples ranging from 1.0x to 2.0x.

The DCF analyses indicated an implied enterprise value range for the Company for each DCF scenario as listed below:

Enterprise Value

(Dollars in millions)

Status Quo	$9.7 to $25.8
Contract	$(2.3) to $8.3
Early Termination	$(17.0) to $(6.9)

To determine the implied equity value per share resulting from the estimated enterprise value, Lake Street relied on the Company’s expected net cash as of closing. This figure was derived by taking the Company’s current net cash of $27 million and subtracting the Company’s estimated future expenses of $12.6 million. Added to this net cash figure was the forecasted value of the Contingent Value Right (“CVR”) of $3.80 million to determine the Company’s expected net cash of $18.22 million as of closing. The resulting implied equity value per share range is below:

Implied Per Share Equity Value

Status Quo	$5.23 to $8.24
Contract	$2.98 to $4.97
Early Termination	$0.22 to $2.12

Sum of The Parts Comparable Public Company Analysis (SoP)

Lake Street analyzed the public market statistics of certain companies it considered comparable to TST and examined various operating performance, trading statistics and information relating to those companies. TST’s remaining segment generates the vast majority of its revenue from two distinct Business-to-Consumer (“B2C”) revenue sources— Digital Media Advertising and Subscription services. This allowed Lake Street to perform a Sum of the Parts analysis; comparing companies that, in our view, are engaged in businesses and have operating profiles more directly comparable to these two primary segments of TST’s remaining business.

Lake Streets Subscription comparable companies analysis included six companies that primarily generate revenue from subscription services to consumers. Lake Street applied both a status quo valuation reflecting revenue estimates provided by management, and a pro forma valuation adjusting for the Key Person impact on company revenue. Management estimated that less than 30% of revenue is not directly driven by the Key Person. Lake Street utilized 2018 and 2019E EV / Revenue multiples ranging 1.4x -3.4x, and 1.4x – 2.1x, respectively; as this multiple range reflected the 75th and 25th percentile of multiple ranges for the group. These six companies used are listed below:

●	The Meet Group, Inc. (MEET)

●	LiveXLive Media, Inc. (LIVX)

●	Spark Networks SE (LOV)

●	Gaia, Inc. (GAIA)

●	Chicken Soup for the Soul Entertainment, Inc. (CSSE)

●	Professional Diversity Network, Inc. (IPDN)

Selected Comparable Subscription Company Data

(Dollars in millions, except per share data)

				LTM Financials		LTM Margins		Enterprise Value / Revenue
Company	Price on 6/7/2019	Market Cap	Enterprise Value	Revenue	EBITDA	Gross	EBITDA	LTM		CY 18		CY 19E
The Meet Group, Inc. (MEET)	$3.73	$281	$301	$190	$25	NM	13%	1.6	x	1.7	x	1.4x
LiveXLive Media, Inc. (LIVX)	$3.51	$183	$183	$32	$-26	6%	NM	5.8	x	5.8	x	3.6x
Spark Networks SE (LOV)	$12.00	$156	$157	$120	$5	34%	4%	1.3	x	1.3	x	1.0x
Gaia, Inc. (GAIA)	$7.19	$129	$119	$47	$-27	87%	NM	2.5	x	2.7	x	2.1x
Chicken Soup for the Soul Entertainment (CSSE)	$7.63	$91	$96	$23	$1	53%	NM	4.1	x	3.6	x	1.6x
Professional Diversity Network, Inc. (IPDN)	$2.16	$11	$11	$7	$-5	80%	NM	1.5	x	1.3	x	NA

	Median	$142	$138	$39	$-3	53%	9%	2.1	x	2.2	x	1.6x
	Average	$142	$144	$70	$-5	52%	9%	2.8	x	2.7	x	1.9x
	25th Percentile	$101	$102	$25	$-21	34%	6%	1.5	x	1.4	x	1.4x
	75th Percentile	$176	$177	$102	$4	80%	11%	3.7	x	3.4	x	2.1x

Lake Streets Digital Media comparable companies analysis included eight companies that primarily generate revenue from Digital Media Advertising. Lake Street applied both a status quo valuation reflecting revenue estimates provided by management, and a pro forma valuation adjusting for the Key Person impact on company revenue. Management estimated that 86% of revenue is not directly driven by the Key Person. Lake Street utilized 2018 and 2019E EV / Revenue multiples ranging 0.3x -1.8x, and 0.3x – 1.5x, respectively; as this multiple range reflected the 75th and 25th percentile of multiples ranges for the group. These eight companies used are listed below:

●	Criteo S.A. (CRTO)

●	TrueCar, Inc. (TRUE)

●	Care.com, Inc. (CRCM)

●	Travelzoo (TZOO)

●	Perion Network Ltd. (PERI)

●	AutoWeb, Inc. (AUTO)

●	Sohu.com Ltd. (SOHU)

●	Zedge, Inc. (ZDGE)

Selected Comparable Digital Media Company Data

(Dollars in millions, except per share data)

				LTM Financials		LTM Margins		Enterprise Value / Revenue
Company	Price on 6/7/2019	Market Cap	Enterprise Value	Revenue	EBITDA	Gross	EBITDA	LTM		CY 18		CY 19E
Criteo S.A. (CRTO)	$18.84	$1,217	$1,068	$2,294	$223	36%	10%	0.5	x	0.5	x	1.1x
TrueCar, Inc. (TRUE)	$5.45	$574	$442	$358	$-22	91%	NM	1.2	x	1.3	x	1.2x
Care.com, Inc. (CRCM)	$14.59	$474	$430	$198	$12	76%	6%	2.2	x	2.2	x	2.0x
Travelzoo (TZOO)	$17.13	$203	$200	$111	$11	89%	10%	1.8	x	1.8	x	1.7x
Perion Network Ltd. (PERI)	$3.05	$79	$90	$246	$23	40%	9%	0.4	x	0.4	x	0.4x
AutoWeb, Inc. (AUTO)	$3.51	$46	$39	$125	$-14	18%	NM	0.3	x	0.3	x	0.3x
Sohu.com Limited (SOHU)	$13.81	$542	$26	$1,859	$10	43%	1%	0.0	x	0.0	x	0.0x
Zedge, Inc. (ZDGE)	$2.07	$21	$19	$10	$0	85%	1%	1.9	x	1.9	x	NA

	Median	$339	$145	$222	$11	60%	8%	0.9	x	0.9	x	1.1x
	Average	$394	$289	$650	$30	60%	6%	1.0	x	1.0	x	1.0x
	25th Percentile	$71	$36	$121	$-4	39%	2%	0.4	x	0.3	x	0.3x
	75th Percentile	$550	$433	$733	$14	86%	10%	1.8	x	1.8	x	1.5x

Lake Street analyzed the following statistics for the comparative analysis:

●	The ratio of fully-diluted enterprise value to calendar year 2018 and calendar 2019 consensus revenue estimates; and

●	The ratio of fully-diluted enterprise value to calendar year 2018 and calendar 2019 on a pro forma basis; reflecting management estimates of revenue related to the Key Person

In evaluating the comparable companies, Lake Street made judgments and assumptions with regard to company profile, industry focus and operating metrics. However, no company utilized in the comparable public company analysis was substantially comparable to the Company. Accordingly, Lake Street believes the analysis of publicly traded companies is not a simple mathematical analysis (such as determining the mean and median). Rather, it involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

The SoP comparable public company analysis indicated the following equity value per share range:

(Dollars in millions, except per share data)

		Status Quo Implied Equity Value Per Share
Metric	TST Statistic	25th		Median		75th
2018 Revenue
Subscription	$19.5	$27.3		$42.8		$65.3
Ads	$8.0	$2.8		$6.9		$14.6
Total	$27.5	$30.1		$49.7		$79.8
Implied EV/ Rev		1.1	x	1.8	x	2.9	x
2019 Revenue
Subscription	$20.5	$29.0		$32.9		$44.0
Ads	$9.3	$3.1		$10.3		$13.7
Total	$29.8	$32.1		$43.2		$57.7
Implied EV/Rev		1.1	x	1.5	x	1.9	x

As with the DCF analysis, to determine the implied equity value per share resulting from the estimated enterprise value, Lake Street relied on the Company’s estimate of net cash as of closing. Lake Street reviewed the Company’s current net cash and estimate of future expenses as well as the forecasted value of the CVR to identify a midpoint of the Company’s expected net cash of $18.22 million as of closing.

(Dollars in millions, except per share data)

		Pro Forma Implied Equity Value Per Share
Metric	TST Statistic	25th		Median		75th
2018 Revenue
Subscription	$5.7	$8.00		$12.5		$19.1
Ads	$7.1	$2.44		$6.1		$12.8
Total	$12.8	$10.4		$18.6		$31.9
Implied EV/ Rev		0.8	x	1.5	x	2.5	x
2019 Revenue
Subscription	$6.0	$8.49		$9.6		$12.9
Ads	$8.0	$2.71		$8.9		$11.8
Total	$14.0	$11.2		$18.5		$24.7
Implied EV/Rev		0.8	x	1.3	x	1.8	x

Precedent Transaction Analysis

In conducting its review, Lake Street performed a valuation analysis based on precedent mergers and acquisitions transactions. Similar to the SoP analysis, Lake Street calculated implied enterprise valuations by considering a pro forma revenue metric that reflected the absence of revenue contribution from the Key Person. In connection with the analysis, Lake Street compared publicly available statistics for select financial information, interactive media & services or digital entertainment related transactions from January 1, 2015 to June 7, 2019. Moreover, all transactions selected had revenues of at least $10 million and enterprise values ranging from $10 million to $500 million. The transactions selected and reviewed and the closing dates for each respective transaction are as follows:

(Dollars in millions)

Closed Date	Target	Buyer	Implied Enterprise Value	Implied Enterprise Value /
				Revenue	EBITDA
10/28/2016	Monster Worldwide, Inc.	Randstad North America, Inc	$361	0.6x	4.8x
10/22/2015	Millennial Media, Inc.	Autobytel, Inc (AutoWeb, Inc.)	$233	0.8x	NM
8/9/2018	Quartz Media LLC	MeetMe, Inc. (The Meet Group, Inc.)	$110	4.0x	NA
6/17/2016	NextAdvisor, Inc.	Baton Holding, LLC	$107	1.5x	7.3x
7/1/2016	United Online, Inc.	B. Riley Financial, Inc.	$71	0.5x	4.7x
10/3/2016	Skout, Inc.	MeetMe, Inc. (nka:The Meet Group, Inc.)	$55	2.3x	NA
2/18/2015	Livingly Media, Inc.	auFeminin.com	$50	3.3x	NA
3/23/2015	Aspiro AB	S. Carter Enterprises, LLC	$49	1.3x	NM
12/31/2015	Vetstreet, Inc.	Henry Schein Animal Health	$48	1.1x	NA
4/12/2016	Cracked Entertainment, Inc.	Scripps Media, Inc.	$39	3.6x	NA
8/11/2015	Classmates, Inc.	Autobytel, Inc (AutoWeb, Inc.)	$30	0.6x	NA
5/21/2015	Dealix Corporation And Autotegrity, Inc.	Autobytel, Inc (AutoWeb, Inc.)	$25	0.4x	NA

		Median	$52	1.2x	4.8x
		Average	$98	1.7x	5.6x
		25th Percentile	$46	0.6x	4.7x
		75th Percentile	$108	2.6x	6.0x

For each of the above listed transactions, Lake Street examined the ratio of implied enterprise value to the target company’s last twelve months, or LTM, revenue.

The precedent transaction analysis indicated the following implied enterprise and equity value per share range:

(Dollars in millions, except per share data)

	TST	Implied Enterprise Value
Metric	Statistic	25th	Median	75th
Status Quo Revenue	$27.5	$15.7	$33.2	$70.2
Pro Forma Revenue	$12.8	$7.3	$15.4	$32.6

	TST	Implied Equity Value
Metric	Statistic	25th	Median	75th
Status Quo Revenue	$27.5	$6.35	$9.63	$16.56
Pro Forma Revenue	$12.8	$4.77	$6.29	$9.51

Other Matters

Lake Street was engaged as a financial advisor to the Board of Directors to provide an opinion to the board as of the date of such opinion, as to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration of $3.09183364 per share to be received by such stockholders in the Merger pursuant to the Transaction Documents. The Board of Directors selected Lake Street based on Lake Street’s experience and reputation. Lake Street is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Strategic Committee, Lake Street is entitled to an aggregate fee of $225,000 as compensation for its services, which was payable upon Lake Street completing and delivering the opinion to the Board of Directors. No portion of Lake Street’s fee was contingent upon either the conclusion expressed in Lake Street’s opinion or whether or not the Merger is successfully consummated. The Company also agreed to reimburse Lake Street for certain expenses and to indemnify Lake Street in respect of certain liabilities that might arise out of its engagement. During the two years preceding the date of Lake Street’s written opinion, Lake Street has performed services for and received customary investment banking fees from the Company in addition to the amount described above.

Certain Material United States Federal Income Tax Consequences of the Merger, the Pre-Merger Distribution and Receipt of a CVR to United States Holders of TheStreet Common Stock

The following is a summary of certain material United States federal income tax consequences of the Merger, the Pre-Merger Distribution and receipt of a CVR to holders of TheStreet common stock that are United States persons. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed Treasury regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders of TheStreet common stock as described herein. This summary does not purport to address all United States federal income tax matters that may be relevant to a particular TheStreet stockholder. The discussion applies only to holders of shares of TheStreet common stock that are “United States persons” (as defined below) and that hold TheStreet common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of TheStreet common stock that are subject to special tax rules, such as insurance companies, tax-exempt entities or organizations (including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code), broker-dealers, financial institutions, traders in securities that elect to mark to market, certain former citizens or long-term residents of the United States, or holders who hold TheStreet common stock as part of a hedge, straddle, constructive sale or conversion transaction (or who may have acquired TheStreet common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code), or as “qualified small business stock”, holders who are subject to the alternative minimum tax or the Medicare tax on net investment income provisions of the Code, holders that are treated as a partnership for United States federal income tax purposes, or holders who acquired TheStreet common stock pursuant to the exercise of employee incentive stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below. Further, with respect to holders of TheStreet common stock whose shares were subject to vesting restrictions at the time such shares were acquired, the discussion assumes that a valid Code Section 83(b) election was made with respect to such shares. Finally, the following discussion does not address (i) the tax consequences under United States federal estate and gift tax laws, or state, local or non-United States tax laws, (ii) the tax consequences of transactions occurring prior to, concurrently or in connection with or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the conversion of notes, exercise of warrants, options or rights to purchase TheStreet common stock in anticipation of the Merger, (iii) the tax consequences of the Merger to holders of options, notes, convertible notes, warrants, or other rights to acquire equity interests in TheStreet, (iv) the tax consequences regarding any compensatory payments made to the holders of TheStreet common stock in connection with the Merger, or (v) the tax consequences with respect to holders of TheStreet common stock who exercise appraisal or dissenter rights.

For purposes of this discussion, “United States person” is a beneficial owner of TheStreet common stock that for United States federal income tax purposes is:

●	An individual who is a citizen or resident of the United States, as determined for United States federal income tax purposes;

●	A corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

●	A trust, the substantial decisions of which are controlled by one or more United States persons and which is subject to the primary supervision of a United States court, or a trust that has validly elected under applicable Treasury regulations to be treated as a United States person for United States federal income tax purposes; or

●	An estate that is subject to United States federal income tax on its income regardless of source.

If you are not a United States person, the following discussion does not apply to you. Holders of TheStreet common stock that are not United States persons will need to consult with their own tax advisors regarding the United States federal income tax consequences of the Merger, the Pre-Merger Distribution and receipt of a CVR.

If a partnership (including any entity treated as such for purposes of United States federal income tax law) holds TheStreet common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership.

TheStreet has not requested a ruling from the Internal Revenue Service (the “IRS”) in connection with the Merger, the Pre-Merger Distribution, receipt of a CVR or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the Merger, the Pre-Merger Distribution, receipt of a CVR or related transactions.

In General. Immediately prior to the Merger, TheStreet will make the Pre-Merger Distribution to holders of TheStreet common stock. The Merger is conditioned upon the completion the Pre-Merger Distribution. In addition, as part of the Merger transaction the holders of TheStreet common stock will receive a CVR which entitles the holders to receive a portion of the payments made from escrows with respect to the Prior Transactions. There is no legal authority directly addressing the United States federal income tax treatment of the CVRs or the treatment of payments that may be received pursuant to the CVRs and, therefore, the taxation of the receipt of and payment on the CVR is uncertain. It is also not entirely clear whether the Pre-Merger Distribution and the receipt of the CVR will be treated as separate distributions with respect to TheStreet common stock or instead treated as a single integrated transaction with the sale of the holder’s TheStreet common stock in the Merger and treated for federal income tax purposes as a single sale of TheStreet common stock and included as part of the consideration received in the Merger transaction (discussed below).

In the case that the Pre-Merger Distribution and CVR distribution are respected as distributions, the amount of the distributions will generally be the amount of cash received in the Pre-Merger Distribution and the fair market value of the CVR on the date of the Merger. Such distributions will be treated as a dividend to the holders of TheStreet common stock to the extent of TheStreet’s current or accumulated earnings and profits (as determined under United States federal income tax principles). If the amount of the distributions exceeds TheStreet’s current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the holder’s adjusted tax basis in TheStreet common stock, and thereafter will be treated as capital gain. Such determination may be required to be made on a share-by-share basis. In the event that the cash ultimately received by the holder of the CVR is different than the amount originally reported, a holder of the CVR will recognize income or loss (and possibly short-term gain or loss), as the case may be, equal to the amount of the difference. TheStreet does not expect to have any current or accumulated earnings and profits for the current taxable year, but there is no assurance that will be the case.

Holders of TheStreet common stock should consult their tax advisors regarding the tax consequences of receipt of the Pre-Merger Distribution and a CVR, including the special tax rules that may be applicable to a dividend received deduction or in the case the dividend is determined to be an “extraordinary dividend” with respect to such holder and the tax consequences in the event that the cash ultimately received by the holder of the CVR is different than the amount originally reported.

The Merger Transaction. The transfer of the shares of TheStreet common stock in the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of TheStreet common stock will recognize capital gain or loss equal to the difference between the holder’s adjusted tax basis in TheStreet common stock surrendered (as adjusted for any distributions made with respect to TheStreet common stock that are treated as a return of capital), and the amount of consideration received in the Merger therefor. The amount and character of such gain or loss generally will be determined with respect to each block of stock that was separately acquired by a holder of TheStreet common stock. Such capital gain or loss will be long-term capital gain or loss if TheStreet common stock has been held for more than one year as of the date of the Merger. The deductibility of capital losses is restricted and, in general, capital losses may only be used to reduce capital gains to the extent thereof. However, holders that are individuals generally may deduct annually $3,000 of capital losses in excess of their capital gains ($1,500 for married individuals filing separately).

In the event that the receipt of a CVR is treated as part of the consideration received in the Merger transaction in exchange for TheStreet common stock, a holder of TheStreet common stock may be permitted to report the transaction under the installment method of reporting gain. In general, unless a taxpayer elects otherwise, gain from the sale of property must be reported on the installment method where the taxpayer has a right to receive a payment after the close of the taxable year of the Merger. The installment method generally permits a taxpayer to spread gain over the payments to be made in a transaction in proportion with such payments. A holder of TheStreet common stock may instead elect out of the installment method and report the entire amount of the cash received at closing and the fair market value of the contingent payments to be received post-closing as amounts received in the year of the Merger transaction.

Payments made to a holder of TheStreet common stock in connection with the Merger, the Pre-Merger Distribution and receipt of a CVR may be subject to backup withholding. Backup withholding generally applies if a holder (i) fails to furnish its Taxpayer Identification Number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, under penalty of perjury, that the TIN provided is correct and such holder is not subject to backup withholding. The amount of any backup withholding from a payment to a holder of TheStreet common stock will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons, including corporations and financial institutions are exempt from backup withholding. Holders of TheStreet common stock should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

The United States federal income tax consequences set forth above are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of TheStreet common stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed above to such holder and the particular tax effects of the Merger, the Pre-Merger Distribution and the receipt of a CVR, including the application and effect of state, local, non-United States and other tax law.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with U.S. generally accepted accounting principles.

Governmental and Regulatory Approvals

TheStreet is not aware of any material federal or state regulatory requirements or regulatory approvals, including under the HSR Act, that must be obtained in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of TheStreet common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of TheStreet common stock unless otherwise expressly noted herein. Only a holder of record of shares of TheStreet common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of TheStreet common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of TheStreet common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.

Under Section 262, if the Merger is completed, holders of shares of TheStreet common stock who: (1) submit a written demand for appraisal of their shares, (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of TheStreet common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of TheStreet common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Merger Consideration in respect of the shares of TheStreet common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) are referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes TheStreet’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of TheStreet common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of TheStreet common stock, TheStreet believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of TheStreet common stock must do ALL of the following:

●	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

●	the stockholder must deliver to TheStreet a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

●	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

●	the stockholder (or any person who is the beneficial owner of shares of TheStreet common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of TheStreet common stock wishing to exercise appraisal rights must deliver to TheStreet, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of TheStreet common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of TheStreet stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of TheStreet common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of TheStreet common stock must be executed by or on behalf of the holder of record, and must reasonably inform TheStreet of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Investor Relations

(212) 321-5000

Any holder of shares of TheStreet common stock who has delivered a written demand to TheStreet and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to TheStreet a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and TheStreet, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of TheStreet common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of TheStreet common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of TheStreet common stock. Accordingly, any holders of shares of TheStreet common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of TheStreet common stock within the time and in the manner prescribed in Section 262. The failure of a holder of TheStreet common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of TheStreet common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which TheStreet has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of TheStreet common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of TheStreet common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of TheStreet common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of TheStreet common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither TheStreet nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of TheStreet and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of TheStreet common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of TheStreet common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of TheStreet common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of TheStreet common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of TheStreet common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Employee Matters

Maven will provide or will cause the Surviving Corporation to provide to employees of TheStreet and any of its Subsidiaries (“TheStreet Employees”) compensation (base salary and bonus opportunity) that is, in the aggregate, no less favorable than the compensation provided by TheStreet immediately prior to the closing of the Merger and benefits that are, in the aggregate, no less favorable than the benefits Maven provides to its similarly situated employees.

For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of Maven, TheStreet, the Surviving Corporation or any of their subsidiaries and affiliates providing benefits to any TheStreet Employees after the closing of the Merger (the “New Plans”), each TheStreet Employee will be credited with his or her years of service with TheStreet, its subsidiaries and their respective affiliates before the closing of the Merger, to the same extent as such employee was credited, before the closing of the Merger, for such service under any similar TheStreet benefit plan. Maven will continue to maintain TheStreet benefit plans providing medical, dental, pharmaceutical and/or vision benefits until the end of the applicable plan year in which the closing of the Merger occurs. In addition, Maven will, to the extent permitted by applicable law, take all reasonable steps to (x) waive all limitations as to pre-existing conditions exclusions, evidence of insurability requirements, waiting periods and actively-at-work or similar requirements with respect to participation and coverage requirements applicable to TheStreet Employees under any medical, dental, pharmaceutical, vision and/or disability benefit plans that such employees may be eligible to participate in after the closing date of the Merger; and (y) provide TheStreet Employees and their eligible dependents with credit for any co-payments, deductibles, out-of-pocket requirements and offsets (or similar payments) made under TheStreet benefit plans for the plan year in which the closing occurs under the New Plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under such New Plans as if such amounts had been paid in accordance with such New Plans.

Any vacation or paid time off accrued but unused by TheStreet Employees as of immediately prior to the closing date of the Merger will be credited to such TheStreet Employees following the closing date of the Merger. All future vacation accruals will be subject to the terms of Maven’s vacation policies, taking into account the balance of any credited vacation or paid time off; provided that no credited vacation or paid time off will be subject to forfeiture.

Treatment of Company Equity Awards

At the Effective Time, each option granted by TheStreet to purchase shares of common stock under its 2007 Performance Incentive Plan, as amended and restated, which is outstanding and unexercised immediately prior to the Effective Time will be cancelled without consideration.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board of Directors that TheStreet stockholders vote “FOR” the Merger Proposal, you should be aware that TheStreet’s directors and executive officers have financial interests in the Merger that may be in addition to, or different from, their interests as stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger. Stockholders should take these benefits into account in deciding whether to vote for the Merger Proposal. As described in more detail below, these interests include:

●	strategic committee fees as further described below under the section “—Fees Paid to Strategic Committee of the Board of Directors”;

●	cash severance payments and benefits under individual Transaction Severance Agreements upon certain types of terminations of employment occurring prior to or following the Merger, as further described below under the sections captioned “—Transaction Severance Agreements” and “—Employment Arrangements with Eric Lundberg and Margaret de Luna”;

●	new compensation arrangements with Eric Lundberg and Margaret de Luna that will become effective upon the closing of the Merger, as further described below under the section captioned “—Employment Arrangements with Eric Lundberg and Margaret de Luna”; and

●	stay bonuses and pro-rated 2019 annual cash bonuses for all the executive officers of TheStreet, as further described below under the section captioned “—2019 Stay Bonuses and Pro-Rated 2019 Target Bonuses.”

For further information with respect to the arrangements between TheStreet and its executive officers and directors described in this section, as well as other arrangements between TheStreet and its executive officers and directors, please see Amendment No. 2 to our Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 30, 2019. You may obtain copies of our publicly-filed reports and other information from the sources listed under the section “Where You Can Find Additional Information” on page 92 of this proxy statement.

Fees Paid to Strategic Committee of the Board of Directors

In June 2019, the Board approved a cash payment of $50,000 to each of Kevin Rendino, Larry Kramer, Bowers Espy and Sarah Fay, all of whom serve on the Board of Directors of TheStreet, in consideration of the additional services that each undertook during 2018 and 2019 with respect to serving on a strategic committee that was formed to consider certain strategic transactions involving TheStreet, including the Merger. Such payments were not conditioned on the Merger.

Transaction Severance Agreements

On May 18, 2018, following the annual review of executive severance by the Compensation Committee of the Board of Directors, the Compensation Committee approved new Transaction Severance Agreements for our executive officers, which provide for the following benefits in the event of a termination without Cause or resignation for Good Reason (each, as defined in the applicable agreement) during a “protective period,” beginning 30 days prior to and ending 18 months following a Transaction (as defined in the applicable agreement): (x) severance payments equal to 18 months of his then-current base salary in the case of Eric Lundberg, and 12 months of his or her then-current base salary in the case of Margaret de Luna and Robert Kondracki; and (y) company-paid COBRA premiums for up 18 months in the case of Mr. Lundberg, and for up to 12 months in the case of Ms. de Luna and Mr. Kondracki. In order to receive such severance payments and benefits, each executive officer is required to execute a release of claims and comply with certain post-termination restrictions, which among other things, include complying with certain non-competition, non-solicitation, non-disparagement and confidentiality restrictions. The cash severance payments would be paid in accordance with TheStreet’s then current payroll schedule over the course of 18 to 12 months, as applicable, with the first payment beginning on the first payroll date following the date that the release becomes effective and irrevocable.

In connection with the consummation of the sale of TheStreet’s B2B Business units to Euromoney Institutional Investor PLC (the “Euromoney Sale”), Eric Lundberg forfeited the cash severance rights under his Transaction Severance Agreement for cash retention awards and Margaret de Luna’s benefits under her Transaction Severance Agreement were modified, in each case, as further described below under the section captioned “—Employment Arrangements with Eric Lundberg and Margaret de Luna.”

Further, in connection with the execution of the Merger Agreement, on June 9, 2019, the Compensation Committee of the Board of Directors approved a side letter agreement (the “Lundberg Side Letter”) with Eric Lundberg, TheStreet’s Chief Executive Officer and Chief Financial Officer, and a side letter agreement (the “de Luna Side Letter”) with Margaret de Luna, TheStreet’s President and Chief Operating Officer, pursuant to which each executive officer agreed to not resign under any circumstance in the three-month period (the “Commitment Period”) immediately following the closing of the Merger in consideration for certain benefits that are conditioned upon the closing of the Merger.

Mr. Kondracki’s Transaction Severance Agreement remains in effect and unchanged and if he experiences a qualifying termination in connection with the Merger, he would be entitled to $220,000 in cash severance benefits and $24,000 in COBRA benefits based on an assumed monthly COBRA premium of $2,000.

Employment Arrangements with Eric Lundberg and Margaret de Luna

Eric Lundberg

In connection with the departure of TheStreet’s prior Chief Executive Officer upon the consummation of the Euromoney Sale, in February 2019, Eric Lundberg, was appointed Chief Executive Officer of TheStreet and continues to serve as TheStreet’s Chief Financial Officer. In recognition of the increased duties and responsibilities associated with his appointment as Chief Executive Officer, Mr. Lundberg entered into a letter agreement with TheStreet pursuant to which he received an increase in his annual base salary to $450,000. As an incentive for his continued service and dedication to TheStreet following the Euromoney Sale, under his letter agreement Mr. Lundberg also has the opportunity to earn: (i) a cash award of $300,000 (the “First Cash Award”) payable in a single lump sum upon the six (6) month anniversary of the closing date of the Euromoney Sale, subject to his continued employment with TheStreet through such date, (ii) a cash award of $300,000 (the “Second Cash Award”) payable in a single lump sum upon the 12 month anniversary of the closing date of the Euromoney Sale, subject to his continued employment with TheStreet through the six (6) month anniversary of the closing date of the Merger, and (iii) a cash award of $200,000 (the “Third Cash Award”) payable in 12 monthly installments, with the first installment being made on the first payroll date following the closing date of the Euromoney Sale, subject to his continued employment with TheStreet through each applicable payment date. In consideration for such benefits, Mr. Lundberg forfeited his right to any cash severance benefits that are provided for in his Transaction Severance Agreement or any other severance arrangement with TheStreet.

Pursuant to the terms of the Lundberg Side Letter, subject to the closing of the Merger, the First Cash Award and Third Cash Award will be paid upon the closing of the Merger rather than as originally scheduled; and Mr. Lundberg will have the ability to elect to place the Second Cash Award in a Rabbi Trust, which will be paid on the original payment date. Mr. Lundberg will also be entitled to receive a pro-rata fiscal 2019 annual bonus if he is employed through the Commitment Period equal to $56,250, which may be adjusted if his Commitment Period is extended. Upon Mr. Lundberg’s termination of employment, he will be entitled to the COBRA benefits described in his Transaction Severance Agreement.

Margaret de Luna

As an incentive for her continued service and dedication to TheStreet following the Euromoney Sale, Ms. de Luna entered into a letter agreement with TheStreet pursuant to which she will also have the opportunity to earn: (i) a cash award of $50,000 payable in a single lump sum upon the six (6) month anniversary of the closing date of the Euromoney Sale and (ii) a cash award of $50,000 payable in a single lump sum upon the 12 month anniversary of closing date of the Euromoney Sale (collectively, the “Cash Awards”), subject in each case to her continued employment with TheStreet through the applicable payment date.

Payment of the Cash Awards will accelerate upon certain events, including the consummation of certain transactions like the Merger.

Pursuant to the terms of the de Luna Side Letter, subject to the closing of the Merger, she will receive the payout of her 12 months of cash severance benefits that are provided for in her Transaction Severance Agreement upon the closing of the Merger and will become entitled to the COBRA benefits that are provided for in her Transaction Agreement upon a termination of employment for any reason following the closing of the Merger. Ms. de Luna will also be entitled to receive a pro-rata fiscal 2019 annual bonus if she is employed through the Commitment Period equal to $45,000, which may be adjusted if her Commitment Period is extended.

2019 Stay Bonuses and Pro-Rata 2019 Target Bonuses

In February 2019, TheStreet entered into Stay Bonus Agreements with the executive officers, as an incentive for their continued focus and dedication to TheStreet through the closing of a transaction like the Merger. Consequently, each of the executive officers will earn (i) a stay bonus in the amount of $100,000 and (ii) a pro-rata portion of his or her 2019 target bonus based on the number of days worked in calendar year 2019 as of the closing date of the Merger, irrespective of actual performance, subject in each case to the applicable executive officer signing and not revoking a release of claims within 60 days following the closing date of the Merger. Pursuant to the terms of the Lundberg Agreement, Mr. Lundberg’s stay bonus was subsequently increased to $200,000. If TheStreet terminates an executive officer’s employment without “Cause” (as defined in the Stay Bonus Agreement) within 30 days prior to the closing, such executive officer will receive the full amount of the bonus, less applicable withholdings, subject to him or her signing and not revoking a release of claims within 74 days following his or her termination date.

Each executive officer’s bonus will be paid in a single lump sum in cash, less applicable withholdings, on the first payroll date following the date that the release becomes effective and irrevocable, but in no event prior to the closing of the Merger. Assuming the Merger will occur on July 31, 2019, the estimated full value of the pro-rated 2019 annual cash bonuses payable to Mr. Lundberg, Ms. de Luna and Mr. Kondracki would be in the amount of $186,319, $149,055, and $44,513, respectively.

Compensation Related to the Merger or Subsequent Termination

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that an executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that (a) the Merger will occur on July 31, 2019, (b) Mr. Lundberg and Ms. de Luna are employed through the end of the three months following the closing of the Merger, entitling each executive officer to the maximum amount of his or her retention and change in control benefits, (c) no executive officer receives any equity grants on or prior to the Merger, and (d) no executive officer enters into any other new agreements or is otherwise legally entitled to, prior to the Merger, additional compensation or benefits. The amounts shown in the table do not include the value of payments or benefits that would have been earned, on or prior to the assumed date of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Merger. In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on both the occurrence of the Merger as well as the executive officer’s termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the Merger as being payable on a “single-trigger” basis. The individuals named below represent the named executive officers that were listed in the Summary Compensation Table in Amendment No. 2 to our Form 10-K with respect to the fiscal year ending December 31, 2018.

Name(1)	Cash	Equity	Perquisites/ Benefits(2)	Other(3)(4)(5)(6)	Total
Eric Lundberg	$—	$—	$36,000	$1,186,319	$1,222,319
Margaret de Luna	$—	$—	$24,000	$799,055	$823,055
David Callaway	$—	$—	$—	$—	$—

(1)	Mr. Callaway ceased to be TheStreet’s Chief Executive Officer in February 2019 and he will not receive any compensation in connection with the Merger. Mr. Kondracki is not included in this table because he was not a named executive officer who appeared in the Summary Compensation Table that was most recently filed with the SEC and is not per se a named executive officer on account of his position.

(2)	Represents the estimated cost of continued health plan coverage based on an assumed monthly COBRA premium of $2,000 during the applicable severance period that is payable under the terms of the applicable executive officer’s Transaction Severance Agreement and/or side letter agreement with TheStreet. Such COBRA benefits are payable on a “double trigger” basis.

(3)	Includes one-time stay bonuses of $200,000 and $100,000 for Mr. Lundberg and Ms. de Luna, respectively. Such bonuses are payable on a “single trigger” basis.

(4)	Includes the estimated full value of the pro-rated 2019 annual cash bonuses payable to Mr. Lundberg and Ms. de Luna in the amount of $186,319 and $149,055, respectively. Such bonuses are payable are payable on a “single trigger” basis.

(5)	Includes the aggregate value of Mr. Lundberg and Ms. de Luna’s cash awards in the amount of $800,000 and $100,000, respectively. Mr. Lundberg’s cash awards would not be considered “single” or “double trigger” as they are contingent on him being employed through the three- month anniversary of the closing of the Merger. Ms. de Luna’s cash awards would be considered “single trigger” as they will be paid out upon the closing of the Merger.

(6)	Includes the aggregate value of Ms. de Luna’s accelerated cash severance payment in the amount of $450,000. Ms. de Luna’s accelerated cash severance payment would not be considered “single” or “double trigger” as it is contingent on her being employed through the three-month anniversary of the closing of the Merger.

Financing of the Merger

While the Merger is not conditioned on Maven or any other party obtaining financing, Maven has deposited the aggregate cash portion of the Merger Consideration (equal to $16.5 million) with an escrow agent pursuant to an Escrow Agreement, dated as of June 11, 2019 (the “Escrow Agreement”), among TheStreet, Maven and Citibank, N.A., as escrow agent. Pursuant to the Escrow Agreement, such cash portion of the Merger Consideration will be paid automatically to a paying agent immediately after the Effective Time, which paying agent shall be responsible for paying such cash portion of the Merger Consideration to the former stockholders of TheStreet. TheStreet is entitled to seek specific performance against Maven in order to enforce Maven’s obligations under the Merger Agreement, including payment of such cash portion of the Merger Consideration and release of these funds to the paying agent. For additional information, see the section below entitled “—Agreements Related to the Merger—The Merger Agreement—The Escrow Agreement; Escrow of Aggregate Cash Merger Consideration.”

Agreements Related to the Merger

The Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by TheStreet, Maven and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between TheStreet, Maven and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of TheStreet, Maven or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of TheStreet, Maven and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding TheStreet, Maven, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding TheStreet and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into TheStreet, with TheStreet becoming a wholly owned subsidiary of Maven (the “Surviving Corporation”); and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will continue under the name “TheStreet, Inc.” and will possess all properties, rights, privileges, powers and franchises of TheStreet and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of TheStreet and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

From and immediately following the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected, designated or qualified. Additionally, from and after the Effective Time, the officers of the Surviving Corporation will be the officers designated by the board of directors of Merger Sub prior to the Effective Time, until their successors are duly elected or appointed and qualified. Furthermore, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended to be identical to the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended.

Closing and Effective Time

The closing of the Merger (the “Closing”) will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by TheStreet, Maven and Merger Sub (such date being the “Closing Date”). Concurrently with the Closing, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the later of (a) the date and time at which the certificate of merger has been duly filed with the Secretary of State, or (b) if applicable, such other date and time as is agreed between the parties and specified in the certificate of merger (such date and time being hereinafter referred to as the “Effective Time”).

Merger Consideration

TheStreet Common Stock. At the Effective Time, and without any action required by TheStreet, Merger Sub or any stockholder, each share of TheStreet common stock held by TheStreet as treasury stock will be automatically cancelled and retired and cease to exist, and no consideration or payment will be delivered in exchange. Additionally, each share of TheStreet common stock outstanding as of immediately prior to the Effective Time (other than the treasury stock and Dissenting Shares, which are shares of TheStreet common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL) will be cancelled and extinguished, and automatically converted into the right to receive (1) an amount in cash equal to the Per Share Amount and (2) one contractual contingent value right per share of TheStreet common stock (each, a “CVR”), subject to and in accordance with the CVR Agreement (collectively, the “Merger Consideration”), less any applicable withholding taxes. See “—The CVR Agreement.”

Outstanding TheStreet Stock Options. By virtue of the Merger, each TheStreet stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time will be canceled as of the Effective Time for no consideration. TheStreet will take such actions at it reasonably determines are necessary so that no TheStreet stock option will be outstanding effective as of the Effective Time.

The Escrow Agreement; Escrow of Aggregate Cash Merger Consideration

In conjunction with the Merger Agreement, TheStreet, Maven and Citibank, N.A., as escrow agent (the “Escrow Agent”), have entered into an escrow agreement (the “Escrow Agreement”). As of the date of the Merger Agreement, Maven deposited $16.5 million in cash, which is equal to the aggregate cash Merger Consideration (the “Escrow Deposit”), with the Escrow Agent. The Escrow Deposit is collateral and security for the payment of the aggregate cash Merger Consideration, which amount will be held in a segregated account (the “Escrow Account”) by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. The Escrow Deposit is not subject to any claims by or adjustment payments to Maven.

Immediately after the Effective Time, pursuant to the Merger Agreement and upon receipt of a joint written instruction from authorized representatives of both TheStreet and Maven, the Escrow Agent will disburse the Escrow Deposit to the Paying Agent (as defined below) for subsequent payment to TheStreet stockholders. However, if the Merger Agreement is terminated in accordance with its terms (see “—Termination of the Merger Agreement”), then the Escrow Agent will return the Escrow Deposit to Maven following such termination and upon receipt of a similar joint instruction.

Exchange and Payment Procedures

Prior to the Closing, TheStreet and Maven will designate a bank or trust company reasonably acceptable to TheStreet (the “Paying Agent”) to make payments of the Merger Consideration to the stockholders of record. Immediately after the Effective Time, the Escrow Deposit will be deposited with the Paying Agent (such deposit, the “Exchange Fund”).

As promptly as practicable following the Effective Time (and in any event within two business days), the Surviving Corporation will cause the Paying Agent to mail to each holder of record of outstanding shares of TheStreet common stock (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of TheStreet common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Merger Consideration payable in respect of such shares. Until surrendered, each certificate or book-entry share will be deemed, after the Effective Time, to represent the right to receive the Merger Consideration payable in respect of such shares. No interest will be paid or accrued for the benefit of holders of certificates or book-entry shares. The amount of any Merger Consideration paid to stockholders may be reduced by any applicable withholding taxes. The CVRs will not be evidenced by a certificate or other instrument.

Any portion of the Exchange Fund which remains undistributed to the holders of record of outstanding shares of TheStreet common stock for one year after the Effective Time will be delivered to Maven, upon demand, and any holders of TheStreet common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation and Maven as the general creditors for payment of their claims for cash, without interest, to which they may be entitled under or pursuant to the Merger Agreement. If any outstanding shares of TheStreet common stock have not been surrendered immediately prior to the date on which any cash in the Exchange Fund would become the property of any governmental authority, any such cash, to the extent permitted by applicable law, will become the property of Maven, free and clear of all claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of TheStreet, Maven and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by TheStreet are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to TheStreet, any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of TheStreet, or (2) would reasonably be expected to prevent or materially impair the consummation by TheStreet of the Merger prior to the Termination Date, and will include the termination of the employment of either or both of Eric Lundberg or Margaret de Luna prior to the Closing by TheStreet, except that, with respect to clause (1) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

●	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

●	changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

●	changes in conditions in the markets or industries in which TheStreet generally conducts business;

●	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

●	any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

●	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

●	any change, event, violation, inaccuracy, effect or circumstance resulting from the announcement of the Merger Agreement, the pendency of the Merger, the cessation or termination of the employment of any of Eric Lundberg and/or Margaret de Luna due to death or disability or the termination of the employment of James C. Cramer for any reason, including the impact of any of the foregoing on or loss of the relationships, contractual or otherwise of TheStreet with employees (except to the extent that such loss is due to employee terminations or departures the positions for which have not been filled or replaced through and as of the Closing and which exceed, in the aggregate since the public announcement of the Merger Agreement, thirty percent (30%) of the total number of individuals employed by TheStreet as of the date of the Merger Agreement), suppliers, advertisers, sponsors, customers (including subscribers to digital subscription newsletters), partners, vendors or any other third person;

●	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

●	any action taken or refrained from being taken, in each case to which Maven has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

●	changes or proposed changes in GAAP or other accounting standards or in any applicable laws (or the enforcement or interpretation of any of the foregoing);

●	changes in the price or trading volume of TheStreet common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

●	any failure, in and of itself, by TheStreet to meet (1) any public estimates or expectations of TheStreet’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

●	the availability or cost of equity, debt or other financing to Maven or Merger Sub;

●	any transaction litigation or other claim, action, suit, arbitration, proceeding or investigation threatened, commenced, made or brought by any of the current or former stockholders of TheStreet (on their own behalf or on behalf of TheStreet) against TheStreet, any of its directors, officers or employees arising out of or related to the Merger or any other transaction contemplated by the Merger Agreement; and

●	any matters disclosed in the confidential disclosure letter to the Merger Agreement;

In the Merger Agreement, TheStreet has made customary representations and warranties to Maven and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, valid existence, good standing and authority and qualification to conduct business with respect to TheStreet;

●	TheStreet’s lack of “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act);

●	the organizational documents of TheStreet;

●	the capital structure of TheStreet;

●	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into TheStreet common stock;

●	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of TheStreet’s securities;

●	TheStreet’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, TheStreet’s organizational documents and TheStreet’s contracts;

●	the necessary vote of stockholders in connection with the Merger Agreement;

●	the necessary approval of the Board of Directors;

●	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to TheStreet or the resulting creation of any lien upon TheStreet’s assets due to the performance of the Merger Agreement;

●	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

●	TheStreet’s compliance with laws, standards and requirements and possession of necessary permits;

●	the accuracy and required filings of TheStreet’s SEC filings and financial statements;

●	the accuracy of the information supplied in the proxy statement;

●	TheStreet’s internal accounting controls and procedures;

●	the conduct of the business of TheStreet in the ordinary course consistent with past practice and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case since January 1, 2019;

●	the absence of specified undisclosed liabilities;

●	litigation matters;

●	employee benefit plans;

●	labor matters;

●	trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;

●	tax matters;

●	the existence and enforceability of specified categories of TheStreet’s material contracts, and any notices with respect to breach or default of those material contracts;

●	certain real property leased or subleased by TheStreet;

●	the inapplicability of anti-takeover statutes to the Merger;

●	that the affirmative vote of the holders of outstanding TheStreet common stock representing at least a majority of all the votes entitled to be cast is the only vote necessary to adopt the Merger Agreement and approve the transactions contemplated thereby;

●	payment of fees to brokers in connection with the Merger Agreement;

●	that each Prior Transaction was completed in compliance with all applicable laws; and

●	that to the knowledge of TheStreet, neither Eric Lundberg nor Margaret de Luna have entered into any agreement or understanding, verbal or written, with James Cramer or any other executive officer of TheStreet, directly or indirectly, to work for any person other than TheStreet.

In the Merger Agreement, Maven and Merger Sub have made customary representations and warranties to TheStreet that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, good standing and authority and qualification to conduct business with respect to Maven and Merger Sub and availability of these documents;

●	Maven’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Maven’s or Merger Sub’s organizational documents and Maven’s or Merger Sub’s contracts;

●	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Maven’s or Merger Sub’s assets due to the performance of the Merger Agreement;

●	required consents and regulatory filings in connection with the Merger Agreement;

●	the absence of litigation, orders and investigations;

●	the absence of any stockholder or management arrangements related to the Merger;

●	the accuracy and required filings of Maven’s SEC filings and financial statements;

●	the accuracy of the information supplied in the proxy statement;

●	the capital structure of Merger Sub;

●	payment of fees to brokers in connection with the Merger Agreement;

●	matters with respect to Maven’s financing and sufficiency of funds;

●	the solvency of Maven and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

●	the absence of ownership of capital stock of TheStreet;

●	the absence of agreements between Maven and members of the Board of Directors or TheStreet’s management;

●	the absence of any required consent of holders of voting interests in Maven; and

●	the acknowledgement of Maven and Merger Sub that they have conducted, to their satisfaction, their own independent investigation of the condition, operations and business of TheStreet and its subsidiaries and, in making their determination to proceed with the transactions contemplated by the Merger Agreement, including the Merger.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) may be required by applicable law; (2) approved by Maven in writing (which approval will not be unreasonably withheld, delayed or conditioned); (3) expressly permitted by the Merger Agreement; or (4) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the business of TheStreet and its subsidiaries will be conducted only in a manner consistent with past practice in all material respects and TheStreet and its subsidiaries will use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing relations with governmental authorities, top customers, suppliers, distributors, licensees, licensors, creditors, landlords, employees and other persons with whom TheStreet maintains a material business relationship.

In addition, TheStreet will not, among other things:

●	except to effect the Pre-Merger Distribution, amend or otherwise change the Restated Certificate of Incorporation, as amended, or the Bylaws, as amended, of TheStreet;

●	except for transactions among TheStreet and its wholly owned subsidiaries, including any actions taken in connection with the Pre-Merger Distribution, issue, sell, pledge, dispose, encumber, grant, confer or award any shares of its or its subsidiaries’ capital stock, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by the

Merger Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan, except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date of the Merger Agreement or otherwise permitted to be granted below;

●	except as necessary to effect the Pre-Merger Distribution, (1) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to TheStreet’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of TheStreet to TheStreet or any wholly owned subsidiary of TheStreet, or (2) split, combine, or reclassify any of its capital stock or other equity of TheStreet, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution of shares of capital stock of TheStreet;

●	except as required pursuant to existing written agreements or TheStreet benefit plans in effect as of the date of the Merger Agreement, or written agreements for newly hired employees entered into in the ordinary course of business, or as otherwise required by law, (1) materially increase the compensation or other benefits payable or to become payable to employees, directors or executive officers of TheStreet or any of its subsidiaries except in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (2) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of TheStreet or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (3) enter into any employment agreement with any employee or executive officer of TheStreet (except (a) to the extent necessary to replace a departing employee, (b) for employment agreements terminable on less than thirty (30) days’ notice without penalty, and (c) for extension of employment agreements in the ordinary course of business consistent with past practice), or (4) establish, adopt, enter into or amend any collective bargaining agreement except as may be required by law;

●	acquire, whether by purchase, merger, consolidation, or acquisition of stock, assets, properties, interests or businesses or make any investment in (whether by purchase of stock or securities, contributions to capital, loans to or property transfers), any corporation, partnership, limited liability company, other business organization or any division or any material amount of assets thereof, or a material license therefor, except in the ordinary course of business, consistent with past practice or pursuant to existing contracts to which TheStreet is a party;

●	except in the ordinary course of business consistent with past practice, enter into, amend or terminate any lease or sublease of real property, including any lease to which TheStreet or any of its subsidiaries is a party (whether as a lessor, sublessor, lessee or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

●	sell or grant a license in or otherwise subject to any encumbrance or otherwise dispose of any material properties or assets, including the intellectual property rights of TheStreet and its subsidiaries, other than the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

●	grant any sublicense rights to any customer of TheStreet with respect to any product or service of TheStreet;

●	make any loans or advances, otherwise incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person (other than a subsidiary of TheStreet) except for indebtedness (1) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger Agreement or (2) as otherwise required in the ordinary course of business consistent with past practice (including advances / reimbursements to employees for routine business and travel expenses);

●	(1) enter into a contract which would be considered a Company Material Contract (as defined in the Merger Agreement), (2) modify, amend or terminate any Company Material Contract where such modification, amendment or termination would have a value in excess of $10,000, or (3) waive, release or assign any rights or claims having a value in excess of $10,000 under a Company Material Contract, in each case, other than in the ordinary course of business;

●	(1) pay, discharge, settle or satisfy any claims or legal proceedings with a settlement value in excess of $150,000, (2) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (3) commence any legal action or proceeding where the amount claimed is in excess of $50,000, except in each case for any settlement solely for cash and for which TheStreet has no liability or material ongoing obligation (other than execution of a customary release); or

●	enter into any contract to do any of the foregoing.

No Solicitation of Other Offers

From the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement, TheStreet has agreed not to, and to cause its respective representatives not to, directly or indirectly:

●	solicit, initiate, seek, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal (as defined below);

●	engage in, continue or otherwise participate in any discussions or negotiations with (other than to state they are not permitted to engage discussions), or furnish any non-public information relating to TheStreet or any of its subsidiaries to, or afford access to the books or records of TheStreet or its subsidiaries to, any third party that, to the knowledge of TheStreet, is seeking to make, or has made, a Competing Proposal; or

●	approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement (as defined below)) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding these restrictions, under certain circumstances, at any time after the date of the Merger Agreement and prior to obtaining the Requisite Stockholder Approval, TheStreet, its Board of Directors or the Strategic Committee of the Board of Directors, directly or indirectly through its representatives, may (1) furnish nonpublic information to any third party making an unsolicited, written Competing Proposal (provided, however, that prior to so furnishing such information, TheStreet receives from the third party an executed Acceptable Confidentiality Agreement), and (2) engage in discussions or negotiations with such third party with respect to the Competing Proposal if:

●	such third party has submitted an unsolicited, written Competing Proposal which the Board of Directors or the Strategic Committee determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below); and

●	the Board of Directors or the Strategic Committee determines in good faith, after consultation with legal counsel, that failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to taking any of the actions referred to above, TheStreet will notify Maven and Merger Sub within two days orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided above.

Except as expressly permitted below, neither the Board of Directors nor the Strategic Committee will (1) withdraw, change, qualify or modify, or publicly propose to withdraw, change, qualify or modify, in a manner adverse to Maven or Merger Sub, the Company Recommendation (as defined below); (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Competing Proposal or Alternative Acquisition Agreement made or received after the date of the Merger Agreement (any of the actions described in clauses (1) and (2), an “Adverse Recommendation Change”); or (3) cause or permit TheStreet to enter into any Alternative Acquisition Agreement. However, notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Board of Directors, upon the recommendation of the Strategic Committee, will be permitted (a) to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, if the Board of Directors or the Strategic Committee (i) has received a Competing Proposal that, in the good faith determination of the Board of Directors and upon the recommendation of the Strategic Committee, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Maven and Merger Sub, and (ii) determines in good faith, upon the recommendation of the Strategic Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable law, or (b) to effect an Adverse Recommendation Change described in clause (1) above, if the Board of Directors determines in good faith, upon the recommendation of the Strategic Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable law.

TheStreet will not be entitled to effect an Adverse Recommendation Change or to terminate the Merger Agreement as permitted in the preceding paragraph with respect to a Superior Proposal unless (1) TheStreet has provided a written notice (a “Notice of Superior Proposal”) to Maven and Merger Sub that TheStreet intends to take such action and provides a copy of the Superior Proposal and a copy of any transaction agreements, (2) during the three business day period following Maven’s and Merger Sub’s receipt of the Notice of Superior Proposal, TheStreet will, and will cause its representatives to, negotiate with Maven and Merger Sub in good faith (to the extent Maven and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (3) following the end of such three business day period, the Board of Directors of TheStreet will have determined in good faith, upon recommendation of the Strategic Committee and taking into account any changes to the Merger Agreement proposed in writing by Maven and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal will require a new Notice of Superior Proposal and TheStreet will be required to comply again with the notice requirements; provided, however, that references to the three business day period above will be deemed to be references to a two business day period; and, provided, further, that (a) TheStreet has complied in all material respects with its obligations described in the previous paragraphs, (b) any purported termination is in accordance with the provisions described below under “—Termination of the Merger Agreement,” and (c) TheStreet pays Maven the applicable Termination Fee prior to or concurrently with such termination.

Nothing contained in the Merger Agreement will prohibit TheStreet or its Board of Directors, directly or indirectly, from (1) taking and disclosing to TheStreet stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to TheStreet stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (2) making any other disclosure to TheStreet stockholders with regard to the Merger Agreement and the transactions contemplated thereby, including the Merger, that the Board of Directors determines (after consultation with its outside legal counsel) is required by applicable law or stock exchange rule (in which event TheStreet will give Maven notice of such requirement as soon as reasonably practicable prior to such disclosure), or (3) issuing a “stop, look and listen” statement pending disclosure of its position with respect to any tender offer or exchange offer; provided, however, that any disclosures permitted in this paragraph will not be a basis, in themselves, for Maven to terminate the Merger Agreement as described below under “—Termination of the Merger Agreement.”

An “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no less favorable to TheStreet in the aggregate than the terms set forth in the confidentiality agreement between TheStreet and Maven.

A “Company Recommendation” means the recommendation of the Board of Directors of TheStreet that the stockholders of TheStreet adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger.

A “Competing Proposal” means, other than the transactions contemplated by the Merger Agreement, any bona fide proposal or offer (other than a proposal or offer by Maven or any of its subsidiaries) from a third party relating to (1) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving TheStreet or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of TheStreet as determined on a book-value basis; (2) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty-five percent (25%) or more of the assets of TheStreet and its subsidiaries, taken as a whole as determined on a book-value basis; (3) the acquisition in any manner, directly or indirectly, by any person of twenty-five percent (25%) or more of the issued and outstanding shares of TheStreet common stock; or (4) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty-five percent (25%) or more of TheStreet common stock or any class of equity or voting securities of TheStreet or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of TheStreet as determined on a book-value basis.

A “Superior Proposal” will mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a third party on terms that the Board of Directors determines in good faith, after upon the recommendation of the Strategic Committee and consultation with TheStreet’s financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to TheStreet and its stockholders than the transactions contemplated by the Merger Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Maven in writing).

Employee Matters

The Merger Agreement provides that Maven will provide or will cause the Surviving Corporation to provide to employees of TheStreet and any of its subsidiaries (the “Company Employees”) compensation (base salary and bonus opportunity) that is, in the aggregate, no less favorable than the compensation provided by TheStreet immediately prior to Closing and benefits that are, in the aggregate, no less favorable than the benefits Maven provides to its similarly situated employees.

For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of Maven, TheStreet, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employees after the Closing (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans, each Company Employee will be credited with his or her years of service with TheStreet, TheStreet’s subsidiaries and their respective affiliates before the Closing, to the same extent as such Company Employee was entitled to credit for such service under any similar benefit plan provided by TheStreet. Maven will continue to maintain benefit plans providing medical, dental, pharmaceutical and/or vision benefits until the end of the applicable plan year in which the Closing occurs. Additionally, any vacation or paid time off accrued but unused by a Company Employee as of immediately prior to the Closing Date will be credited to such Company Employee following the Closing Date.

Efforts to Close the Merger

Under the Merger Agreement, TheStreet, Maven and Merger Sub agreed to use reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions of the Merger to be satisfied. Following the Effective Time, TheStreet, Maven and Merger Sub agree to cooperate fully with the other parties to the Merger Agreement, to execute such further instruments, documents and agreements, to give such further written assurances, as may be reasonably requested by any other party to the Merger Agreement and to carry into effect the intents and purposes of the Merger Agreement.

Indemnification and Insurance

Maven and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of TheStreet or its subsidiaries as provided in TheStreet’s or each of TheStreet’s subsidiaries’ respective articles or certificates of incorporation or bylaws or in any agreement, will survive the Merger and will continue in full force and effect. For a period of six years from the Effective Time, Maven and the Surviving Corporation will (and Maven will cause the Surviving Corporation to) (1) fulfill and honor all obligations of TheStreet to the indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by the laws of the State of Delaware and required by (a) the Restated Certificate of Incorporation, as amended, or Bylaws, as amended, of TheStreet or any of its subsidiaries or affiliates as in effect on the date of the Merger Agreement and (b) the indemnification agreement(s) of TheStreet or its subsidiaries or other applicable contract(s) as in effect on the date of the Merger Agreement; and (2) not amend, repeal or otherwise modify any such provisions referenced in subsections (1)(a) and (b) above in any manner that would adversely affect the rights thereunder of any indemnitees, unless such modification is required by the laws of the State of Delaware.

Additionally, during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Maven and the Surviving Corporation will to the extent permitted by the laws of the State of Delaware: (1) indemnify and hold harmless each indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (a) any action or omission or alleged action or omission in such indemnitee’s capacity as a director, officer, employee, fiduciary or agent of TheStreet or any of its subsidiaries or affiliates; or (b) the special cash distribution of approximately $94.3 million to TheStreet stockholders in April 2019 from the proceeds of the Prior Transactions, the Pre-Merger Distribution, the Merger, the Merger Agreement and any transactions contemplated hereby; and (2) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any indemnitee upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it will ultimately be determined that such indemnitee is not entitled to be indemnified.

Prior to the Effective Time, TheStreet will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of TheStreet’s existing directors’ and officers’ insurance policies and TheStreet’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as TheStreet’s current insurance carrier with respect to the D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under TheStreet’s existing policies.

Notwithstanding anything contained in the Merger Agreement to the contrary, the indemnification and insurance obligations described above will survive the consummation of the Merger indefinitely and will be binding, jointly and severally, on all successors and assigns of Maven, the Surviving Corporation and its subsidiaries, and will be enforceable by the indemnitees and their successors, heirs or representatives.

Tax Reporting

TheStreet, Maven and Merger Sub agree that the Surviving Corporation will join the consolidated income tax return group of which Maven is the common parent corporation for U.S. federal income tax purposes (and for purposes of any similar state, local or foreign tax law) at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), and as a result, TheStreet will have a short tax year ending on (and including) the Closing Date and will be included in Maven’s consolidated U.S. federal (and similar state, local or foreign) income tax returns starting the day after the Closing Date. TheStreet, Maven and Merger Sub acknowledge and agree that any income tax deduction arising from the bonuses, option cashouts, restricted stock units, or other compensation and transaction expenses payments made by TheStreet in connection with the Merger prior to or on the Closing Date or which constitute excluded liabilities will be allocable to the tax period ending on or prior to the Closing Date. In addition, TheStreet’s tax year for U.S. federal and state income tax purposes was changed to end on March 31 each year, starting with its tax year ending March 31, 2019, and further TheStreet made a cash distribution on TheStreet common stock on April 22, 2019 that was intended to be treated as a distribution in partial liquidation of TheStreet pursuant to Section 302(e) of the Code. In preparing its tax returns, TheStreet will elect out of the installment method of reporting gain with respect to the Escrows (as defined below) in accordance with Section 453(d) of the Code and applicable Treasury Regulations and report the entire amount of the gain in the year of the applicable sales, using the maximum amount payable on the Escrows in reporting the amount of the resulting gain (excluding the amount treated as imputed interest to TheStreet). Furthermore, in the event that the right to receive payments from the Escrows due to the CVRs are distributed as a part of the Pre-Merger Distribution, the amount of the distribution attributable to the Escrows for income tax purposes will be equal to the maximum amount payable on the Escrows as of the time of distribution (excluding the amount treated as imputed interest to the recipients). Each of Maven, TheStreet and the Surviving Corporation will file all tax returns, and conduct all tax investigations, audits, claims, procedures or proceedings consistently with this paragraph unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.

Other Covenants and Obligations

Stockholders Meeting. TheStreet will take all necessary action (in accordance with applicable law and TheStreet’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold a special meeting of TheStreet stockholders as promptly as reasonably practicable following the date on which the SEC confirms that it has no further comments on the proxy statement for the purpose of voting upon the adoption of the Merger Agreement and the approval of the Merger. The Board of Directors will make the Company Recommendation with respect to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and will include such recommendation in the proxy statement.

Voting Agreement. Additionally, 180 Degree Capital Corp. and TheStreet SPV Series - a Series of 180 Degree Capital Management, LLC, solely in their capacities as stockholders of TheStreet, have entered into a Voting Agreement with Maven and Merger Sub (the “Voting Agreement”) pursuant to which each such stockholder is agreeing, upon the terms and subject to the conditions of such Voting Agreement, to vote at the special meeting the shares of TheStreet common stock beneficially owned by it in favor of the adoption of the Merger Agreement and the approval of the Merger. See “—The Voting Agreement.”

Key Personnel. Each of Eric Lundberg, Chief Executive Officer and Chief Financial Officer of TheStreet, and Margaret de Luna, President and Chief Operating Officer of TheStreet, have entered into letter agreements with TheStreet in which they have agreed to continue their service with the Surviving Corporation for a minimum of three months following the Closing.

Pre-Merger Distribution. Prior to the Effective Time, TheStreet intends to pay a cash distribution on TheStreet common stock equal to all of its cash on hand, less certain liabilities and expenses relating to the Prior Transactions and the Merger

Agreement and the related transactions (the “Pre-Merger Distribution”), to holders of record of issued and outstanding shares of TheStreet common stock immediately prior to the Effective Time.

Conditions to the Closing of the Merger

The obligations of TheStreet, on the one hand, and Maven and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

●	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

●	no governmental authority will have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of enjoining, limiting, restricting, restraining, or otherwise prohibiting the consummation of the Merger; and

●	the Pre-Merger Distribution will have occurred.

In addition, the obligations of Maven and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the Effective Time of each of the following additional conditions:

●	each of the representations and warranties of TheStreet contained in the Merger Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on or as of such date;

●	TheStreet will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

●	TheStreet will have delivered to Maven a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of TheStreet, certifying to such officer’s knowledge on behalf of TheStreet to the effect that the conditions set forth in the preceding two bullets have been satisfied; and

●	since the date of the Merger Agreement, there will not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

In addition, the obligation of TheStreet to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the Effective Time of each of the following additional conditions:

●	each of the representations and warranties of Maven and Merger Sub contained in the Merger Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” (as defined in the Merger Agreement) qualifications) will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on or as of such date;

●	Maven and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and

●	Maven will have delivered to TheStreet a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Maven, certifying to such officer’s knowledge on behalf of Maven to the effect that the conditions set forth in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

●	by mutual written consent of each of Maven and TheStreet duly authorized by each of their respective boards of directors (as well as the Strategic Committee in the case of TheStreet); or

●	by either Maven or TheStreet, if:

●	the Effective Time will not have occurred on or before October 31, 2019 (the “Termination Date”); or

●	(1) a law will have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby, or (2) any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action will have become final and non-appealable; or

●	if the Requisite Stockholder Approval will not have been obtained by TheStreet at the special meeting duly convened therefor or at any adjournment or postponement thereof; or

●	by TheStreet if:

●	Maven or Merger Sub will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in a failure of certain conditions set forth in the Merger Agreement, and (2) cannot be cured on or before the Termination Date or, if curable, is not cured by Maven within thirty days of receipt by Maven of written notice of such breach or failure; or

●	prior to receipt of the Requisite Stockholder Approval, (1) the Board of Directors of TheStreet has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of certain conditions set forth in the Merger Agreement, and (2) concurrently with such termination, TheStreet pays to Maven the Termination Fee; or

●	all of the closing conditions of TheStreet have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Maven and Merger Sub fail to consummate the Merger within two business days following the date the Closing should have occurred; or

●	by Maven if:

●	TheStreet will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in a failure of certain conditions set forth in the Merger Agreement, and (2) cannot be cured on or before the Termination Date or, if curable, is not cured by TheStreet within thirty days of receipt by TheStreet of written notice of such breach or failure; or

●	(1) the Board of Directors of TheStreet will have made an Adverse Recommendation Change; (2) TheStreet enters into an Alternative Acquisition Agreement; or (3) the Board of Directors of TheStreet fails to include the Company Recommendation in the proxy statement.

In the event that the Merger Agreement is terminated and the Merger abandoned pursuant to the termination rights above, written notice thereof will be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made and the basis therefor described in reasonable detail. The Merger Agreement will become null and void and of no effect without liability on the part of any party thereto (or any of its representatives), and all rights and obligations of any party to the Merger Agreement will cease; provided, however, that, except as otherwise provided for in the Merger Agreement, no such termination will relieve any party to the Merger Agreement of any liability or damages resulting from any breach of the Merger Agreement prior to such termination, in which case the aggrieved party will be entitled to all remedies available at law or in equity; and provided further, that the Confidentiality Agreement and that certain sections of the Merger Agreement will survive any termination of the Merger Agreement pursuant to the termination rights above.

Termination Fee

If but only if, the Merger Agreement is terminated by (1) either Maven or TheStreet because the Effective Time will not have occurred on or before the Termination Date or the Requisite Stockholder Approval will not have been obtained by TheStreet, or by Maven pursuant to TheStreet breaching or failing to perform certain covenants, the Board of Directors of TheStreet will have made an Adverse Recommendation Change or the Board of Directors fails to include the Company Recommendation in the Proxy Statement and (2) TheStreet (a) receives or has received a Competing Proposal from a third party after the date of the Merger Agreement, which Competing Proposal becomes publicly known, and (b) within twelve months of the termination of the Merger Agreement, enters into, agrees to or consummates a transaction regarding such Competing Proposal or any Competing Proposal, then TheStreet will pay, or cause to be paid, to Maven an amount equal to $330,000 (the “Termination Fee”), not later than the third business day following the execution of the agreement relating to such transaction arising from such Competing Proposal (provided, however, that for purposes here, the references to “twenty-five percent (25%)” in the definition of Competing Proposal will be deemed to be references to “fifty percent (50%)”).

Alternatively, if but only if, (1) the Merger Agreement is terminated by TheStreet prior to receipt of the Requisite Stockholder Approval because the Board of Directors of TheStreet has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to certain terms and conditions of the Merger Agreement, or (2) the Merger Agreement is terminated by Maven because TheStreet enters into an Alternative Acquisition Agreement, then TheStreet will pay, or cause to be paid, to Maven the Termination Fee.

Notwithstanding anything to the contrary set forth in the Merger Agreement, the parties agree that in no event will TheStreet be required to pay the Termination Fee on more than one occasion; and the parties agree that the Termination Fee will be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable tax law.

Furthermore, notwithstanding anything to the contrary set forth in the Merger Agreement, but subject to the specific performance provision described below, Maven’s right to receive payment from TheStreet of the Termination Fee will constitute the sole and exclusive remedy of Maven and Merger Sub against TheStreet and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform, and upon payment of the Termination Fee, none of such persons will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Specific Performance

TheStreet, Maven and Merger Sub agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that TheStreet, Maven or Merger Sub do not perform the provisions of the Merger Agreement (including failing to take such actions as are required to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, TheStreet, Maven and Merger Sub acknowledge and agree that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of TheStreet, Maven and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Non-Survival of Representations, Warranties and Agreements

The representations, warranties, covenants and agreements in the Merger Agreement and any certificate delivered pursuant to the Merger Agreement by TheStreet, Maven and Merger Sub will terminate at the Effective Time or, subject to limited exceptions in the Merger Agreement, upon the termination of the Merger Agreement, except that the foregoing will not limit any covenant or agreement of TheStreet, Maven and Merger Sub which by its terms contemplates performance after the Effective Time or after termination of the Merger Agreement.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

Amendments

The Merger Agreement may be amended by mutual written agreement of TheStreet, Maven and Merger Sub by action taken by or on behalf of their respective boards of directors at any time whether before or after receipt of the Requisite Stockholder

Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there will not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by the stockholders of TheStreet without such further approval of such stockholders nor any amendment or change not permitted under applicable law.

Governing Law

The Merger Agreement is governed by Delaware law.

The CVR Agreement

The following summary describes the material provisions of the Contingent Value Rights Agreement (the “CVR Agreement”). The descriptions of the CVR Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the form of CVR Agreement, a copy of which is attached as Exhibit A to the Merger Agreement, which is attached hereto as Annex A, and incorporated into this proxy statement by reference. You should carefully read and consider the entire form of CVR Agreement because this summary may not contain all the information about the CVR Agreement that is important to you. The rights and obligations of the parties will be governed by the express terms of the CVR Agreement, when executed, and not by this summary or any other information contained in this proxy statement.

Parties and Background

In the Merger Agreement, TheStreet agreed to enter into, at or immediately prior to the Effective Time of the Merger, the CVR Agreement with a duly qualified rights agent (the “Rights Agent”) and, solely for enforcement purposes, Maven. TheStreet and Maven will cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or Blue Sky laws. Additionally, prior to the Closing, TheStreet and Maven will agree in good faith in a side written letter agreement on mutually acceptable principles to (1) allow Maven to recover from the Escrows (as defined below) prior to their distribution to holders of CVRs, the reasonable and documented cost of any counsel and other reasonable and documented costs of defending any dispute, claim or litigation relating to, arising out of or in connection with the CVR Agreement from the Escrows prior to their distribution to holders of CVRs (an “Escrow Claim”), and (2) allow a representative of the holders of CVRs to dispute any Escrow Claim through a mutually agreed arbitration process (it being agreed that the costs of such arbitration and costs of any counsel engaged by such representative would be recoverable by such representative from the Escrows ahead of any amount recoverable by Maven from the Escrows).

Issuance of CVRs

As provided in the Merger Agreement, each share of TheStreet common stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by TheStreet, Maven or Merger Sub and shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL), after giving effect to the Pre-Merger Distribution, will automatically be cancelled and converted into the right to receive (i) an amount in cash equal to $3.09183364 per share of TheStreet common stock and (ii) one contractual contingent value right (each, a “CVR”) per share of TheStreet common stock, in each case without interest and less applicable withholding taxes. The CVRs will not be evidenced by a certificate or other instrument.

The Rights Agent will keep a register of the CVRs for the purpose of registering CVRs and transfers of CVRs. The CVRs will be registered in the names and addresses of the person entitled to receive the Merger Consideration pursuant to the Merger Agreement (a “CVR Holder”) and in a denomination equal to the number of shares converted into the right to receive the Merger Consideration. A CVR Holder may make a signed written request to the Rights Agent to change their address of record in the CVR Register.

Transfer of CVRs

The CVRs may only be transferred:

●	upon death of a CVR Holder by will or intestacy;

●	by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

●	pursuant to a court order;

●	by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or

●	in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC.

Subject to the restrictions on transferability above, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in a form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the CVR Holder thereof, the CVR Holder’s attorney duly authorized in writing, the CVR Holder’s personal representative or the CVR Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument complies with the terms and conditions of the CVR Agreement, register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge to the applicable CVR Holder. All duly transferred CVRs registered in the CVR Register will be the valid obligations of TheStreet and will entitle the transferee to the same benefits and rights under the CVR Agreement as those held immediately prior to the transfer by the transferring CVR Holder. No transfer of a CVR will be valid until registered in the CVR Register.

Payment Procedures and Tax Withholding

Each CVR will entitle the CVR Holder thereof to receive a pro rata portion (the “CVR Percentage”) of the funds escrowed in connection with the Prior Transactions (the “Escrows”) when they are released and received by the Rights Agent from the relevant Escrows (an “Escrow Payment”), which are currently scheduled to be released after August 20, 2019, and January 31, 2020, respectively. A CVR Holder’s CVR Percentage of an Escrow Payment will equal the quotient of the number of CVRs held by such CVR Holder divided by the number of shares of TheStreet common stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by TheStreet, Maven or Merger Sub and shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL). The Escrows include:

●	the escrows established in connection with the sale of the RateWatch business in June 2018, which escrow amount currently comprises an aggregate of approximately $3.5 million in funds, pursuant to the Escrow Agreement, dated as of June 20, 2018, by and among TheStreet, Inc., Bankers Financial Products Corporation, S&P Global Market Intelligence Inc. and Citibank, National Association, as escrow agent; and

●	the escrows established in connection with the sale of the B2B Business in February 2019, which escrow amount currently comprises an aggregate of approximately $0.5 million in funds, pursuant to the Escrow Agreement, dated as of February 14, 2019, by and among TheStreet, Inc., Euromoney Institutional Investor PLC and Citibank, National Association, as escrow agent.

There can be no assurance that these escrows will be released in full or at all since the purchasers in the Prior Transactions have certain indemnification rights under the Escrow Agreements which may be satisfied through their receipt of all or portions of such Escrows.

Within five business days after receipt of an Escrow Payment, the Rights Agent will pay (1) by one lump sum wire payment to DTC for any CVR Holder who is a former “street name” holder of shares and (2) for all other CVR Holders, by check mailed, first-class postage prepaid, to the address of each CVR Holder in the CVR Register or by other method of delivery as specified by the applicable CVR Holder in writing to the Rights Agent. The Rights Agent will hold the Escrow Payment in a non-interest-bearing account until such Escrow Payment is paid to the CVR Holders. TheStreet may not set off against or deduct or withhold from any Escrow Payment payable to the Rights Agent any amount, except for the limited exceptions provided in the CVR Agreement.

The Rights Agent will be entitled to deduct or withhold from any payment of a CVR Holder’s CVR Percentage of the Escrow Payment such amounts as may be required to be deducted or withheld with respect to the CVR under any applicable provision of federal, state, local or foreign law relating to taxes, as may be reasonably determined by the Rights Agent. To the extent such amounts are so deducted or withheld, they will be treated for all purposes under the CVR Agreement as having been paid to such CVR Holder.

No Voting, Dividends or Interest

The CVRs will not have any voting or dividend rights. Interest will not accrue on any amounts payable on the CVRs to any CVR Holder. The CVRs will not represent any equity or ownership interest in TheStreet, any constituent company to the Merger or any of their respective affiliates.

The Rights Agent

The Rights Agent will not have any liability for any actions taken or not taken in connection with the CVR Agreement, except to the extent of its breach of the CVR Agreement, willful misconduct, bad faith or gross negligence. TheStreet agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s obligations under the CVR Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss incurred by the Rights Agent without negligence, bad faith or willful or intentional misconduct. TheStreet agrees to pay the fees and expenses of the Rights Agent in connection with the CVR Agreement, to reimburse the Rights Agent for all taxes (other than withholding taxes owed by CVR Holders) and governmental charges, and reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of the CVR Agreement.

Covenants

TheStreet will furnish or cause to be furnished to the Rights Agent in such form as TheStreet receives from its transfer agent, the names and addresses of the CVR Holders within thirty business days of the Effective Time. The CVRs will be registered in the names and addresses of the CVR Holder as set forth in the applicable letter of transmittal accompanying the shares surrendered by the CVR Holder in connection with the Merger pursuant to the Merger Agreement and in a denomination equal to the number of shares so surrendered or computed in accordance with the terms of the Merger Agreement.

TheStreet will use reasonable best efforts to obtain the maximum amount of Escrow Payments available from the Escrows, including disputing any assertion or claim by any party that the Rights Agent is not entitled to the entire amount of the Escrows available as of the Effective Time and challenging in good faith through appropriate administrative or court proceedings any such assertion or claim.

Amendments

Without the consent of any CVR Holders or the Rights Agent, TheStreet, at any time and from time to time, may enter into one or more amendments to the CVR Agreement, for various purposes listed in the CVR Agreement, so long as such amendments do not, individually or in the aggregate, adversely affect the interests of the CVR Holders, or adversely affect the rights, duties, responsibilities or protections of the Rights Agent. Notwithstanding the previous sentence, with the written consent of the CVR Holders of at least a majority of the outstanding CVRs at the time of determination, TheStreet and the Rights Agent may enter into one or more amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

Promptly after the execution by TheStreet and the Rights Agent of any such amendment, TheStreet will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the CVR Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Notice to CVR Holders

Where the CVR Agreement provides for notice to CVR Holders, such notice will be sufficiently given if in writing and mailed, first-class postage prepaid, to each CVR Holder affected by such event, at the CVR Holder’s address as it appears in the CVR Register, in accordance with the provisions of the CVR Agreement for the giving of such notice.

Governing Law

The CVR Agreement, the CVRs, and any claims or causes of action pursuant to it will be governed by and construed in accordance with Delaware law.

Termination

The CVR Agreement will automatically terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, at such time as no more Escrow Payments may be made to TheStreet from the Escrows.

The Voting Agreement

In conjunction with the Merger Agreement, Maven and 180 Degree Capital Corp. and TheStreet SPV Series – a Series of 180 Degree Capital Management, LLC (each a “Supporting Stockholder” and together, the “Supporting Stockholders”), have entered into a stockholder voting agreement (the “Voting Agreement”). The Voting Agreement is a condition to the willingness of Maven to enter into the Merger Agreement, and as an inducement and in consideration therefore, each Supporting Stockholder is entering into the Voting Agreement. At the close of business on June 20, 2019, the record date of the special meeting, the Supporting Stockholders collectively owned or controlled 821,521 shares of TheStreet common stock (the “Subject Shares”), which represented 15.4% of all outstanding shares of TheStreet common stock on the record date. In connection with the execution and delivery of the Voting Agreement, Maven did not pay the Supporting Stockholders any consideration separate from the consideration they will receive pursuant to the Merger Agreement in respect of their shares.

Voting Provisions

Pursuant to the Voting Agreement, the Supporting Stockholders have agreed, subject to the terms and conditions contained in the Voting Agreement, to vote all of their shares of TheStreet common stock in the following manner:

●	in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (and any actions directly required in furtherance thereof);

●	against any action, proposal, transaction or agreement that, to the knowledge of such Supporting Stockholder, is intended to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of TheStreet under the Merger Agreement or of any Supporting Stockholder under the Voting Agreement; and

●	except as otherwise agreed to in writing in advance by Maven, against the following actions or proposals: (1) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TheStreet or any of its respective subsidiaries; (2) any approval or consent regarding any Competing Proposal; (3) any change in persons who constitute the Board of Directors of TheStreet; and (4) any other action or proposal involving TheStreet or any of its subsidiaries that, to the knowledge of such Supporting Stockholder, is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement.

Concurrently with the execution of the Voting Agreement, each Supporting Stockholder also appoints, with respect to such Supporting Stockholder’s Subject Shares, Maven, and any designee of Maven, and each of them individually, such Supporting Stockholder’s sole and exclusive proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the voting period with respect to such Supporting Stockholder’s Subject Shares. This proxy is given to secure the performance of the duties of each Supporting Stockholder under the Voting Agreement. The proxy and power of attorney granted by each Supporting Stockholder will be irrevocable during the voting period and will be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and will be valid and binding on any person to whom the Supporting Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, the Voting Agreement.

Restrictions on Transfer; Other Actions

Under the Voting Agreement, the Supporting Stockholders have agreed that until the termination of the Voting Agreement, they will not:

●	sell, sell short, transfer (including by way of gift), tender, pledge, encumber, assign, grant any right to acquire or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of its Subject Shares;

●	take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under the Voting Agreement;

●	solicit, initiate or knowingly facilitate or encourage a Competing Proposal;

●	furnish or disclose to any third party non-public information (or afford access to any of the properties, assets, books or records relating to TheStreet or any of its subsidiaries) with respect to or in furtherance of or which would reasonably be likely to lead to a Competing Proposal;

●	negotiate or engage in substantive discussions with any third party with respect to a Competing Proposal; or

●	enter into any agreement or agreement in principle with respect to a Competing Proposal.

No Effect on Directors

Notwithstanding any of the provisions of the Voting Agreement, Maven and the Supporting Stockholders acknowledge that the Supporting Stockholders are represented on TheStreet’s Board of Directors by Mr. Kevin Rendino and agree that such person will act in his capacity as a director of TheStreet solely in accordance with his duties to TheStreet and its stockholders.

Termination

The Voting Agreement will terminate, become null and void and have no effect as to Maven and each Supporting Stockholder upon the earliest to occur of:

●	the mutual consent of Maven and each Supporting Stockholder;

●	the date of termination of the Merger Agreement in accordance with its terms;

●	the effectiveness of any modification, amendment, supplement or waiver to the Merger Agreement or any provision therein that (1) was not approved by each Supporting Stockholder and (2) individually or in the aggregate:

●	alters or changes the amount, kind or value of the Merger Consideration to be paid to each Supporting Stockholder in connection with the Merger (except as expressly contemplated by the terms of the Merger Agreement);

●	modifies an existing condition to the consummation of the Merger or creates an additional condition to the consummation of the Merger that is material to the consummation of the Merger or is reasonably likely to cause the Closing to be prevented or materially delayed; or

●	has, or is reasonably likely to have, an adverse and disproportionate effect on each Supporting Stockholder in comparison to other stockholders of TheStreet; or

●	the Effective Time (as such term is defined in the Merger Agreement).

Required Vote; Recommendation of the Board of Directors

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the Merger Proposal for it to be approved). For purposes of the vote on this Merger Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have the same effect as voting “AGAINST” the Merger Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2:
THE MERGER-RELATED COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to certain of TheStreet’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement, as disclosed in the table entitled “Compensation Related to the Merger or Subsequent Termination” in the section entitled “Proposal No. 1: The Merger Proposal—Interests of Certain Persons in the Merger,” including the associated narrative discussion and footnotes, of TheStreet’s proxy statement, dated [●], 2019, is hereby APPROVED.”

Stockholders should note that this non-binding proposal regarding certain Merger-related executive compensation arrangements is merely an advisory vote which will not be binding on TheStreet, the Board of Directors or Maven. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed and other conditions are satisfied, certain of our named executive officers will be eligible to receive the various payments in accordance with the terms or conditions applicable to those payments.

Required Vote; Recommendation of the Board of Directors

Approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of TheStreet common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” the Merger-Related Compensation Proposal for it to be approved). For purposes of the vote on this Merger-Related Compensation Proposal, an abstention will have the same effect as voting “AGAINST” the Merger-Related Compensation Proposal, but the failure to sign and return your proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have no effect on the outcome of the proposal. Broker non-votes will also have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL NO. 3:
THE ADJOURNMENT PROPOSAL

If the number of shares of common stock present in person or represented by proxy at the Special Meeting and voting in favor of the Merger Proposal is not sufficient to adopt the Merger Agreement at the time of the Special Meeting, we intend to move to adjourn the Special Meeting, if necessary or appropriate (as determined in good faith by our Board of Directors), to a later time or date, from time to time, in order to enable the Board of Directors to solicit additional proxies in respect of the Merger Proposal.

In the Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

Required Vote; Recommendation of the Board of Directors

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of TheStreet common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” the Adjournment Proposal for it to be approved). For purposes of the vote on this Adjournment Proposal, an abstention will have the same effect as voting “AGAINST” the Adjournment Proposal, but the failure to sign and return your proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have no effect on the outcome of the proposal. Broker non-votes will also have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 20, 2019 (except as otherwise noted) by (i) each person who is known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o TheStreet, Inc., 14 Wall Street, New York, New York 10005. With respect to the beneficial owners of 5% or more of the Company’s common stock, we have relied upon their beneficial ownership reports as filed with the SEC.

The amounts and percentage of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined “beneficial” ownership of a security to mean, generally, the possession, including shared possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which they have no economic interest. Unless otherwise indicated, we believe that each of the listed stockholders has sole voting and investment power with respect to their beneficially owned shares of our common stock.

The percentages reflect beneficial ownership as of June 20, 2019, as determined under Rule 13d-3 under the Exchange Act and are based on 5,336,639 shares of our common stock outstanding as of that date. In addition, any options exercisable or RSUs vesting within 60 days of June 20, 2019 are included in the beneficial ownership of the holder of such option, and the percentage ownership for that holder is calculated by adding the aggregate number of options exercisable or RSUs vesting within 60 days of June 20, 2019 to both the number of shares held by that specific stockholder and the total number of shares outstanding. The information as to beneficial ownership presented in the table below does not take into account any accelerated vesting that may occur in connection with the closing of the Merger. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Interests of Certain Persons in the Merger” beginning on page 65.

Unless otherwise indicated, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of the Company’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Exchange Act.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares (#)	Percent (%)
Five Percent Stockholders:
180 Degree Capital Corp. (1)	821,521	15.4
Cannell Capital LLC (2)	577,260	10.8
James J. Cramer (3)	399,576	7.5
B. Riley Financial, Inc. (4)	381,524	7.1
Renaissance Technologies LLC (5)	278,215	5.2

Directors and Executive Officers:
Kevin Rendino (6)	835,881	15.7
James J. Cramer (3)	399,576	7.5
David Callaway (7)	117,520	2.2
Larry S. Kramer (8)	107,936	2.0
Sarah A. Fay (9)	48,884	*
Eric F. Lundberg	45,480	*
Bowers W. Espy	21,618	*
Margaret de Luna	20,698	*
Betsy L. Morgan	20,200	*
All current directors and executive officers as a group (9 persons) (10)	1,522,579	28.5

*	Represents beneficial ownership of less than 1%.

(1)

Based solely on information contained in a Schedule 13D/A filed with the SEC on June 12, 2019, includes (i) 471,251 shares held of record by 180 Degree Capital Corp. and (ii) 350,000 shares held of record by TheStreet SPV Series, a series of 180 Degree Capital Management. Mr. Rendino is Chief Executive Officer of 180 Degree Capital Corp. and 180 Degree Capital Corp. is the investment manager of TheStreet SPV Series. In connection with the execution of the Merger Agreement, 180 Degree Capital Corp. and TheStreet SPV Series, solely in their capacities and stockholders of TheStreet, entered into the Voting Agreement with Maven and Merger Sub, pursuant to which these stockholders agreed, among other things and subject to certain exceptions and limitations, to vote the shares of TheStreet common stock they beneficially own in favor of the Merger and the adoption of the Merger Agreement. For additional information, see the section entitled “Proposal No. 1: The Merger Proposal—Agreements Related to the Merger—The Voting Agreement” beginning on page 86. The principal business address of 180 Degree Capital Corp. and each person or entity listed in this note is 7 N. Willow Street, Suite 4B, Montclair, New Jersey 07042.

(2)	Based solely on information contained in a Form 4 filed by Cannell Capital LLC with the SEC on May 7, 2019. Cannell Capital LLC is the investment adviser to various entities, including Tristan Partners, L.P. and Tristan Offshore Fund, Ltd., that in the aggregate own the above-reported shares. J. Carlo Cannell is the managing member of Cannell Capital and each of Mr. Cannell and Cannell Capital LLC may be deemed to beneficially own the above-reported shares. Mr. Cannell possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company. The principal business address of Cannell Capital LLC is 245 Meriwether Circle, Alta, WY 83414.

(3)	Includes 354,743 shares of common stock owned directly by Mr. Cramer and 44,833 shares of common stock owned indirectly by Mr. Cramer through Cramer Partners, LLC. Mr. Cramer has the sole power to vote and the sole power to direct the disposition of the shares of which he is the record owner. Cramer Partners, LLC has the sole power to vote and the sole power to direct the disposition of the shares of which it is the record owner.

(4)	Based solely on information contained in a Schedule 13G/A jointly filed with the SEC on January 23, 2019 by B. Riley Financial, Inc. (“BRF”), B. Riley Capital Management, LLC (“BRCM”), B. Riley FBR, Inc. (“BRFBR”), BR Dialectic Capital Management, LLC (“BR Dialectic”), Dialectic Antithesis Partners, LP (“Dialectic”) and B. Riley Diversified Equity Fund (“BRDEF”). The number reported consists of (i) 340,363 shares of common stock beneficially owned by BRFBR, (ii) 20,037 shares of common stock beneficially owned by Dialectic, (iii) 16,704 shares of common stock beneficially owned by BRDEF and (iv) 4,420 shares of common stock beneficially owned by BRCM, as the investment advisor of certain separately managed accounts (“SMA Accounts”), which directly own such shares, in each case as adjusted to reflect the reverse stock split that occurred in April 2019. BR Dialectic is the general partner of and an investment advisor to Dialectic, BR Dialectic is a wholly-owned subsidiary of BRCM, and BRF is the parent company of BRCM. As a result, BR Dialectic, BRCM and BRF may be deemed to indirectly beneficially own the shares held by Dialectic. BRCM is an investment advisor to BRDEF, and BRF is the parent company of BRCM. As a result, BRCM and BRF may be deemed to indirectly beneficially own the shares held by BRDEF. BRF is the parent company of BRCM. As a result, BRCM and BRF may be deemed to indirectly beneficially own the shares held by the SMA Accounts. BRF as the parent company of BRCM and BRFBR may be deemed to beneficially own the shares beneficially owned by BRCM and BRFBR. The principal business address of BRF is 21255 Burbank Blvd., Suite 400, Woodland Hills, CA 91367.

(5)	Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2019, includes 266,075 shares of common stock owned directly by Renaissance Technologies LLC and 12,140 shares are owned indirectly by Renaissance Technologies LLC through Renaissance Technologies Holdings Corporation. Renaissance Technologies LLC has the sole power to vote and the shared power to direct the disposition of the shares of which it is the record owner, in each case as adjusted to reflect the reverse stock split that occurred in April 2019. The principal business address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(6)	Includes (i) the shares listed in footnote (1) above, which are held of record by 180 Degree Capital Corp. and TheStreet SPV Series and (ii) 14,360 shares of common stock owned directly by Mr. Rendino.

(7)	Based solely on information contained in Form 4s filed by Mr. Callaway with the SEC through February 27, 2019. Following the closing of the Company’s sale of its B2B Business units in February 2019, Mr. Callaway ceased to be a Section 16 officer of the Company. The number reported consists of (i) 115,120 shares of common stock owned directly by Mr. Callaway and (ii) 2,400 shares of common stock held indirectly by Mr. Callaway through the Callaway Family Trust, in each case as adjusted to reflect the reverse stock split that occurred in April 2019.

(8)	Includes 865 shares of common stock held directly by Mr. Kramer and 107,071 shares of common stock held indirectly by Mr. Kramer through Lawrence Kramer and Myla Lerner Revocable Trust.

(9)	Includes 1,500 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of June 20, 2019.

(10)	Includes a total of 1,500 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of June 20, 2019.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, the Company will have no public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the merger is not completed, stockholders of the Company will continue to be entitled to attend and participate in stockholder meetings.

The Company will hold an annual meeting of stockholders in 2019 only if the Merger has not already been completed.

Under the Company’s By-Laws, if a stockholder of the Company intends to submit a proposal or director nomination for consideration at our annual meeting in 2019, if held, that is not intended to be included in the proxy statement for that meeting, the stockholder must give notice in accordance with the requirements set forth in the Company’s By-Laws not earlier than the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which notice of the date of the annual meeting in 2019 was mailed to stockholders or made public. Such notice must be sent to the Company at TheStreet, Inc., Attention: Secretary, 14 Wall Street, 15th Floor, New York, New York 10005. In addition, the Company’s By-Laws require that certain information and acknowledgments with respect to the proposal or the nominee and the stockholder making the proposal or nomination be set forth in the notice.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders of the Company sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, or direct your written request to TheStreet, Inc., 14 Wall Street, 15th Floor, New York, New York 10005, Attention: Investor Relations, or by telephone at (212) 321-5000 and we will promptly deliver such separate copy. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder of the Company at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including the Company, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website. The address of the site is www.thestreet.com. The web addresses of the SEC and the Company have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

You can obtain copies of any of these documents through the SEC’s website at the address described above or from us directly, at no cost, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into those documents), by requesting them in writing or by telephone at the following address and telephone number:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Investor Relations

(212) 321-5000

You may also obtain copies of these documents by requesting them in writing or by telephone from our proxy solicitor at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Phone number for banks and brokerage firms: (203) 658-9400

Phone number for shareholders: (800) 662-5200

Email: tst.info@morrowsodali.com

If you are a stockholder of the Company and would like to request documents, please do so by 5:00 p.m., Eastern Daylight Time, [●], 2019, in order to receive them before the Special Meeting.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Merger or the Company that is different from, or in addition to, the information or representations contained in this proxy statement. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

Information on the Company’s website or the website of any subsidiary or affiliate of the Company is not a part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement, unless that information is also in this document.

***

By Order of the Board of Directors,

Jared Verteramo
Secretary of the Company
New York, New York

[●], 2019

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES THROUGH THE INTERNET, BY TELEPHONE OR BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES OF COMMON STOCK ARE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. THANK YOU FOR YOUR ATTENTION IN THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

THEMAVEN, INC.,

TST ACQUISITION CO., INC.

and

THESTREET, INC.

Dated as of June 11, 2019

-i-

(continued)

-ii-

(continued)

-iii-

INDEX

(continued)

Page

1
1998 Plan	A-34
2
2007 Plan	A-34
A
Acceptable Confidentiality Agreement	A-34
Adverse Recommendation Change	A-20
Aggregate Merger Consideration	A-34
Agreement	A-1
Alternative Acquisition Agreement	A-20
B
Balance Sheet Date	A-9
Blue Sky Laws	A-34
Book-Entry Shares	A-3
Business Day	A-34
C
Capitalization Date	A-6
Certificate of Merger	A-2
Certificates	A-3
Chosen Courts	A-30
Closing	A-2
Closing Date	A-2
Code	A-34
Committee	A-20
Company	A-1
Company Benefit Plan	A-34
Company Common Stock	A-1
Company Disclosure Schedule	A-6
Company Employees	A-10, A-23
Company Intellectual Property Rights	A-11
Company Lease	A-34
Company Material Adverse Effect	A-25, A-34
Company Material Contract	A-12
Company Option	A-35
Company Permits	A-8
Company Plans	A-35
Company Preferred Stock	A-6
Company Recommendation	A-35

Company Related Parties	A-28
Company SEC Documents	A-8
Company Securities	A-7
Competing Proposal	A-21
Confidentiality Agreement	A-35
Contract	A-35
CVR Agreement	A-24

-iv-

INDEX

(continued)

Page

D
D&O Insurance	A-22
DGCL	A-35
Dissenting Shares	A-5
Distribution	A-35
E
Effective Time	A-2
Electronic Data Room	A-13
ERISA	A-35
ERISA Affiliate	A-36
Escrow Account	A-3
Escrow Agent	A-3
Escrow Deposit	A-3
Excess Cash Amount	A-36
Exchange Act	A-36
Exchange Fund	A-3
Expenses	A-36
G
GAAP	A-36
Governmental Authority	A-36
I
Indemnitee	A-36
Intellectual Property Rights	A-10
IRS	A-36
K
Knowledge	A-36
L
Law	A-36
Lien	A-36
M
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
N
New Plans	A-23
Notice of Superior Proposal	A-21
O
Order	A-36
P
Parent	A-1
Parent Disclosure Schedule	A-13
Parent Material Adverse Effect	A-26, A-36
Parent Organizational Documents	A-13
Parent SEC Documents	A-14
Paying Agent	A-3
Per Share Amount	A-36

-v-

INDEX

(continued)

Page

Permitted Lien	A-36
Person	A-37
Proxy Statement	A-8
R
Recapitalization	A-1
Representatives	A-37
Requisite Stockholder Approval	A-12
RWI Policy	A-25
S
Sarbanes-Oxley Act	A-8
SEC	A-37
Secretary of State	A-37
Securities Act	A-37
Stockholders’ Meeting	A-18
Subsidiary	A-37
Superior Proposal	A-21
Surviving Corporation	A-2
T
Takeover Statutes	A-12
Tax	A-37
Tax Returns	A-37
Termination Date	A-26
Termination Fee	A-28
Third Party	A-37
Transaction Litigation	A-37
Treasury Regulations	A-37
U
Union	A-10
W
WARN Act	A-37

-vi-

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2019 (this “Agreement”), is made by and among TheMaven, Inc., a Delaware corporation (“Parent”), TST Acquisition Co., Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and TheStreet, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, each of Eric Lundberg, Chief Executive Officer and Chief Financial Officer of the Company, and Margaret De Luna, President and Chief Operating Officer of the Company, have entered into letter agreements with the Company in which they have agreed to continue their service with the Surviving Corporation for a minimum of three months following Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, 180 Degree Capital Corp. and TheStreet SPV Series - a Series of 180 Degree Capital Management, LLC, solely in their capacities as stockholders of the Company, are entering into a Voting Agreement with Parent and Merger Sub (the “Voting Agreement”) pursuant to which each such stockholder is agreeing, upon the terms and subject to the conditions of such Voting Agreement, to vote at the Stockholders’ Meeting the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and the approval of the Merger at the Stockholders’ Meeting; and

WHEREAS, prior to the Effective Time, the Company intends to either (a) distribute the Excess Cash Amount in exchange for a portion of the Company Common Stock by conducting a recapitalization of the Company Common Stock (the “Recapitalization”), in accordance with the DGCL and subject to the limitations under this Agreement, or (b) pay a cash distribution on the Company Common Stock equal to the Excess Cash Amount (the “Pre-Merger Special Distribution”) to holders of record of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1        Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

Article II

THE MERGER

Section 2.1        The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “TheStreet, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2        Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place by teleconference and the exchange of deliverables (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile, at 10:00 a.m. (Eastern time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3         Effective Time.

(a)       Concurrently with the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State as provided under the DGCL. The Merger shall become effective upon the later of (a) the date and time at which the Certificate of Merger has been duly filed with the Secretary of State, or (b) if applicable, such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)       From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4        Certificate of Incorporation and Bylaws. Subject to Section 6.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws; provided that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is TheStreet, Inc.; and provided further that at the Effective Time, the title of the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Bylaws of TheStreet, Inc.”.

Section 2.5        Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6        Officers. From and after the Effective Time, the officers of the Surviving Corporation shall be the officers designated by the board of directors of Merger Sub prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Article III

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

Section 3.1        Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)       Cancellation of Company Securities. Each share of Company Common Stock held by the Company as treasury stock, held by a wholly owned Subsidiary of the Company or held by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)       Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Recapitalization or Pre-Merger Special Distribution, as the case may be, other than shares canceled pursuant to Section 3.1(a) and Dissenting Shares) shall be converted into the right to receive (i) an amount in cash equal to the Per Share Amount and (ii) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), subject to and in accordance with the CVR Agreement (collectively, the “Merger Consideration”), in each case, without any interest thereon and subject to any withholding of Taxes in accordance with Section 3.2(i). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c)       Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)       Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(c), if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including the 1-for-10 reverse stock split of the Company Common Stock approved by the Company’s board of directors in connection the Distribution and any other reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change; provided that the parties acknowledge that the Distribution and the Pre-Merger Special Distribution shall not require an adjustment to the Merger Consideration.

Section 3.2        Exchange of Certificates.

(a)       Escrow of Aggregate Cash Merger Consideration. As of the date of this Agreement, Parent has caused to be deposited an amount in cash equal to the Aggregate Cash Merger Consideration (the “Escrow Deposit”) with Citibank, N.A., as escrow agent (“Escrow Agent”), as collateral and security for the payment of the Aggregate Cash Merger Consideration, which amount shall be held in a segregated account (the “Escrow Account”) by Escrow Agent in accordance with the terms and conditions of the escrow and paying agent agreement entered by the parties hereto and the Escrow Agent into prior to the execution of this Agreement.

(b)       Designation of Paying Agent; Deposit of Exchange Fund. The Escrow Agent hereby is designated as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration as provided in Section 3.1(b). Immediately after the Effective Time, the Escrow Deposit shall be deposited with the Paying Agent (such deposit, the “Exchange Fund”). In the event the Aggregate Cash Merger Consideration portion of the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b)(i) Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. Following the Effective Time, if not already paid, Parent shall promptly cause the Paying Agent to make, and the Paying Agent shall make, payments of the Aggregate Cash Merger

Consideration to the holders of Company Common Stock pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(c)       As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder). The CVRs shall not be evidenced by a certificate or other instrument.

(d)       Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including, without limitation, any necessary Tax forms), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 3.2(d), each Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon proper surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(e)       In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the person requesting such payment shall have paid any transfer taxes and other Taxes required by reason of the payment of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(f)       Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation and Parent (subject to abandoned property, escheatment or other similar Laws) as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled under or pursuant to this Agreement.

(g)       No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h)       Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the Aggregate Cash Merger Consideration payments required by this Article III, and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Aggregate Cash Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is reasonably maintained at a level sufficient to make the Aggregate Cash Merger Consideration payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent.

(i)       Withholdings. Parent, the Surviving Corporation and the Paying Agent shall be, subject to Section 2.4(b) of the CVR Agreement, entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement or the CVR Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.3        Stock Options. By virtue of the Merger, each Company Option (whether vested or unvested) that is outstanding and unexercised immediately prior to Effective Time shall be canceled as of the Effective Time for no consideration. The Company shall take such actions at it reasonably determines are necessary such that no Company Option shall be outstanding effective as of the Effective Time.

Section 3.4        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock or withdrawals of such demands.

Section 3.6        Transfers; No Further Ownership Rights. Subject to Section 3.2, from and after the Effective Time, the holders of shares of Company Common Stock, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein and by applicable Law. The Aggregate Cash Merger Consideration paid in respect of shares of Company Common Stock, upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation with respect to the Company Common Stock outstanding immediately prior to the Effective Time. After the Effective Time, Company Common Stock presented to the Surviving Corporation or the Paying Agent for any reason, shall be canceled and exchanged as provided in this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), which contains specific references to the particular Article or Section of this Agreement to which the information set forth in such schedule relates (which disclosures shall also apply to any other Article or Section to the extent the relevance of the disclosure is readily apparent) or (b) as and to the extent set forth in the Company SEC Documents filed with, or furnished by the Company to, the SEC on or after January 1, 2018 and prior to the date hereof, to the extent the relevance of the disclosure is reasonably apparent (excluding any forward-looking disclosures, whether or not contained under the heading “forward-looking statements,” other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1        Organization and Qualification; Subsidiaries.

(a)       Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of the Company and its Subsidiaries has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       The Company has no “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act). Except for the capital stock and other equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity interest in any other person (including through participation in any joint venture or similar arrangement).

Section 4.2        Certificate of Incorporation and Bylaws. The Company has made available to Parent true, correct and complete copies of the current Restated Certificate of Incorporation and the Bylaws or other equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as amended to date. The Restated Certificate of Incorporation and the Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3        Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 9, 2019 (such date, the “Capitalization Date”), (A) 6,407,273 shares of Company Common Stock were issued and 5,336,639 shares of Company Common Stock were outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 1,070,634 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Options granted prior to the date hereof.

(b)       Except as set forth in this Section 4.3(b) of the Company Disclosure Schedule, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities.

Section 4.4        Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the CVR Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution of this Agreement or the CVR Agreement or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State, and other than the declaration of the Pre-Merger Special Distribution or the approval of the Recapitalization (and the filing of a related certificate of amendment of the Company’s Restated Certificate of Incorporation with the Secretary of State)). The Company’s board of directors has unanimously approved this Agreement the CVR Agreement, declared this Agreement to be advisable, approved the transactions contemplated hereby, determining them to be fair and in the best interest of the Company and its stockholders, and resolved to recommend to the stockholders of the Company the Company Recommendation that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.5        No Conflict; Required Filings and Consents.

(a)       None of the execution and delivery of this Agreement or the CVR Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or the CVR Agreement, or the Company’s compliance with any of the provisions of this Agreement or the CVR Agreement, will (i) subject to obtaining the Requisite Stockholder Approval, conflict with, violate or breach (x) any provision of the Restated Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company or (y) any provision of the organizational or governing documents of any of the Company’s Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, any Company Material Contract or accelerate the Company’s obligations under any such Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except for (i) the filing of the Proxy Statement with the SEC and other filings required under, and in compliance with the other applicable requirements of, the Exchange Act, the Securities Act, or Blue Sky Laws, (ii) filings required by the rules of The Nasdaq Capital Market and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent or approval of, or filing, license, waiver, permit or authorization, declaration, registration or filing with or notification to, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement or the CVR Agreement by the Company, the performance by the Company of its obligations hereunder or thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, other than such consents, approvals, filings, licenses, permits or authorizations, declarations, registrations or filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6        Permits and Licenses. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate the properties of the Company and to lawfully conduct its business as they are now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7        Compliance with Laws. Except as disclosed in Section 4.7 of the Company Disclosure Schedule, the Company is in compliance with, since January 1, 2018 has not breached or violated, and has not received written notice of any default or violation of, any Laws applicable to the Company or by which any property or asset of the Company is bound or affected, in each case except for instances of non-compliance, breach, default or violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8        Company SEC Documents; Financial Statements.

(a)       Since January 1, 2018, the Company has filed with the SEC, on a timely basis, all required registration statements, forms, documents, proxy statements and reports required to be filed or furnished prior to the date hereof by it with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(b)       The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except as may be indicated therein or in the notes thereto).

Section 4.9        Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives or any other third party for inclusion or incorporation by reference in the Proxy Statement.

Section 4.10      Disclosure Controls and Procedures. The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2018 has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (and made any such written summaries of such disclosures that were so provided available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.11      Absence of Certain Changes or Events. From January 1, 2019 through the date of this Agreement, except for the sale of the Company’s institutional business, the declaration by the Company’s board of directors of the Distribution and actions taken to effect the same or as otherwise contemplated or permitted by this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and (b) there has not been any event, development or state of circumstance that, individually or in the aggregate has had or, would reasonably be expected to have a Material Adverse Effect.

Section 4.12      No Undisclosed Liabilities. Except (a) as disclosed in the balance sheet of the Company as of December 31, 2018 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) for liabilities or obligations incurred or arising under the terms of any Contract or Permit binding upon the Company or any of its Subsidiaries (including any contingent indemnification obligations), (d) for liabilities permitted or contemplated by this Agreement, (e) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business consistent with past practice, as of the date of this Agreement and (f) for liabilities related to the Distribution, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

Section 4.13      Absence of Litigation. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, as of the date hereof there is no claim, action, suit, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, by or before any arbitrator or Governmental Authority, in each case as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14      Employee Benefit Plans.

(a)       Company has furnished to Parent true and complete copies of each of the Company Benefit Plans and material documentation related thereto. With respect to each Company Benefit Plan that is subject to ERISA reporting requirements, Company has provided copies of the Form 5500 reports filed for the last three plan years. Company has furnished Parent with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Benefit Plan, and to the Company’s knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax qualified status of any Company Benefit Plan subject to Code Section 401(a).

(b)       Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Company or any ERISA

Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(d)       Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)       No Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any of its Subsidiaries, (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary or (v) certain rights to exercise stock options for a period of time beyond such recipient’s last day of service with the Company.

(f)       Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in material compliance with the requirements of 409A of the Code and guidance promulgated thereunder by its terms and has been operated in material compliance with such requirements. All Company Options were granted with an exercise price at least equal to the fair market value of the Company’s common stock (as determined pursuant to the applicable provisions of Section 409A and 422 of the Code and the Regulations promulgated thereunder) on the date such options were granted by the Company’s board of directors (or a committee thereof), and the Company has not incurred any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options, nor would the vesting or settlement of such awards reasonably be expected to result in a violation of Section 409A of the Code.

(g)       There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company or any Subsidiary that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the transactions and agreements contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

Section 4.15      Labor Matters.

(a)       Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to employees of the Company or any of its Subsidiaries (“Company Employees”). None of the Company Employees is represented by any Union with respect to his or her employment with the Company or any of its Subsidiaries.

(b)       The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, the Company does not have any liabilities under the WARN Act or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c)       The representations and warranties set forth in Section 4.14 and Section 4.15 are the Company’s sole and exclusive representations and warranties regarding employee, employee benefit plan and labor matters.

Section 4.16      Intellectual Property.

(a)       Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have the right to use in the manner currently used all patents, trademarks, trade names, copyrights, Internet domain names, service marks and trade secrets (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and other than trade secrets, all as listed in Section 4.16(a) of the Company Disclosure Schedule, and (ii) neither the Company nor any of its Subsidiaries has received since January 1, 2018 any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights. All rights whatsoever in or to, or control over, any of the Company’s subscriber or similar data, including customer lists, are owned, and will be owned immediately after the Effective Time, solely by the Company and are not owned by, and immediately after the Effective Time will not be owned by, any employee or former employee of the Company.

(b)       To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other Person, except for any such infringement that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no Person is infringing any Company Intellectual Property Rights.

(c)       [intentionally omitted].

(d)       Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, the Company’s data, privacy and security practices conform in all material respects to all of the Privacy Commitments (as defined below) and each Law applicable to the protection or processing or both of the name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person (“Personal Data”), including Laws applicable direct marketing, e-mails, text messages or telemarketing. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, the Company as of the date of this Agreement: (A) provides notice and obtains any necessary consents from data subjects required for the processing of Personal Data as conducted by or for the Company; and (B) abides by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with the obligations contained in the Company’s data privacy and security policies, or published on the Company’s websites or otherwise made available by the Company to any Person (“Privacy Commitments”).

(e)       The representations and warranties set forth in Section 4.16 are the Company’s sole and exclusive representations and warranties intellectual property matters.

Section 4.17      Taxes.

(a)       Since January 1, 2018, the Company has timely filed (taking into account any extension of time within which to file), all material income Tax Returns and other material Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct, complete in all material respects. To the knowledge of the Company, all Taxes due and owing by the Company (whether or not shown on such Tax Returns) have been fully and timely paid, except where the failure to pay or timely pay any such Tax is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       The unpaid Taxes of the Company did not materially, as of the date of the financial statements for the year-ended December 31, 2018 contained in the Company SEC Documents, exceed by a material amount the amount of Tax liability (exclusive of any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet therein (rather than in any notes thereto).

(c)       No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company in writing by a taxing authority that has not been satisfied by payment, settled or withdrawn, or reserved on the Company’s financial statements.

(d)       The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock occurring during the last two (2) years intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(e)       The Company and its subsidiaries have complied in all material respects with all applicable Laws relating to the payment of withholding Taxes and have duly and timely withheld and paid over to the appropriate Tax authority (in all material respects) all amounts required to be so withheld and paid under all applicable Tax Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, stockholder or any other third party.

(f)       To the knowledge of the Company, there are no Liens for Taxes on any of the assets of the Company, other than Permitted Liens.

(g)       Since January 1, 2018, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case that is still outstanding.

Section 4.18      Material Contracts.

(a)       Except as set forth in Section 4.18 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “Company Material Contract.” For purposes of this Agreement, “Company Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans or Company Benefit Plans) that are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, except for (A) forms related to Company Benefit Plans, (B) the Company’s form of change in control agreement (and any amendments thereto), and (C) the Company’s form of indemnification agreement, under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

For the avoidance of doubt, all expired or terminated Contracts for which the Company no longer has any obligations under are excluded from the definition of Company Material Contract.

(b)       Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received notice of any breach or default under any Company Material Contract, except for breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.19      Property. As of the date hereof (a) the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), and (b) owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 4.20      Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.11, the board of directors of the Company has taken all actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other restriction on business combinations contained in any applicable state takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) inapplicable to this Agreement, the CVR Agreement, the Merger or any other transaction contemplated by this Agreement or the CVR Agreement.

Section 4.21      Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger and but excluding the Recapitalization. For the avoidance of doubt, the Requisite Stockholder Approval is the only vote of holders of securities of the Company that is necessary to effect the Recapitalization if the same if submitted to the holders of Company Common Stock for approval.

Section 4.22      Brokers. No broker, finder or investment banker other than Moelis & Company LLC or Lake Street Capital Markets, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement or the CVR Agreement.

Section 4.23      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in the electronic data room for Project Boulevard maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”), management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

Section 4.24      Prior Transactions. Each Prior Transaction was completed in compliance with all applicable Laws, including the applicable requirements of the Exchange Act and Securities Act, and the applicable rules of The Nasdaq Capital Market, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Prior Transaction received the requisite approval of the Company’s board of directors and stockholders in accordance with the Company’s Restated Certificate of Incorporation, as amended, Bylaws, as amended, and the DGCL. Except as set forth on Section 4.24 of the Company Disclosure Schedule, no claims have been made, or to the Company’s knowledge, threatened, against the Company by the buyer in either Prior Transaction alleging breach of the Definitive Agreements by the Company or seeking indemnification pursuant to the Definitive Agreements. Except as set forth on Section 4.24 of the Company Disclosure Schedule, to the knowledge of the Company’s, all fees and expenses, including legal fees and expenses, incurred by the Company for third party advisors engaged by the Company in connection with the Prior Transactions have been paid in full or accrued.

Section 4.25      Key Personnel. To the knowledge of the Company, neither Eric Lundberg nor Margaret De Luna have entered into any agreement or understanding, verbal or written, with James Cramer or any other executive officer of the Company, directly or indirectly, to work for any Person other than the Company.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1        Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and, in the case of Merger Sub only, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failures to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2        Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Merger Sub or, to the knowledge of Parent, any of the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3        Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which Parent and Merger Sub is or will be a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the

Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the CVR Agreement in the case of Parent, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution of this Agreement or the CVR Agreement or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4        No Conflict; Required Filings and Consents.

(a)       None of the execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of CVR Agreement by Parent, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger, or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the CVR Agreement will (i) conflict with, violate or breach any provision of the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of (x) Parent or (y) Merger Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law, judgment, writ or injunction or any Governmental Authority applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       Except for (i) compliance with the applicable requirements of the Exchange Act, the Securities Act or Blue Sky Laws or (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent or approval of, or filing, license, waiver, permit or authorization, declaration, registration or filing with or notification to, any Governmental Authority or any stock market or stock exchange are necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of the CVR Agreement by Parent, the performance by the Parent and Merger Sub of their obligations hereunder and the consummation by the Parent and Merger Sub of the transaction contemplated hereby or thereby, other than such consent, approval, filings, license permits, authorizations, declarations, registrations or filings with or notification that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5        Absence of Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding, or investigation pending or, to the knowledge of Parent, threatened in writing against Parent, Merger Sub or any of their respective affiliates or any of their respective properties or assets at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6        Absence of Certain Agreements. Except as set forth in Section 5.6 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.7        Parent SEC Documents; Financial Statements; Information Supplied.

(a)       Except as set forth in Section 5.7(a) of the Parent Disclosure Schedule, since January 1, 2018, Parent has filed with the SEC, on a timely basis, all required registration statements, forms, documents, proxy statements and reports required to be filed or furnished prior to the date hereof by it with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, including any amendments thereto, the “Parent SEC Documents”).

As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(b)       Except as set forth in Section 5.7(b) of the Parent Disclosure Schedule, the consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except as may be indicated therein or in the notes thereto.

(c)       None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8        Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.9        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.10      Sufficient Funds; Solvency. The Escrow Deposit is an amount in cash equal to the Aggregate Cash Merger Consideration. Parent has and, at the Effective Time will have, sufficient funds available (through a capital contribution or debt financing from B Riley FBR, Inc.) to (a) pay all costs, fees and expenses related to this Agreement and the transactions contemplated hereby and (b) to satisfy the working capital needs and other general corporate requirements of Parent and the Surviving Corporation following the Merger. Parent has delivered to the Company a letter addressed to Parent and the Company, dated as of June 7, 2019, to the effect that B Riley FBR, Inc. is highly confident of its ability to underwrite, arrange and/or place financing sufficient to provide to Parent, as of the date hereof and at and following the Effective Time, with such funds. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement. As of the Effective Time, assuming satisfaction of the conditions to the Parent’s obligation to consummate the Merger or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including receipt of any funding from B Riley FBR, Inc., payment of the Aggregate Cash Merger Consideration, payment by Parent of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, payment by Parent of all related fees and expenses and satisfaction by Parent of the working capital needs of Parent and the Surviving Corporation following the Merger, Parent will be Solvent as of the Effective Time and immediately following the transactions contemplated hereby. For purposes of this Section 5.10, “Solvent” with respect to Parent means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Parent and such Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of Parent and such Subsidiaries taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii)  Parent and such Subsidiaries will collectively not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) Parent and such Subsidiaries will collectively be able to pay their liabilities, including contingent and other liabilities, as they mature.

Section 5.11      DGCL Section 203. Neither Parent nor Merger Sub is, nor at any time has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or as defined in the Company’s Restated Certificate of Incorporation, as amended.

Section 5.12      Parent Ownership of Company Securities. Parent and its Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.13      WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 5.14      Management Agreements. Other than this Agreement and the Voting Agreement, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective affiliates, on the one hand, and any member of the Company’s management or the board of directors or any of the Company’s affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15      No Parent Vote Required. No approval of the holders of the Parent’s shares is required by applicable Law, the Parent Organizational Documents, or otherwise for Parent and Merger Sub to approve and adopt this Agreement and to consummate the transactions contemplated hereby, including the Merger.

Section 5.16      Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof, they and their Representatives (a) have received access to (i) the Electronic Data Room, and (ii) such books and records, Contracts and other assets of the Company which they and their Representatives, as of the date hereof, have requested to review, and (b) have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided by the Company or addressed to Parent, Merger Sub or any of their Representatives, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1        Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly permitted pursuant to this Agreement, including effecting the Recapitalization or Pre-Merger Special Distribution, as the case may be, or (d) as set forth in Section 6.1 of the Company Disclosure Schedule, (x) the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice in all material respects and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing relations with Governmental Authorities, top customers, suppliers, distributors, licensees, licensors, creditors, landlords, employees and other person with whom the Company maintains a material business relationship; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision; and (y) the Company shall not (except for any actions taken in connection with the Distribution or the Recapitalization or Pre-Merger Special Distribution, as the case may be):

(a)       except as set forth in Section 6.16 to effect the Recapitalization or Pre-Merger Special Distribution, as the case may be, amend or otherwise change the Restated Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)       except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, including any actions taken in connection with the Recapitalization or Pre-Merger Special Distribution, as the case may be, issue, sell, pledge, dispose, encumber, grant, confer or award any shares of its or its Subsidiaries’ capital stock, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof or otherwise permitted to be granted under clause (iii), (iv) or (v) below); provided, however that (i) the Company may issue shares upon the exercise of any Company Option outstanding as of the date hereof;

(c)       except as necessary to effect the Recapitalization or Pre-Merger Special Distribution, as the case may be, (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or (ii) split, combine, or reclassify any of its capital stock or other equity of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution of shares of capital stock of the Company;

(d)       except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or written agreements for newly hired employees entered into in the ordinary course of business, or as otherwise required by Law, (i) materially increase the compensation or other benefits payable or to become payable to employees, directors or executive officers of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) enter into any employment agreement with any employee or executive officer of the Company (except (x) to the extent necessary to replace a departing employee, (y) for employment agreements terminable on less than thirty (30) days’ notice without penalty, and (z) for extension of employment agreements in the ordinary course of business consistent with past practice), or (iv) establish, adopt, enter into or amend any collective bargaining agreement except as may be required by Law;

(e)       acquire, whether by purchase, merger, consolidation, or acquisition of stock, assets, properties, interests or businesses or make any investment in (whether by purchase of stock or securities, contributions to capital, loans to or property transfers), any corporation, partnership, limited liability company, other business organization or any division or any material amount of assets thereof, or a material license therefor, except in the ordinary course of business, consistent with past practice or pursuant to existing Contracts to which the Company is a party;

(f)        except in the ordinary course of business consistent with past practice, enter into, amend or terminate any lease or sublease of real property, including any Company Lease (whether as a lessor, sublessor, lessee or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

(g)       sell or grant a license in or otherwise subject to any encumbrance or otherwise dispose of any material properties or assets, including Company Intellectual Property Rights, other than the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

(h)       grant any sublicense rights to any customer of the Company with respect to any Company product or services;

(i)        make any loans or advances, otherwise incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person (other than a Company subsidiary) except for indebtedness (i) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement or (ii) as otherwise required in the ordinary course of business consistent with past practice (including advances / reimbursements to employees for routine business and travel expenses);

(j)         (i) enter into a Contract which would be considered a Company Material Contract, (ii) modify, amend or terminate any Company Material Contract where such modification, amendment or termination would have a value in excess of $10,000, or (iii) waive, release or assign any rights or claims having a value in excess of $10,000 under a Company Material Contract, in each case, other than in the ordinary course of business;

(k)        (i) pay, discharge, settle or satisfy any claims or legal proceedings with a settlement value in excess of $150,000, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (iii) commence any legal action or proceeding where the amount claimed is in excess of $50,000, except in each case for any settlement solely for cash and for which the Company has no liability or material ongoing obligation (other than execution of a customary release; or

(l)        enter into any Contract to do any of the foregoing.

Section 6.2         Proxy Statement.

(a)        Preparation and Filing of Proxy Statement. The Company shall, with the assistance of Parent, as soon as reasonably practicable following the date hereof, prepare and file with the SEC the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand with respect to this Agreement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.

(b)        Mailing of Proxy Statement; Amendments. The Company shall cause the Proxy Statement to be mailed or delivered to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein, no filing of, or amendment or supplement to the Proxy Statement relating to the Merger will be made by the Company without providing Parent the opportunity to review and comment thereon. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c)        Cooperation. Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent related to this Agreement.

Section 6.3         Stockholders’ Meeting. The Company shall, as promptly as reasonably practicable following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of The Nasdaq Capital Market and the Restated Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company to duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. Subject to the ability of the board of directors of the Company to make an Adverse Recommendation Change in accordance with Section 6.6(c), the board of directors of the Company shall make the Company Recommendation with respect to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and shall include such recommendation in the Proxy Statement. Parent shall vote (or cause to be voted) all shares of Company Common Stock beneficially owned by Parent or Merger Sub, if any, in favor of the adoption of this Agreement and the approval of the Merger at the Stockholders’ Meeting and the approval of the Recapitalization if the same is submitted to the holders of Company Common Stock for approval at the Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Stockholders’ Meeting (i) as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders’ Meeting, (ii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, (iii) if required by applicable Law or (iv) if in the good faith judgment of the board of directors of the Company (after consultation with legal counsel), an adjournment or postponement of the Stockholders’ Meeting would be consistent with the fiduciary duties of the members of the board of directors of the Company under applicable Law. Subject to the provisions of this Agreement, the Company will use reasonable best efforts to solicit from holders of Company Common Stock proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and to take all other action necessary or advisable to secure the vote or consent of holders of Company Common stock required by the rules of The Nasdaq Capital Market or applicable Laws to obtain such approvals.

Section 6.4         Appropriate Action; Consents; Filings.

(a)        Subject to Section 6.6, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b)       Each of Parent and the Company shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third party consents not covered by subsection (a) above that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Notwithstanding the foregoing, obtaining any third party consents pursuant to this Section 6.4(b) shall not be considered a condition to the obligations of the Parent and Merger Sub to consummate the Merger.

(c)       Following the Effective Time, each of Parent, Merger Sub and the Company agrees to cooperate fully with the other parties to this Agreement, to execute such further instruments, documents and agreements, to give such further written assurances, as may be reasonably requested by any other party to this Agreement and to carry into effect the intents and purposes of this Agreement.

Section 6.5        Access to Information; Confidentiality.

(a)       From the date hereof to the Effective Time or the earlier termination date of this Agreement, if any, pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, the Company will provide to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, Contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, properties, employees and other aspects of the Company and its Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries or could otherwise result in significant interference with the discharge by employees of the Company or its Subsidiaries of their material duties; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, or (iii) otherwise violate any applicable Laws, including data privacy laws.

(b)       The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect.

Section 6.6        Non-Solicitation; Acquisition Proposals.

(a)       Except as expressly permitted by this Section 6.6, the Company agrees that it shall not, and the Company shall not authorize any of its Representatives to, from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, directly or indirectly, (x) solicit, initiate, seek, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (y) engage in, continue or otherwise participate in any discussions or negotiations with (other than to state they are not permitted to engage discussions), or furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the books or records of the Company or its Subsidiaries to, any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, or (z) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

(b)       At any time after the date hereof and prior to obtaining the Requisite Stockholder Approval, the Company, its board of directors or the strategic committee of such board of directors (the “Committee”), directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making an unsolicited, written Competing Proposal (provided, however, that prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement), and (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal if: (x) such Third Party has submitted an unsolicited, written Competing Proposal which the board of directors of the Company or the Committee determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the board of directors of the Company or the Committee determines in good faith, after consultation with legal counsel, that failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, (a) such Competing Proposal did not result from a breach of this Section 6.6, and (b) the Company gives Parent the notice required by Section 6.6(e). Prior to taking any of the actions referred to in this Section 6.6(b), and in accordance with Section 6.6(e) below, the Company shall notify Parent and Merger Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 6.6(b).

(c)       Except as expressly permitted by this Section 6.6(c), neither the board of directors of the Company nor the Committee shall (i) withdraw, change, qualify or modify, or publicly propose to withdraw, change, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Competing Proposal or Alternative Acquisition Agreement made or received after the date hereof (any of the actions described in clauses (i) and (ii) of this Section 6.6(c), an “Adverse Recommendation Change”); or (iii) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company, upon recommendation of the Committee, shall be permitted (x) to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with Section 6.6(d) and Section 8.3, if the board of directors of the Company or the Committee (A) has received a Competing Proposal that, in the good faith determination of the board of directors of the Company, upon recommendation of the Committee, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to, Section 6.6(d), and (B) determines in good faith, upon recommendation of the Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change described in clause (i) of such definition, if the board of directors of the Company determines in good faith, upon recommendation of the Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)       The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 6.6(c) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and provides a copy of the Superior Proposal and a copy of any transaction agreements, (ii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of such three (3) Business Day period, the board of directors of the Company shall have determined in good faith, upon recommendation of the Committee and taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(d); provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period; and provided, further that (x) the Company has complied in all material respects with its obligations under this Section 6.6, (y) any purported termination is in accordance with Section 8.1, and (z) the Company pays Parent the applicable Termination Fee in accordance with Section 8.3 prior to or concurrently with such termination.

(e)       From and after the date hereof, the Company shall, as promptly as reasonably practicable (and in any event within two (2) days), advise Parent and Merger Sub of receipt by the Company of any Competing Proposal or any request for non-public information in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request, including a copy of the Competing Proposal and any related draft agreements, and shall as promptly as reasonably practicable (and in any event within two (2) days) advise Parent and Merger Sub of any material amendments to any such Competing Proposal or request.

(f)           Nothing contained in this Agreement shall prohibit the Company or its board of directors, directly or indirectly, from (a) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (b) making any other disclosure to the Company’s stockholders with regard to this Agreement and the transactions contemplated hereby, including the Merger, that such board of directors determines (after consultation with its outside legal counsel) is required by applicable Law or stock exchange rule (in which event the Company shall give Parent notice of such requirement as soon as reasonably practicable prior to such disclosure), or (c) issuing a “stop, look and listen” statement pending disclosure of its position with respect to any tender offer or exchange offer; provided, however, that any disclosures permitted under this Section 6.6(f) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 8.1(d)(i).

(g)          For purposes of this Agreement:

(i)        “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company as determined on a book-value basis.

(ii)       “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after upon the recommendation of the Committee and consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(d)).

Section 6.7        Directors’ and Officers’ Indemnification and Insurance.

(a)       Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in the Company’s or each of the Company’s Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) fulfill and honor all obligations of the Company to the Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by the Laws of the State of Delaware and required by: (x) the Restated Certificate of Incorporation, as amended, or Bylaws, as amended (or equivalent organizational or governing documents), of the Company or any of its Subsidiaries or affiliates as in effect on the date of this Agreement and (y) the indemnification agreement(s) of the Company or its Subsidiaries or other applicable Contract(s) as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees, unless such modification is required by the Laws of the State of Delaware.

(b)       Without limiting the provisions of Section 6.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation will to the extent permitted by the Laws of the State of Delaware: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries or affiliates; or (y) the Distribution, the Recapitalization or Pre-Merger Special Distribution, as the case may be, the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(c)       Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies.

(d)       The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or Representatives.

(e)       The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its Subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f)        Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8        Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to result in a Company Material Adverse Effect, (b) any actions, suits, written claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (c) or the discovery by a party to this Agreement of any fact, circumstance or event, the occurrence or non-occurrence of which, would reasonably be expected to cause any of the conditions of the obligations of such party to consummate the Merger as set forth in Article VII not to be satisfied or the satisfaction of which to be materially delayed in material breach of this Agreement.

Section 6.9        Public Announcements. The Company, Parent and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ written consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto.

Section 6.10      Employee Matters.

(a)       Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries (the “Company Employees”) compensation (base salary and bonus opportunity) that is, in the aggregate, no less favorable than the compensation provided by the Company immediately prior to Closing and benefits that are, in the aggregate, no less favorable than the benefits Parent to its similarly situated employees.

(b)       For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employees after the Closing (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. Parent shall continue to maintain Company Benefit Plans providing medical, dental, pharmaceutical and/or vision benefits until the end of the applicable plan year in which the Closing occurs. In addition, and without limiting the generality of the foregoing, Parent shall, to the extent permitted by applicable Law, take all reasonable steps to (x) waive all limitations as to pre-existing conditions exclusions, evidence of insurability requirements, waiting periods and actively-at-work or similar requirements with respect to participation and coverage requirements applicable to the Company Employees under any medical, dental, pharmaceutical, vision and/or disability benefit plans that such employees may be eligible to participate in after the Closing Date; and (y) provide Company Employees and their eligible dependents with credit for any co-payments, deductibles, out-of-pocket requirements and offsets (or similar payments) made under the Company Benefit Plans for the plan year in which the Closing occurs under the New Plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements thereunder as if such amounts had been paid in accordance with such New Plans.

(c)        Any vacation or paid time off accrued but unused by a Company Employee as of immediately prior to the Closing Date shall be credited to such Company Employee following the Closing Date (“Carry Over Vacation”). All future vacation accruals shall be subject to the terms of Parent’s vacation policies, taking into account the balance of any Carry Over Vacation; provided that no Carry Over Vacation shall be subject to forfeiture.

(d)        From the date hereof until the Closing Date, Parent shall have reasonable access, during normal business hours, to all of the Company’s employees in order to discuss possible employment with the Surviving Corporation or Parent (or any of Parent’s Subsidiaries) after the Closing Date.

Section 6.11       Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Corporation to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.12       No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.13       Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14       CVR Agreement. At or immediately prior to the Effective Time, the Company shall execute and deliver, and the Company shall ensure that a duly qualified agent (the “CVR Agent”) executes and delivers, a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by the CVR Agent and approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or Blue Sky Laws. Notwithstanding any other provision of this Agreement, prior to the Closing Date, the Company shall use reasonable best efforts to arrange, and the Company shall be entitled to take all actions necessary to arrange, the assignment of the Company’s right to receive the Escrows to the CVR Agent concurrently with the execution and delivery of the CVR Agreement. If the Company receives any Escrow Payment (as defined in the CVR Agreement) prior to the Closing Date that is not included in the Recapitalization or the Pre-Merger Special Distribution, as the case may be, the Company shall (a) deposit such Escrow Payment into a separate account, (b) not encumber such Escrow Payment or otherwise subject such Escrow Payment to any Lien and (c) at the Closing, deposit such Escrow Payment into the CVR Escrow Account (as defined in the CVR Agreement). Notwithstanding the foregoing or any other provision of this Agreement, the Company’s board of directors shall have the right to elect that, if so determined, CVRs shall not be included in the Merger Consideration pursuant to this Agreement and shall instead be distributed as a part of the Recapitalization or the Pre-Merger Special Distribution, as the case may be. Prior to the Closing, Parent and the Company will agree in good faith in a side written letter agreement on mutually acceptable principles to (a) allow Parent to recover from the Escrows prior to their distribution to holders of CVRs the reasonable and documented cost of any counsel and other reasonable and documented costs of defending any dispute, claim or litigation relating to, arising out of or in connection with the CVR Agreement from the Escrows prior to their distribution to holders of CVRs (an “Escrow Claim”) and (b) allow a representative of the holders of CVRs to dispute any Escrow Claim through a mutually agreed arbitration process (it being agreed that the costs of such arbitration and costs of any counsel engaged by such representative would be recoverable by such representative from the Escrows ahead of any amount recoverable by Parent from the Escrows). The maximum amount recoverable by Parent for Escrow Claims shall not exceed the amount of the Escrows not distributed to holders of CVRs at the time of submission of Parent’s claim.

Section 6.15       Resignation of Directors. The Company shall use reasonable best efforts to obtain and deliver to Parent prior to and in connection with the Closing (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors and not employees).

Section 6.16       Recapitalization; Pre-Merger Special Distribution; Tax Characterization. Prior to the Closing, subject to applicable Laws, the board of directors of the Company either (a) shall declare, and the Company shall pay, the Pre-Merger Special Distribution to holders of record of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time, or (b) shall, subject to obtaining the Requisite Stockholder Approval, instruct the Company to effect the Recapitalization by filing a certificate of amendment of the Restated Certificate of Incorporation of the Company provided that payment of the Pre-Merger Special Distribution or the effectuation of the Recapitalization, as the case may be, shall be contingent on the effectiveness of the Merger and Parent, Merger Sub and the Company acknowledge and agree that the

Recapitalization is both a condition to, and part of a plan that includes, the consummation of the Merger. Accordingly, Parent, Merger Sub and the Company shall treat, and shall cause their affiliates to treat, such Recapitalization and the conversion of Company Common Stock described in Section 3.1(b) as a single integrated transaction for U.S. federal income Tax purposes governed by Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Revenue Ruling 54-458, 1954-2 C.B. 167, and shall file all Tax Returns and reports consistent with such treatment, shall not treat any portion of the Recapitalization as a dividend for U.S. federal income Tax purposes, and shall take no position inconsistent therewith in any such Tax Return or report or in any proceeding in respect of Taxes.

Section 6.17       RWI Policy. Parent may obtain after the date hereof (and not as a condition to Closing), and with the commercially reasonable assistance of the Company, at Parent’s sole cost and expense, a buyer-side representation and warranty insurance policy from an insurance provider (the “RWI Policy”).

Section 6.18       Tax Reporting. The parties hereto agree that the Surviving Corporation shall join the consolidated income Tax Return group of which Parent is the common parent corporation for U.S. federal income tax purposes (and for purposes of any similar state, local or foreign Tax Law) at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), and as a result, the Company will have a short Tax year ending on (and including) the Closing Date and will be included in Parent’s consolidated U.S. federal (and similar state, local or foreign) income Tax Returns starting the day after the Closing Date. The parties hereto acknowledge and agree that any income Tax deduction arising from the bonuses, option cashouts, restricted stock units, or other compensation and transaction expenses payments made by the Company in connection with the Merger prior to or on the Closing Date or which constitute Excluded Liabilities shall be allocable to the Tax period ending on or prior to the Closing Date. In addition, the Company’s Tax year for U.S. federal and state income Tax purposes was changed to end on March 31 each year, starting with its Tax year ending March 31, 2019, and further the Company made a cash distribution on the Company Common Stock on April 22, 2019 that was intended to be treated as a distribution in partial liquidation of the Company pursuant to Section 302(e) of the Code. In preparing its Tax Returns, the Company shall elect out of the installment method of reporting gain with respect to the Escrows in accordance with Section 453(d) of the Code and applicable Treasury Regulations and report the entire amount of the gain in the year of the applicable sales, using the maximum amount payable on the Escrows in reporting the amount of the resulting gain (excluding the amount treated as imputed interest to the Company). Furthermore, in the event that the right to receive payments from the Escrows due to the CVRs are distributed as a part of the Recapitalization or the Pre-Merger Special Distribution, as the case may be, the amount of the distribution attributable to the Escrows for income tax purposes shall be equal to the maximum amount payable on the Escrows as of the time of distribution (excluding the amount treated as imputed interest to the recipients). Each of Parent, the Company and the Surviving Corporation shall file all Tax Returns, and conduct all Tax investigations, audits, claims, procedures or proceedings consistently with this Section 6.18 unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.

Article VII

CONDITIONS TO THE MERGER

Section 7.1         Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)        the Requisite Stockholder Approval approving the Merger and the Recapitalization (if submitted to holders of Company Common Stock for approval) shall have been obtained; and

(b)       no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining, limiting, restricting, restraining, or otherwise prohibiting the consummation of the Merger.

(c)       The Pre-Merger Special Distribution shall have occurred or the Recapitalization shall have been effectuated.

Section 7.2        Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following further conditions:

(a)       each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except for (i) any such representation and warranty expressly speaking as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) such failures of such representations and warranties to be true and correct (as of any date) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as of the Effective Time with the same effect as though made as of the Effective Time;

(b)       the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)       the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to such officer’s knowledge on behalf of the Company to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)       since the date hereof, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.3        Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

(a)       each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications) shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except for (i) any such representation and warranty expressly speaking as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) such failures of such representations and warranties to be true and correct (as of any date) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect as of the Effective Time with the same effect as though made on and as of the Effective Time;

(b)          Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c)          Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to such officer’s knowledge on behalf of Parent to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4           Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)          by mutual written consent of each of Parent and the Company duly authorized by each of their respective boards of directors (as well as the Committee in the case of the Company); or

(b)          by either Parent or the Company, if:

(i)        the Effective Time shall not have occurred on or before October 31, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (including, in the case of Parent, the failure of Merger Sub) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii)       (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii)(B) shall have used its reasonable best efforts to remove such Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii)(B) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement;

(iii)      if the Requisite Stockholder Approval shall not have been obtained by the Company at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)          by the Company if:

(i)        Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if: the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would result in a failure of a condition set forth in Section 7.1(a), Section 7.1(b), or Section 7.1(c); or

(ii)       Prior to receipt of the Requisite Stockholder Approval (x) the board of directors of the Company has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.6(c) and Section 6.6(d), and (y) concurrently with such termination, the Company pays to Parent the fee specified in Section 8.3(a)(ii)); or

(iii)      all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to consummate the Merger within two (2) Business Days following the date the Closing should have occurred; or

(d)          by Parent if:

(i)        the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c), and (y) cannot be cured on or before the Termination Date (giving effect to the possible extension thereof pursuant to Section 8.1(b)(i)) or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if: Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b); or

(ii)       (x) the board of directors of the Company shall have made an Adverse Recommendation Change; (y) the Company enters into an Alternative Acquisition Agreement; or (z) the board of directors of the Company fails to include the Company Recommendation in the Proxy Statement.

Section 8.2           Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at Law or in equity; and provided further, that the Confidentiality Agreement, and the provisions of Section 6.5(b), Section 6.9, this Section 8.2, Section 8.3, Section 8.6, Article IX and Appendix A shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3           Termination Fees.

(a)          If, but only if, the Agreement is terminated by:

(i)        (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), or by Parent pursuant to Section 8.1(d)(i), Section 8.1(d)(ii)(x) or Section 8.1(d)(ii)(z) and (y) the Company (A) receives or has received a Competing Proposal from a Third Party after the date hereof, which Competing Proposal becomes publicly known, and (B) within twelve (12) months of the termination of this Agreement, enters into, agrees to or consummates a transaction regarding such Competing Proposal or any Competing Proposal, then the Company shall pay, or cause to be paid, to Parent an amount equal to Three Hundred Thirty Dollars ($330,000) (the “Termination Fee”), not later than the third (3rd) Business Day following the execution of the agreement relating to such transaction arising from such Competing Proposal (provided, however, that for purposes of this Section 8.1(c)(ii), the references to “twenty-five percent (25%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”); or

(ii)       the Company pursuant to Section 8.1(c)(ii) or Parent pursuant to Section 8.1(d)(ii)(y), then the Company shall pay, or cause to be paid, to Parent the Termination Fee;

(b)          Notwithstanding anything to the contrary set forth in this Agreement:

(i)        the parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion; and

(ii)       the parties agree that the Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.3(d)).

(d)          Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

Section 8.4           Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time whether before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5           Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6           Expenses; Transfer Taxes. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Article IX

GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 and Section 6.14.

Section 9.2           Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx, UPS or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

if to Parent or Merger Sub:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, Washington 98101

Attention: James C. Heckman

with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue, 17th Floor

New York, New York 10017

Attention: Andrew D. Hudders

if to the Company:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Eric Lundberg

with a copy (which shall not constitute notice) to each of:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building
405 Howard Street
San Francisco, CA 94105
Attention: Karen Dempsey; Richard Vernon Smith

Section 9.3           Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, subsection, Appendix, Annex or Exhibit, such reference shall be to an Article, Section or subsection of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5           Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6           Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the CVR Agreement, Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7           No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time, (b) the right of the Company, on behalf of its stockholders to collect the Aggregate Cash Merger Consideration (or any portion thereof) and/or pursue damages (which shall include, to the extent proven, the total amount that could have been claimed by the Company’s stockholders if such stockholders brought an action against Parent and Merger Sub and were recognized as intended third-party beneficiaries hereunder) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, (c) the provisions of Section 6.7, and (d) the provisions of Section 6.14, Section 6.16 and Section 6.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8           Governing Law; Consent to Jurisdiction. This Agreement and all actions, proceedings or counterclaims (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any action, proceeding or counterclaim relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.8 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action, proceeding or counterclaim to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, including the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any action, proceeding or counterclaim arising in connection with this Agreement or the transactions contemplated hereby, including the Merger, will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in the Chosen Courts or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement or the transactions contemplated hereby, including the Merger, in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action, proceeding or counterclaim in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.9           Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.10         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11         WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:

THEMAVEN, INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

merger sub:

TST Acquisition Co., Inc.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Company:

THESTREET, INC.

By:	/s/ Eric F. Lundberg
Name: Eric F. Lundberg
Title: CEO and CFO

[Signature Page to Merger Agreement]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“1998 Plan” shall mean the Company’s 1998 Stock Incentive Plan, as amended and restated.

“2007 Plan” shall mean the Company’s 2007 Performance Incentive Plan, as amended and restated.

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.6.

“Aggregate Cash Merger Consideration” shall mean Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00) in cash.

“Blue Sky Laws” shall mean state securities, takeover or “blue sky” laws.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, agreement, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its ERISA Affiliates for the benefit of any current or former employee or director of the Company or any of its subsidiaries, other than any plan, arrangement or policy mandated by applicable Law.

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company; or (B) would reasonably be expected to prevent or materially impair the consummation by the Company of the Merger prior to the Termination Date, and shall include the termination of the employment of either or both of Eric Lundberg or Margaret De Luna prior to Closing by the Company; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) changes in conditions in the markets or industries in which the Company generally conducts business; (iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vii) any Effect resulting from the announcement of this Agreement, the pendency of the Merger, the cessation or termination of the employment of any of Eric Lundberg and/or Margaret De Luna due to death or Disability or termination of the employment of James C. Cramer for any reason, including the impact of any of the foregoing on or loss of the relationships, contractual or otherwise of the Company with employees

(except to the extent that such loss is due to Company employee terminations or departures the positions for which have not been filled or replaced through and as of the Closing and which exceed, in the aggregate since the public announcement of this Agreement, thirty percent (30%) of the total number of individuals employed by the Company as of the date hereof), suppliers, advertisers, sponsors, customers (including subscribers to digital subscription newsletters), partners, vendors or any other third person; (viii) the compliance by any party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof; (x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing); (xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (xii) any failure, in and of itself, by the Company to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; (xiv) any Transaction Litigation or other claim, action, suit, arbitration, proceeding or investigation threatened, commenced, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its directors, officers or employees arising out of or related to the Merger or any other transaction contemplated by this Agreement; and (xv) any matters disclosed in the Company Disclosure Letter; except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x) to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Plans.

“Company Plans” shall mean the 1998 Plan and 2007 Plan.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Confidentiality Agreement” shall mean the mutual confidentiality agreement, dated as January 28, 2019, between Parent and the Company.

“Contract” shall mean any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

“Disability” shall mean the inability of an individual to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code and will be determined by the board of directors of the Company on the basis of such medical evidence as the Board deems warranted under the circumstances.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Distribution” shall mean the special cash distribution in the amount of approximately $94.3 million declared by the Company’s board of directors, the 1-for-10 reverse stock split of the Company Common Stock approved by the Company’s board of directors in connection therewith and all actions taken or to be taken by the Company to effect the foregoing, including payment of such special cash distribution to the Company’s stockholders and amendment of the Company’s Restated Certificate of Incorporation, as amended, to effect such reverse stock split (which distribution was paid on April 22, 2019 to the stockholders of record and which reverse stock-split was effective on April 26, 2019).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business that, together with the Company, would be treated as a single employer pursuant to Section 4001(b) of ERISA.

“Escrows” means, collectively, (i) the escrows established pursuant to the Escrow Agreement, dated as of June 20, 2018, by and among The Street, Inc., Bankers Financial Products Corporation, S&P Global Market Intelligence Inc. and Citibank, National Association, as escrow agent; and (ii) the escrows established pursuant to the Escrow Agreement, dated as of February 14, 2019, by and among TheStreet, Inc., Euromoney Institutional Investor PLC and Citibank, National Association, as escrow agent.

“Excess Cash Amount” shall mean in an amount in cash, as determined in good faith by the Company immediately prior to the Effective Time and in accordance with GAAP, equal to (a) the aggregate amount of cash and cash equivalents of the Company and its subsidiaries immediately prior to the Effective Time minus (b) the aggregate amount of Excluded Liabilities (determined in accordance with Section 6.16 of the Company Disclosure Schedule).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Escrow Agent, the Paying Agent and the Rights Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement or the CVR Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“IRS” shall mean the U.S. Internal Revenue Service.

“knowledge” shall mean the actual knowledge of the executive officers of the Company or Parent, as applicable.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, statutes, orders, ordinance, judgments or decrees or other pronouncements by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind, other than licenses of or other grants of rights to use Intellectual Property Rights.

“Order” shall mean any decree, order, judgment, ruling, writ, injunction, temporary restraining order or other formal order in any suit or proceeding by or with any Governmental Authority.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Per Share Amount” shall mean a cash amount equal to the quotient of (a) the Aggregate Cash Merger Consideration divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares canceled or retired pursuant to Section 3.1(a)).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet delinquent or for Taxes being contested in good faith for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including (A) covenants, conditions and restrictions, easements, rights of way, licenses or claims of the same, whether or not shown by the public records (B) boundary line disputes, overlaps, encroachments and other matters, whether or not of record, that would be disclosed by an accurate survey or a personal inspection of the property, (C) rights of parties in possession, (D) any supplemental Taxes or assessments not shown by the public records and (E) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens that would be disclosed on current title reports or existing surveys, (vi) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar Liens incurred in the ordinary course of business, (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, and (viii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company and do not secure any indebtedness.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Prior Transactions” means, collectively, the transactions consummated pursuant to (a) the Membership Interest Purchase Agreement, dated as of December 6, 2018, by and between Euromoney Institutional Investor PLC and the Company, and (b) the Asset Purchase Agreement, dated as of June 20, 2018, by and among the Company, Bankers Financial Products Corporation and S&P Global Market Intelligence Inc.

“Representatives” means a party’s directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For the avoidance of doubt, any reference to Subsidiaries of the Company refers to the Subsidiaries of the Company as of the date of this Agreement.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including without limitation taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority.

“Third Party” shall mean any person or group other than Parent, Merger Sub and their respective affiliates.

“Transaction Litigation” shall mean any claim, action, suit, arbitration, proceeding or investigation commenced or threatened in writing against a party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any claim, action, suit, arbitration, proceeding or investigation alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the stockholders of the Company.

“Treasury Regulations” shall mean the United States Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

eXHIBIT A

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [__________], 2019 (as may be amended from time to time, this “Agreement”), is entered into by and among TheStreet, Inc., a Delaware corporation (the “Company”), [●], a [●] as rights agent (as qualified in Section 1.1 below, the “Rights Agent”) in favor of the Holders (as defined in Section 1.1), and solely for purposes of Section 6.19, TheMaven, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Parent, TST Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of June 11, 2019 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the condition set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement and upon effectiveness of the Merger, the Company’s stockholders are entitled to the right to receive contingent cash payments, upon the terms and subject to conditions set forth herein;

WHEREAS, the Company has assigned to the Rights Agent the Company’s rights to receive the Escrows; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto hereby agree, for the equal and proportionate benefit of the CVRs of all Holders (each as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in the Merger Agreement, as follows:

Article I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1            Definitions. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Buyer” means S&P Global Market Intelligence Inc. or Euromoney Institutional Investor PLC, and any of their successors and assigns, as the case may be.

“CVRs” means the rights of Holders (granted to initial Holders pursuant to Section 3.1(b) of the Merger Agreement) to receive a contingent cash payment determined in accordance with Section 2.1, subject to the terms and conditions of this Agreement and the Merger Agreement.

“CVR Percentage” means, with respect to a Holder as of the applicable date of determination, the quotient of (a) the number of CVRs held by such Holder, divided by (b) the sum of (i) the number of shares Company Common Stock outstanding (excluding shares to be cancelled and retired in accordance with Section 3.1(a) of the Merger Agreement) plus (ii) the number of shares of Company Common Stock subject to Company Options outstanding with an exercise price per share below the Option Per Share Consideration as of immediately prior to the Effective Time.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Escrows” means, collectively, (i) the escrows established pursuant to the Escrow Agreement, dated as of June 20, 2018, by and among The Street, Inc., Bankers Financial Products Corporation, S&P Global Market Intelligence Inc. and Citibank, National Association, as escrow agent; and (ii) the escrows established pursuant to the Escrow Agreement, dated as of February 14, 2019, by and among TheStreet, Inc., Euromoney Institutional Investor PLC and Citibank, National Association, as escrow agent.

“Holder” means a Person entitled to receive the Merger Consideration pursuant to Section 3.1(b) of the Merger Agreement or to whom a CVR was transferred in a Permitted Transfer and, in each case, in whose name a CVR is registered in the CVR Register at the applicable time.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Officer’s Certificate” means a certificate signed by an authorized officer of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Shares” means, collectively, Company Common Shares, excluding any shares to be cancelled and retired in accordance with Section 3.1(a) of the Merger Agreement and any Dissenting Shares, and shares of Company Common Stock subject to Company Options outstanding with an exercise price per share below the Option Per Share Consideration as of immediately prior to the Effective Time.

Article II

CONTINGENT VALUE RIGHTS

Section 2.1            CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive contingent cash payments pursuant to this Agreement.

Section 2.2            Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void and of no effect.

Section 2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall be registered in the names and addresses of the Holder as set forth in the form the Company furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for the Rights Agent representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Merger Effective Time. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in a form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4            Payment Procedures; Tax Withholding.

(a)           Each Holder shall be entitled to receive such Holder’s CVR Percentage of any funds received by the Rights Agent from the Escrows (an “Escrow Payment”). Accordingly, after receipt of an Escrow Payment, the Rights Agent shall promptly (and in any event, within five (5) Business Days of the receipt thereof) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to the Escrow Payment). The Rights Agent shall hold the Escrow Payment in a non-interest bearing account until such Escrow Payment is paid to the Holders as provided in this Section 2.4(a) and Section 3.2(p). The Company may not set off against or deduct or withhold from any Escrow Payment payable to the Rights Agent pursuant to this Section 2.4(a) any amount, except as expressly provided in Section 3.2(p).

(b)           The Rights Agent shall be entitled to deduct or withhold from any payment to be made to a Holder of such Holder’s CVR Percentage of the Escrow Payment such amounts as may be required to be deducted or withheld with respect to the CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign law relating to Taxes, as may be reasonably determined by the Rights Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to such Holder.

Section 2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)           The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs will not represent any equity or ownership interest in the Company, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor. Nothing in this Agreement shall prohibit the Company from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.

Article III

THE RIGHTS AGENT

Section 3.1            Certain Duties and Responsibilities; Agency; Enforcement.

(a)           The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its breach of this Agreement, willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

(b)           Each Holder shall be deemed to have irrevocably appointed, authorized and directed [name of Rights Agent to be inserted] (and any successor in accordance with this Article III) to act as the Rights Agent, and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby and thereby, to give or receive any notices required or permitted to be given hereunder and thereunder, to accept service of process on behalf of any Holder, to execute and deliver, or hold in escrow and release, any exhibits or amendments to this Agreement or any other agreements, certificates, stock powers, statements, notices, approvals, extensions or waivers relating to the transactions contemplated hereby, to conduct or cease to conduct all claims of the Holders in connection with this Agreement and to settle all such claims on behalf of all Holders and exercise any and all rights that the Holders are permitted or required to do or exercise under this Agreement in connection with any claim against or by the Holders under this Agreement, in each case, by written direction of the Majority Holders. The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest. Each Holder shall be deemed to have acknowledged and agreed that, as to all matters with respect to enforcement of such Holder’s rights under this Agreement, the Rights Agent shall act for and on behalf of such Holder and that the Company shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder.

(c)           Enforcement. The Rights Agent may in its discretion proceed to and shall be entitled and empowered to protect and enforce its rights herein by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of the Holders to the extent directed to by the Majority Holders in writing, provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith by its board of directors, a committee of directors or authorized officers of the Rights Agent shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.

Section 3.2            Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and will be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of breach of this Agreement, bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only;

(g)           the Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement;

(h)           the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s obligations under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss incurred by the Rights Agent without negligence, bad faith or willful or intentional misconduct;

(i)            the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes (other than withholding Taxes owed by Holders) and governmental charges, and reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(i). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement (including this Section 3.2), the Company will not be responsible to indemnify or hold the Rights Agent harmless against any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s enforcement of the third party beneficiary rights of the Holders in accordance with the written direction of the Majority Holders (which shall be addressed solely by the Holders in accordance with clause (j) below);

(j)           the Rights Agent will be under no obligation to institute any claim, action, suit, audit, investigation or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Majority Holders (on behalf of the Holders) will furnish the Rights Agent with reasonable security and indemnity for any loss, liability, claim, demands, suits, costs or expenses that may be incurred by it;

(k)           no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)            the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(m)          the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of breach of this Agreement, gross negligence, bad faith or willful or intentional misconduct on its part;

(n)           the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(o)           except by written instruction to the Rights Agent as contemplated by this Agreement, (i) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including the Merger Agreement, nor shall the Rights Agent be required to determine if any Person or entity has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

(p)           Notwithstanding anything herein to the contrary, (i) the sum of any amount paid hereunder by the Company to the Rights Agent, including any indemnification payments or the fees and expenses of, or charged by, the Rights Agent in connection with this Agreement and (ii) any documented out-of-pocket costs or expenses reasonably incurred by the Company in order to carry out its obligations pursuant to Section 4.2 shall be paid by the Rights Agent to the Company out of any Escrow Payment received by the Rights Agent. The Rights Agent shall have no obligation to make any payments to the Company except from funds available from an Escrow Payment prior to the payment of such amount to the Holders.

Section 3.3            Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Majority Holders (on behalf of the Holders) shall have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed by the Majority Holders (on behalf of the Holders). Notice of such removal will be given by the Majority Holders (on behalf of the Holders) to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified. The Company shall not have the power to remove the Rights Agent.

(b)           If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Majority Holders (on behalf of the Holders) will as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if the Majority Holders (on behalf of the Holders) shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(d)           The Rights Agent will cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of its retiring Rights Agent.

Article IV

COVENANTS

Section 4.1            List of Holders. The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty Business Days of the Effective Time. The CVRs shall be registered in the names and addresses of the Holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the Holder thereof in connection with the Merger pursuant to the Merger Agreement (or based on information in the books and records of the Company) and in a denomination equal to the number of Shares so surrendered or computed in accordance with the terms of the Merger Agreement.

Section 4.2            Disputes Relating to Release of Escrows. The Company shall use reasonable best efforts to obtain the maximum amount of Escrow Payments available from the Escrows, including disputing any assertion or claim by any Buyer that Rights Agent is not entitled to the entire amount of the Escrows available as of the Effective Time and challenging in good faith through appropriate administrative or court proceedings any such assertion or claim. The Company shall not settle any dispute with or claim by any Buyer without the prior written consent of the Rights Agent, which consent shall not be unreasonably withheld.

Section 4.3            Company May Not Consolidate, Etc.

(a)           After the Effective Time, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties to any Person, unless:

(i)           the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (the “Surviving Person”) shall, by a supplemental contingent value rights agreement or other acknowledgment (x) executed and delivered to the Rights Agent or (y) pursuant to a provision in an agreement between the Company and the Surviving Person to which the Rights Agent is a third-party beneficiary, expressly assume the performance of every covenant and obligation under this Agreement, subject to the conditions herein, on the part of the Company to be performed or observed in the manner prescribed herein; and

(ii)          the Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Section 4.3(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)           Upon any consolidation of or merger by the Company with or into any other Person in accordance with this Section 4.3(a), the Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CVRs.

(c)           The provisions of this Section 4.3 shall apply to successive transactions and shall apply jointly and severally to all Surviving Persons should any transaction result in multiple Surviving Persons.

Article V

AMENDMENTS

Section 5.1            Amendments Without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i)            to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;

(ii)           to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall determine to be for the protection of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under any applicable state securities or “blue sky” laws, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi)          any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder.

(b)           Notwithstanding anything to the contrary contained herein, the Company and the Rights Agent may enter into any amendment that adversely affects, in any material respect, the Rights Agent’s own rights, duties, responsibilities or protections (whether for consideration or otherwise).

(c)           Without the consent of any Holders, the Company and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to transfer or renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.14, respectively.

(d)           Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure to notify the Holders shall not affect the validity of such amendment (it being understood that any failure to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 5.1(d)).

Section 5.2            Amendments with Consent of Holders.

(a)           In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of the Majority Holders, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)           Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3            Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4            Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

Article VI

MISCELLANEOUS

Section 6.1            Entire Agreement. This Agreement (and as between the Company and the Holders, together with the Merger Agreement) constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties hereto with respect to the subject matter of this Agreement. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.

Section 6.2            Transaction Costs. Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.

Section 6.3            Modifications. Any amendment or modification to this Agreement, including this undertaking itself, shall only be valid if effected by an instrument or instruments in writing and shall be effective against each of the parties hereto that has signed such instrument or instruments. The parties agree that they jointly negotiated and prepared this Agreement and that this Agreement will not be construed against any party on the grounds that such party prepared or drafted the same.

Section 6.4            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx, UPS or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

If to Parent:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, Washington 98101

Attention: James C. Heckman

With a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue, 17th Floor

New York, New York 10017

Attention: Andrew D. Hudders

If to the Company:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Eric Lundberg

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attention: Karen Dempsey; Richard Vernon Smith

If to the Rights Agent:

[●]
[●]
[●]
Attn: [NAME]
Email: [#]

With a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Attn: [NAME]
Email: [#]

The Rights Agent, Parent or the Company may specify a different address or email by giving notice in accordance with this Section 6.4, which address or email then shall apply to the notice provisions of this Agreement.

Section 6.5            Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed herein for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

Section 6.6            Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors and assigns. The Rights Agent may not assign this Agreement, in whole or in part, or delegate all or any part of its rights, interests or obligations hereunder without the Company’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.6 shall be void ab initio and of no effect.

Section 6.7            Public Announcements. Except as required by Law or by the requirements of any stock exchange on which the securities of a party hereto or any of its Affiliates are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to the foregoing without prior notification to the other parties, and the parties to this Agreement will consult with each other and cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

Section 6.8            Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is found to be unenforceable or invalid under applicable Law, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Agreement will continue to be binding and in full force and effect.

Section 6.9            Governing Law. This Agreement, the CVRs, and any claims or causes of action pursuant to it will be governed by and construed in accordance with the laws of the State of Delaware, without regard for its principles of conflict of laws.

Section 6.10          Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any remedy to which such other party may be entitled under Section 6.11, provisional measures and injunctive relief necessary to protect the possibility of each party to seek specific performance from the other from the tribunal referred to in Section 6.11 can be sought from any court of competent jurisdiction. Each of the parties hereto (a) agrees that it shall not oppose the granting of any such relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (a) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

Section 6.11          Submission to Jurisdiction.

(a)           Each of the parties hereto irrevocably agrees that any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.11; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)           All rights of action with respect to enforcement of the Company’s obligations under this Agreement for the benefit of any Holder may only be enforced by the Rights Agent upon the prior written direction of the Majority Holders to the Rights Agent, and any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 6.12          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13          Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition, and no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 6.14          Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, any of their assignees, or any of their respective successors any legal or equitable right, benefit, remedy or claim of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement, provided that the Holders and their successors and assigns pursuant to Permitted Transfers shall only be entitled to enforce their rights hereunder through written direction of the Majority Holders to the Rights Agent to act in accordance with Section 6.11(b). Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable.

Section 6.15          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.16          Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

Section 6.17          Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.18          Termination. This Agreement shall automatically terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at such time as no more Escrow Payments may be made to the Company from the Escrows. Notwithstanding the preceding sentence, this Article VI shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

Section 6.19          Parent. Parent shall cause the Company to comply with its obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Rights Agent: [RIGHTS AGENT]

By:
Name:
Title:

company: TheStreet, Inc.

By:
Name: Eric F. Lundberg
Title: CEO and CFO

Parent:

TheMaven, Inc. (solely for purposes of Section 6.19)

By:
Name: James C. Heckman
Title: CEO

[Signature Page to Contingent Value Rights Agreement]

Annex B

**CONFIDENTIAL**

June 9, 2019

Board of Directors of TheStreet, Inc.
14 Wall Street, 15th Floor
New York, NY 10005

Ladies and Gentlemen:

We understand that TheStreet, Inc. (the “Company”) and TheMaven, Inc. (the “Acquiror”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) in which TST Acquisition Co., Inc., a wholly-owned subsidiary of the Acquiror (“Merger Sub”), will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Acquiror upon completion of such merger (the “Merger”). In the Merger, among other things, each share of common stock of the Company will be converted into the right to receive (i) $3.09183364 per share in cash and (ii) a contractual contingent value right (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to holders of the Company’s common stock. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and other valuations for estate, corporate and other purposes. We will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. Further, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise in relation to our engagement. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company or affiliates of the Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have performed financial advisory or investment banking services for the Company in the past for which we have received a customary investment banking fee for those services. In the future, we may provide other financial advisory and investment banking services to the Company, the Acquiror and their respective affiliates for which we would expect to receive compensation. We are not acting as a financial advisor to any party in the Merger. In the ordinary course of our business, we currently provide research with respect to the Company, but do not receive any compensation for such coverage.

June 9, 2019

**CONFIDENTIAL**

In connection with our review of the transactions described in the draft Merger Agreement, and in arriving at our opinion, we have among other things:

i.	Reviewed drafts provided to us on June 7, 2019 of the Merger Agreement and Escrow Agreement to be entered into among the Company, the Acquiror and/or Merger Sub in connection with the Merger; and reviewed drafts provided to us on June 2, 2019, of the Company Disclosure Schedule relating to Merger Agreement, the Contingent Value Rights Agreement, and the Voting Agreement to be entered into among the Company, Acquiror and/or Merger Sub in connection with the Merger;

ii.	Reviewed the acquisition proposal letter from the Acquiror to the Company, dated May 30, 2019;

iii.	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including the Company’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2018 (as amended on each of March 21, 2019 and April 30, 2019) and December 31, 2017, and the Company’s Quarterly Report on Form 10-QT for the quarter ended March 31, 2019, as well as certain business, financial and other information and data with respect to the Company made available to us from internal records of the Company;

iv.	Reviewed financial projections for the Company for its fiscal years ended December 31, 2019 through December 31, 2023 on a stand-alone basis prepared and furnished to us by the management of the Company;

v.	Reviewed pro forma financial projections for the Company for its fiscal years ended December 31, 2019 through December 31, 2023 to reflect alternative scenarios regarding a Key Person to the Company prepared and furnished to us by the management of the Company;

vi.	Reviewed existing and historical market prices of the Company’s common stock;

vii.	Performed discounted cash flow analyses based on financial projections prepared and furnished to us by the Company’s management;

viii.	Analyzed public information with respect to certain other companies in lines of business that we believe to be comparable to the Company’s, in whole or in part, which included an examination of current public market prices and resulting valuation statistics;

ix.	Reviewed the financial terms, to the extent publicly available, of certain other transactions involving the acquisition of companies we believe to be comparable to the Company, in whole or in part;

x.	Reviewed the premiums paid, to the extent publicly available, of selected merger and acquisition transactions; and

xi.	Performed other research and analysis and considered such other factors as we deemed appropriate.

June 9, 2019

**CONFIDENTIAL**

In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us. We have further assumed that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that management of the Company is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. Our opinion does not address any legal, regulatory, tax or accounting issues.

In arriving at our opinion, we have assumed that the executed Merger Agreement will be in all material respects identical to the last draft of the Merger Agreement reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that are referred to therein are true and correct, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendment of any term or condition thereof the effect of which would be in any way meaningful to our analysis, and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder the effect of which would be in any way meaningful to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of the Company, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

June 9, 2019

**CONFIDENTIAL**

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the Company’s common stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, Lake Street Capital Markets, LLC has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company and the Merger that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to our engagement letter dated April 18, 2019. This opinion is directed to the Board of Directors of the Company for its use in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to the Company or any stockholder of the Company. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger. We also hereby consent to the inclusion of a description or summary of this opinion in a proxy statement and other proxy soliciting materials to be sent to the stockholders of the Company, and to the reference to our firm name therein. This opinion has been approved for issuance by the Lake Street Capital Markets, LLC Fairness Opinion Committee.

This opinion addresses only the fairness, from a financial point of view, to the holders of the Company’s common stock of the Merger Consideration. Our opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act on any matter relevant to the Merger Agreement. We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Merger or any alternatives to the Merger, the Company’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Other than with respect to the holders of the Company’s common stock, this opinion does not address the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company. We do not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees of the Company, whether or not related to the Merger. In addition, we were not retained to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspect of the Merger, or alternatives available to the Merger.

June 9, 2019

**CONFIDENTIAL**

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company.

Sincerely,

/s/ Lake Street Capital Markets, LLC

Lake Street Capital Markets, LLC

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

THESTREET, INC. 14 WALL STREET, 15TH FLOOR NEW YORK, NY 10005

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

		E54545-S80014	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THESTREET, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
			For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of June 11, 2019 (the “Merger Agreement”), by and among TheStreet, Inc., Maven, Inc. and TST Acquisition Co., Inc.		☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet, Inc.’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.		☐	☐	☐

3.	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting.		☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other matters that may properly come before the special meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the matter instructed herein by the undersigned stockholder(s). If no instruction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com

E54546-S80014

THESTREET, INC.

Special Meeting of Stockholders

[●], 2019

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of TheStreet, Inc. (the “Company”) hereby appoint(s) Eric Lundberg and Jared Verteramo with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote all shares of Common Stock, $0.01 par value, of the Company standing in the name of the undersigned, at the Special Meeting of Stockholders (the “Special Meeting”) to be held on [●], 2019, at [●], Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019, upon such business as may properly come before the Special Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote these shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted “FOR” Proposals 1, 2 and 3 and in accordance with the judgment of the proxyholder upon any other business as may properly come before the Special Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)